UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

SCHEDULE 14A
__________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒       Preliminary Proxy Statement
☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Under Rule 14a-12

Lifeward Ltd.
(Name of the Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in Exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED JANUARY 28, 2026
In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that Lifeward Ltd.
intends to release definitive copies of this Proxy Statement to security holders on or about February 9, 2026.

Lifeward Ltd.
2 Cabot Rd., Hudson, MA 01749, U.S.A.
Tel: +1 508.251.1154

Dear Shareholder,

You are cordially invited to attend an Extraordinary General Meeting of Shareholders (the “Meeting”) of Lifeward Ltd. (“we,” the “Company” or “Lifeward”) to be held at 10:00 a.m. (Eastern Standard Time) on Thursday, March 12, 2026, at the Company’s offices at 2 Cabot Rd., Hudson, MA 01749, U.S.A. We intend to hold the Meeting in person. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. As always, we encourage you to vote your shares prior to the Meeting.

The agenda for the Meeting is set forth in the accompanying Notice of Extraordinary General Meeting of Shareholders and Proxy Statement (the “Proxy Statement”).

For the reasons set forth in the accompanying Proxy Statement, our Board of Directors (the “Board of Directors”) recommends that you vote “FOR” Proposals 1-7 on the agenda for the Meeting.

If Proposal 1 is not approved, the Company will need to obtain alternative financing in order to repay a secured promissory note in the principal amount of $3.0 million, which bears interest at the rate of 15% per annum and matures on May 14, 2026. The Company will also need to raise immediate financing in order to continue its operations after the first quarter of 2026.  The Board of Directors therefore recommends that you vote “FOR” Proposal 1, as well as the other proposals on the agenda for the Meeting.

We look forward to greeting personally those of you who are able to be present at the Meeting. However, whether or not you plan to attend the Meeting, it is important that your shares be represented. Accordingly, you are kindly requested to mark, sign, date and promptly mail the enclosed proxy card at your earliest convenience so that it will be received no later than 10:00 a.m. (Eastern Standard Time) on Wednesday, March 11, 2026, to be validly included in the tally of ordinary shares voted at the Meeting. Detailed proxy voting instructions are provided both in the Proxy Statement and on the proxy card.

If your ordinary shares are held in “street name,” that is, in a brokerage account or by a trustee or nominee, you should complete the voting instruction card that will be sent to you in order to direct your broker, trustee or nominee how to vote your shares. You may also be able to provide such voting instructions via the Internet.

Thank you for your continued cooperation.

Very truly yours,

/s/ Robert J. Marshall Jr.
Robert J. Marshall Jr.
Chairman of the Board of Directors

February [__], 2026

THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE
FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT FEBRUARY [__], 2026.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED JANUARY 28, 2026

In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that Lifeward Ltd.
intends to release definitive copies of this Proxy Statement to security holders on or about February 9, 2026.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Lifeward Ltd.
2 Cabot Rd., Hudson, MA 01749, U.S.A.
Tel: +1 508.251.1154

To the shareholders of Lifeward Ltd.:

Notice is hereby given that an Extraordinary General Meeting of Shareholders (the “Meeting”) of Lifeward Ltd. (“we,” the “Company” or “Lifeward”) will be held at 10:00 a.m. (Eastern Standard Time) on Thursday, March 12, 2026, at the Company’s offices at 2 Cabot Rd., Hudson, MA 01749, U.S.A. We intend to hold the Meeting in person. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

The agenda of the Meeting will be as follows:

1.	To approve the Company’s issuance of ordinary shares of the Company, without par value (“Ordinary Shares”), as described in the accompanying proxy statement (the “Proxy Statement”):

a.	to Oramed Pharmaceuticals Inc. (“Oramed”), as consideration for the acquisition of 100% of the outstanding shares of Oratech Pharma, Inc. (the “Oratech Acquisition”);

b.	to Oramed, upon the exercise of pre-funded warrants to purchase Ordinary Shares and warrants to purchase Ordinary Shares, which will be issued to Oramed in connection with the Oratech Acquisition; and

c.
to Oramed and certain investor, upon the conversion of secured convertible notes and upon the exercise of warrants to purchase Ordinary Shares, which will be issued to Oramed and such investors, pursuant to a securities purchase agreement that was entered into in connection with the Oratech Acquisition.

Shareholder approval is being solicited for the issuance of the Ordinary Shares as described in (a), (b) and (c) above in a private placement transaction (i) at less than the “minimum price” within the meaning of the Nasdaq Listing Rules, (ii) that will result in Oramed’s holding at least 45.00%, and potentially in excess of 49.99%, of the outstanding voting power of the Company and in accordance with Nasdaq Listing Rule 5635, (iii) that may be deemed a “change of control” within the meaning of the Nasdaq Listing Rules, and (iv) that is exempt from the “special tender offer” rules under the Israel Companies Law, 5759-1999 (the “Israel Companies Law”).

2.
To approve the election of the two directors named in the Proxy Statement, contingent upon and effective as of the closing of the Oratech Acquisition, each as an “external director” (an “External Director”) within the meaning of the Israel Companies Law, to serve for a three-year term effective as of the closing of the Oratech Acquisition.

3.	To approve the compensation of the External Directors who may serve from time to time.

4.	To approve an increase in the number of shares available for grant under the Company’s 2025 Incentive Compensation Plan.

5.	To approve an equity grant to Mr. Mark Grant, the Company’s President and Chief Executive Officer.

6.
To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026, and until the Company’s 2027 annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.

7.	To act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.

The proposals above are described more fully in the accompanying Proxy Statement, which we urge you to read in its entirety.

For the reasons set forth in the accompanying Proxy Statement, our Board of Directors (the “Board of Directors”) recommends that you vote “FOR” Proposals 1-7 on the agenda for the Meeting.

The affirmative vote of a simple majority of the votes cast by shareholders in person or by proxy at the Meeting on the proposal (an “Ordinary Majority”) is necessary for the approval of each of the Proposals. Furthermore:

•
Under Israeli law, each of Proposal 2 and 3 requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution (other than a personal interest that does not result from a relationship with a controlling shareholder), be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company.

•
Under Israeli law, Proposal 5 requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company. More detailed information regarding this approval requirement appears below under “Questions and Answers About the Meeting – About the Voting Procedures at the Meeting.”

Only shareholders of record at the close of business on the record date of January 20, 2026 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. You are cordially invited to attend the Meeting in person.

If you are unable to attend the Meeting in person you are requested to complete, date and sign the enclosed proxy card and return it promptly in the pre-addressed envelope provided so that it is received by us at least 24 hours before the Meeting or vote by telephone or over the Internet if your voting instruction form describes such voting methods. Your proxy may be revoked at any time before it is voted if you return a later-dated proxy card or if you vote your shares in person at the Meeting if you are the record holder of the shares and can provide a copy of a certificate(s) evidencing your shares. If your shares are held in “street name,” meaning in the name of a bank, broker or other record holder, you must either direct the record holder of your shares on how to vote your shares or obtain a legal proxy from the record holder to vote the shares at the Meeting on behalf of the record holder as well as a statement from such record holder that it did not vote such shares on your behalf.

Further, if you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares without your instructions only on routine matters, which at our upcoming meeting will be Proposal 6, even if the broker does not receive voting instructions from you. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

Joint holders of shares should note that, pursuant to our Amended and Restated Articles of Association, the vote of the senior of joint holders of any share who votes such share, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other registered holder(s) of such share, with seniority determined by the order in which the names of the joint holders appear in our Register of Shareholders. For the appointment of a proxy to vote shares held by joint holders to be valid, the signature of the senior of the joint holders must appear on the proxy card.

By Order of the Board of Directors,

Robert J. Marshall Jr.
Chairman of the Board of Directors

February [__], 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 12, 2026

You are urged to mark, date, sign and promptly return the proxy card in the envelope provided to you so that, if you are unable to attend the Meeting, your shares can be voted. The Notice and Proxy Statement are available at http://ir.golifeward.com.

- ii -

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
EXECUTIVE COMPENSATION	30
DIRECTOR COMPENSATION	39
INTERESTS OF THE DIRECTORS AND OFFICERS OF LIFEWARD IN THE ACQUISITION	41
PROPOSAL 1 – APPROVAL OF THE COMPANY’S ISSUANCE OF APPROXIMATELY 131,297,754 ORDINARY SHARES, AS DESCRIBED IN THIS PROXY STATEMENT TO ORAMED, BASED ON THE NUMBER OF OUTSTANDING ORDINARY SHARES OF THE COMPANY AS OF JANUARY 20, 2026, THE LATEST PRACTICABLE DATE PRIOR TO THE DATE OF THIS PROXY STATEMENT, AS CONSIDERATION FOR THE ORATECH ACQUISITION; TO ORAMED, UPON THE EXERCISE OF PRE-FUNDED WARRANTS TO PURCHASE ORDINARY SHARES AND WARRANTS TO PURCHASE ORDINARY SHARES, WHICH WILL BE ISSUED TO ORAMED IN CONNECTION WITH THE ORATECH ACQUISITION; AND TO ORAMED AND CERTAIN INVESTORS, UPON THE CONVERSION OF SECURED CONVERTIBLE NOTES AND UPON THE EXERCISE OF WARRANTS TO PURCHASE ORDINARY SHARES, WHICH WILL BE ISSUED TO ORAMED AND SUCH INVESTORS, WHICH WILL BE ISSUED PURSUANT TO A SECURITIES PURCHASE AGREEMENT THAT WAS ENTERED INTO IN CONNECTION WITH THE ORATECH ACQUISITION
43
PROPOSAL 2 – APPROVAL OF THE ELECTION OF THE TWO DIRECTORS NAMED IN THE PROXY STATEMENT, CONTINGENT UPON AND EFFECTIVE AS OF THE CLOSING OF THE ORATECH ACQUISITION, EACH AS AN “EXTERNAL DIRECTOR” WITHIN THE MEANING OF THE ISRAEL COMPANIES LAW, TO SERVE FOR A THREE-YEAR TERM EFFECTIVE AS OF THE CLOSING OF THE ORATECH ACQUISITION	47
PROPOSAL 3 – APPROVAL OF THE COMPENSATION OF THE EXTERNAL DIRECTORS WHO MAY SERVE FROM TIME TO TIME	50
PROPOSAL 4 – APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE COMPANY’S 2025 INCENTIVE COMPENSATION PLAN	51
PROPOSAL 5 – APPROVAL OF AN EQUITY GRANT TO MR. MARK GRANT, THE COMPANY’S PRESIDENT AND CHIEF EXECUTIVE OFFICER	59
PROPOSAL 6 – REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	61
DESCRIPTION OF SECURITIES	63
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR FISCAL QUARTER ENDED SEPTEMBER 30, 2025	69
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	81
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	81
OTHER BUSINESS	85
ANNUAL REPORT	85
NO APPRAISAL RIGHTS	85
ADDITIONAL INFORMATION	86
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	F-1
INDEX TO FINANCIAL STATEMENTS	F-1
APPENDIX A — AUDITED FINANCIALS	F-1
APPENDIX B — UNAUDITED FINANCIALS	F-1

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED JANUARY 28, 2026

In accordance with Rule 14a-6(d) under Regulation 14A, please be advised that Lifeward Ltd.
intends to release definitive copies of this Proxy Statement to security holders on or about February 9, 2026.

Lifeward Ltd.
2 Cabot Rd., Hudson, MA 01749, U.S.A.
Tel: +1 508.251.1154

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) is being furnished to the holders of ordinary shares of Lifeward Ltd. (“we,” the “Company,” or “Lifeward”) in connection with the solicitation of proxies by our Board of Directors (the “Board” or the “Board of Directors”) for use at an Extraordinary General Meeting of Shareholders (the “Meeting”) to be held at the Company’s offices at 2 Cabot Rd., Hudson, MA 01749, U.S.A. at 10:00 a.m. (Eastern Standard Time) on Thursday, March  12, 2026, at and at any adjournment or postponement thereof, pursuant to the accompanying Notice of Extraordinary General Meeting of Shareholders. We are first making available this Proxy Statement and accompanying materials to shareholders on or about February [__], 2026.

The agenda of the Meeting will be as follows:

1.	To approve the Company’s issuance of ordinary shares of the Company, without par value (“Ordinary Shares”), as described in this Proxy Statement:

a.	to Oramed Pharmaceuticals Inc. (“Oramed”), as consideration for the acquisition of 100% of the outstanding shares of Oratech Pharma, Inc. (the “Oratech Acquisition”);

b.	to Oramed, upon the exercise of pre-funded warrants to purchase Ordinary Shares and warrants to purchase Ordinary Shares, which will be issued to Oramed in connection with the Oratech Acquisition; and

c.
to Oramed and certain investors, upon the conversion of secured convertible notes and upon the exercise of warrants to purchase Ordinary Shares, which will be issued to Oramed and such investors, which will be issued pursuant to a securities purchase agreement that was entered into in connection with the Oratech Acquisition.

Shareholder approval is being solicited for the issuance of the Ordinary Shares as described in (a), (b) and (c) above in a private placement transaction (i) at less than the “minimum price” within the meaning of the Nasdaq Listing Rules, (ii) that will result in Oramed’s holding at least 45.00%, and potentially in excess of 49.99%, of the outstanding voting power of the Company and in accordance with Nasdaq Listing Rule 5635, (iii) that may be deemed a “change of control” within the meaning of the Nasdaq Listing Rules, and (iv) that is exempt from the “special tender offer” rules under the Israel Companies Law, 5759-1999 (the “Israel Companies Law”).

2.
To approve the election of the two directors named in the Proxy Statement, contingent upon and effective as of the closing of the Oratech Acquisition, each as an “external director” (an “External Director”) within the meaning of the Israel Companies Law, to serve for a three-year term effective as of the closing of the Oratech Acquisition.

3.	To approve the compensation of the External Directors who may serve from time to time.

4.	To approve an increase in the number of shares available for grant under the Company’s 2025 Incentive Compensation Plan.

5.	To approve an equity grant to Mr. Mark Grant, the Company’s President and Chief Executive Officer.

6.
To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026, and until the Company’s 2027 annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.

7.	To act upon any other matters that may properly come before the Meeting or any adjournment or postponement thereof.

Currently, we are not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies will retain discretion to vote in accordance with their judgment on such matters.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING OF
SHAREHOLDERS

GENERAL

Q:	When and where is the Extraordinary General Meeting of Shareholders being held?

A:
The Extraordinary General Meeting of Shareholders (the “Meeting”) will be held on Thursday, March 12, 2026, at 10:00 a.m. (Eastern Standard Time) at the offices of Lifeward Ltd. (“we,” the “Company,” or “Lifeward”) at 2 Cabot Rd., Hudson, MA 01749, U.S.A. As always, we encourage you to vote your shares prior to the Meeting. We intend to hold the Meeting in person. In the event it is not possible or advisable to hold the Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Q:	Who can attend the Meeting?

A:
Any shareholder of the Company as of the record date of January 20, 2026  (the “Record Date”) may attend. Please note that space limitations make it necessary to limit attendance to shareholders. Admission will be on a first-come, first-served basis. Current proof of ownership of the Company’s shares as of the Record Date, as well as a form of personal photo identification, must be presented in order to be admitted to the Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a current brokerage statement or other form of proof reflecting ownership as of the Record Date with you to the Meeting. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Meeting.

Q:	Who is entitled to vote?

A:
Only holders of ordinary shares of the Company, without par value (“Ordinary Shares”) at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Each shareholder is entitled to one vote for each ordinary share owned as of the Record Date. Ordinary shares held in our treasury, which are not considered outstanding, will not be voted. On the Record Date, there were 18,293,776 Ordinary Shares outstanding entitled to vote and there were no outstanding shares of any other class.  If we effect a reverse stock split after the Record Date, you will still be entitled to vote the ordinary shares you held on the Record Date at the Meeting.

NOTE: On January 6, 2026, we held an Extraordinary General Meeting of Shareholders, at which shareholders authorized the Board of Directors to determine whether to effect a reverse share split of our outstanding Ordinary Shares and if so, to set a ratio within a range of 1-for-2 to 1-for-12, to be effective on a date to be determined by the Board of Directors, and to approve conforming amendments to our Seventh Amended and Restated Articles of Association to reflect any such reverse share split. As of the date of this Preliminary Proxy Statement, the Board has not yet made any such determination. If, between the date of this Preliminary Proxy Statement and the Proxy Statement, the Board determines to effect a reverse share split, all share information in the Proxy Statement will be adjusted to reflect such reverse share split.

Joint holders of shares should note that, pursuant to our Amended and Restated Articles of Association (the “Articles of Association”), the vote of the senior of joint holders of any share who votes such share, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other registered holder(s) of such share, with seniority determined by the order in which the names of the joint holders appear in our Register of Shareholders. For the appointment of a proxy to vote shares held by joint holders to be valid, the signature of the senior of the joint holders must appear on the proxy card.

HOW TO VOTE YOUR SHARES

Q:	How do I vote?

A:
You may vote in person. Ballots will be passed out at the Meeting to anyone who wants to vote at the Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. If you are a shareholder of record, meaning that your shares are held directly in your name, you may vote in person at the Meeting. However, if your shares are held in “street name” (that is, though a bank, broker or other nominee), you must first obtain a signed proxy from the record holder (that is, your bank, broker or other nominee) before you vote at the Meeting.

“Street name” holders may also vote by phone or through an Internet website. If you hold your shares in “street name” (e.g., through a broker, bank or other nominee), then you should have received this proxy statement (“Proxy Statement”) from the bank, broker or other nominee, along with its proxy card with voting instructions (including voting by phone or through an Internet website) and instructions on how to change your vote. Thus, if you are a “street name” holder, your votes will be processed based on your instructions to your bank, broker or other nominee on how to vote the Ordinary Shares. Because you are not a shareholder of record, you may not vote those shares directly at the Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares directly, giving you the right to vote the shares at the Meeting.

You may vote by mail. Both shareholders of record and “street name” holders can do this by completing the proxy card (for shareholders of record) or voting instruction card (for “street name” holders) and returning it in the enclosed, prepaid and addressed envelope. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors (the “Board” or the “Board of Directors”).

Q:	What is the difference between holding shares as a shareholder of record and holding shares in “street name”? Will my shares be voted if I do not provide my proxy?

A:
Many Lifeward shareholders hold their shares in “street name,” meaning through a bank, broker or other nominee rather than directly in their own name. As explained in this Proxy Statement, there are some distinctions between shares held of record and shares owned in “street name.”

Shareholders of Record

If your shares are registered directly in your name with our transfer agent Equiniti Trust Company, LLC of New York, New York, you are considered, with respect to those shares, the shareholder of record. In such case, these proxy materials are being sent directly to you. If you are a shareholder of record, you have the right to grant your voting proxy directly to Lifeward or to vote in person at the Meeting. If you hold your shares directly in your own name and do not provide a proxy, your shares will not be voted.

“Street Name” Holders (Beneficial Owners)

If your shares are held through a bank, broker or other nominee, they are considered to be held in “street name” and you are the beneficial owner. If your shares are held in street name, these proxy materials are being forwarded to you by your bank, broker or other nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct the bank, broker or other nominee on how to vote your shares for the Meeting. You also may attend the Meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the Meeting, unless you first obtain a signed proxy from the record holder (your bank, broker or other nominee) giving you the right to vote the shares. Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing the bank, broker or other nominee regarding how to vote your shares.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares without your instructions only on routine matters, which at our upcoming meeting will be Proposal 6, even if the broker does not receive voting instructions from you. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters. Thus, while your broker may vote on Proposal 6 without instructions from you, your broker may not vote on Proposals 1-5 unless you provide instructions. In the event of a broker non-vote, the shares held by you will be included in determining the presence of a quorum at the Meeting but are not considered “present” for purposes of voting on the proposals. It is important for a shareholder that holds ordinary shares through a bank, broker or other nominee to instruct its bank, broker or other nominee regarding how to vote its shares if the shareholder wants its shares to count towards the vote tally for a given proposal.

Q:	Does Lifeward recommend I vote in advance of the Meeting?

A:	Yes. Even if you plan to attend the Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the Meeting.

Q:	If I vote by proxy, can I change my vote or revoke my proxy?

A:	Yes. You may change your proxy instructions at any time prior to the vote at the Meeting. If you are a shareholder of record, you may do this by:

•	filing a written notice of revocation with our Chief Financial Officer, delivered to our address above;

•	delivering a timely later-dated proxy card or voting instruction form; or

•	attending the Meeting and voting (attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically so request).

If you hold shares through a bank, broker or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting via “legal proxy” at the Meeting.

Q:	How are my votes cast when I submit a proxy vote?

A:
When you submit a proxy vote, you appoint Robert J. Marshall Jr. and Mark Grant, or either of them, as your representative(s) at the Meeting. Your shares will be voted at the Meeting as you have instructed.

Upon the receipt of a properly submitted proxy card, which is received by 10:00 a.m. (Eastern Standard Time), on Wednesday, March  11, 2026, which is 24 hours prior to the Meeting, and not revoked prior to the Meeting, or which is presented to the chairperson at the Meeting, the persons named as proxies will vote the Ordinary Shares represented thereby at the Meeting in accordance with your instructions, or if no instructions are received, the persons named as proxies will vote in accordance with the Board’s recommendations as indicated in the instructions outlined on the proxy card.

Q:	What does it mean if I receive more than one proxy card from the Company?

A:	It means that you have multiple accounts at the transfer agent or with brokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

ABOUT THE VOTING PROCEDURES AT THE MEETING

Q:	What constitutes a quorum?

A:
In order for us to conduct business at the Meeting, two or more shareholders must be present, in person or by proxy, representing at least 33-1/3% of the Ordinary Shares outstanding as of the Record Date. This is referred to as a quorum.

Ordinary Shares represented in person or by proxy (including broker non-votes, if applicable, and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. As discussed further above, a “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner attends the Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be counted as present in determining if a quorum is present.

Q:	What happens if a quorum is not present?

A:
If a quorum is not present, the Meeting will be adjourned to the same day at the same time the following week, or to such day and at such time and place as the Chairman of the Meeting may determine with the consent of the holders of a majority of the shares present in person or by proxy and voting on the question of adjournment.

Q:	How will votes be counted?

A:	Each outstanding Ordinary Share is entitled to one vote for each proposed resolution to be voted on at the Meeting. Our Articles of Association do not provide for cumulative voting.

Q:	What are the requirements for approval of each of the proposals and how will votes (and discretionary voting) be handled?

A:
The following chart details the votes required for each of the proposals, the treatment of abstentions and broker non-votes for each of the proposals, and whether each of the proposals permits discretionary voting.

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1:  Approval of the Company’s issuance of Ordinary Shares, as described in this Proxy Statement:

a.  to Oramed Pharmaceuticals Inc. (“Oramed”), as consideration for the Oratech Pharma, Inc. Acquisition (the “Oratech Acquisition”);

b.  to Oramed, upon the exercise of pre-funded warrants to purchase Ordinary Shares and warrants to purchase Ordinary Shares, which will be issued to Oramed in connection with the Oratech Acquisition; and

c.  to Oramed and certain investors, upon the conversion of secured convertible notes and upon the exercise of warrants to purchase Ordinary Shares, which will be issued to Oramed and such investors, which will be issued pursuant to a securities purchase agreement that was entered into in connection with the Oratech Acquisition.
	Affirmative vote of a simple majority of the votes cast by shareholders in person or by proxy at the Meeting on the proposal (an “Ordinary Majority”).	Abstentions and broker non-votes will have no effect on the outcome of the vote.	No
Proposal 2: Approval of the election of the two additional directors named in the Proxy Statement, contingent upon and effective as of the closing of the Oratech Acquisition, each as an “external director” (an “External Director”), to serve for a three-year term effective as of the closing of the Oratech Acquisition.

Affirmative vote of an Ordinary Majority. Proposal 2 also requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution (other than a personal interest that does not result from a relationship with a controlling shareholder), be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company.
		Abstentions and broker non-votes will have no effect on the outcome of the vote.	No

Proposal 3: Approval of the compensation of the External Directors who may serve from time to time.
Affirmative vote of an Ordinary Majority. Proposal 3 also requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution (other than a personal interest that does not result from a relationship with a controlling shareholder), be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company.
		Abstentions and broker non-votes will have no effect on the outcome of the vote.	No
Proposal 4: Approval of an increase in the number of shares available for grant under the Company’s 2025 Incentive Compensation Plan.	Affirmative vote of an Ordinary Majority.	Abstentions and broker non-votes will have no effect on the outcome of the vote.	No
Proposal 5: Approval of an equity grant to Mr. Mark Grant, the Company’s President and Chief Executive Officer.
Affirmative vote of an Ordinary Majority. Proposal 5 also requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of controlling shareholders and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the proposed resolution, or (2) the total number of shares of non-controlling shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company.
		Abstentions and broker non-votes will have no effect on the outcome of the vote.	No
Proposal 6: Reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026.	Affirmative vote of an Ordinary Majority.	Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.	Yes.

Special Majority

Under Israeli law, each of Proposal 2 and 3 requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of Controlling Shareholders and of shareholders who have a personal interest in the approval of the resolution (other than a personal interest that does not result from a relationship with a Controlling Shareholder), be voted “FOR” the proposed resolution, or (2) the total number of shares of non-Controlling Shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company. In addition, under Israeli law, Proposal 5 requires, in addition to the affirmative vote of an Ordinary Majority, that either: (1) a majority of the voting power represented at the Meeting in person or by proxy and voting thereon, excluding the shares of Controlling Shareholders and of shareholders who have a personal interest in the approval of the resolution, be voted “FOR” the proposed resolution, or (2) the total number of shares of non-Controlling Shareholders and of shareholders who do not have a personal interest in the resolution voted against approval of the proposal does not exceed two percent of the outstanding voting power in the Company. We refer to this threshold in this Proxy Statement as a “Special Majority”.

The term “Controlling Shareholder” means a shareholder having the ability to direct the activities of a company, other than by virtue of being an office holder. A shareholder is presumed to be a Controlling Shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. To the knowledge of the Company, as of the date of this Proxy Statement, there is no shareholder who is a Controlling Shareholder.

Under the Israel Companies Law 5759-1999 (the “Israel Companies Law”), a “personal interest” of a shareholder (i) includes a personal interest of the shareholder and any member of the shareholder’s family, family members of the shareholder’s spouse, or a spouse of any of the foregoing, or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or chief executive officer, owns at least 5% of the shares or has the right to appoint a director or chief executive officer, and (ii) excludes an interest arising solely from the ownership of our Ordinary Shares. Under the Israel Companies Law, in the case of a person voting by proxy for another person, “personal interest” includes a personal interest of either the proxy holder or the shareholder granting the proxy, whether or not the proxy holder has discretion how to vote. If you do not have a personal interest in this matter, you may assume that using the form of proxy enclosed herewith will not create a personal interest.

Under the Israel Companies Law, every voting shareholder is required to notify the Company whether such shareholder is a Controlling Shareholder or has a Personal Interest. To avoid confusion, every shareholder voting by means of the enclosed proxy card or voting instruction form, or via telephone or internet voting, will be deemed to confirm to the Company that such shareholder is NOT a Controlling Shareholder and does not have a Personal Interest. If you believe you are a Controlling Shareholder or have a Personal Interest (in which case your vote will count only for or against the Ordinary Majority, and not for or against the Special Majority, required for approval of Proposal 2, Proposal 3 and Proposal 5), please notify the Company’s Chief Financial Officer by telephone at phone number +774-388-7459 or by email at almog.adar@golifeward.com. If your shares are held in “street name” by your broker, bank or other nominee and you are a Controlling Shareholder or have a Personal Interest, you should notify your broker, bank or other nominee of that status, and they in turn should notify the Company as described in the preceding sentence.

Q:	How will my shares be voted if I do not provide instructions on the proxy card?

A:
If you are the record holder of your shares and return a properly executed proxy card to us at least 24 hours before the Meeting, but do not specify on your proxy card how you want to vote your shares, your shares will be voted as to each of the proposals in accordance with the recommendation of the Board, as follows:

1. “FOR” the approval of the Company’s issuance of Ordinary Shares, as described in this Proxy Statement:

a.	to Oramed, as consideration for the Oratech Acquisition;

b.	to Oramed, upon the exercise of pre-funded warrants to purchase Ordinary Shares and warrants to purchase Ordinary Shares, which will be issued to Oramed in connection with the Oratech Acquisition; and

c.
to Oramed and certain investors, upon the conversion of secured convertible notes and upon the exercise of warrants to purchase Ordinary Shares, which will be issued to Oramed and such investors, which will be issued pursuant to a securities purchase agreement that was entered into in connection with the Oratech Acquisition.

Shareholder approval is being solicited for the issuance of the Ordinary Shares as described in (a), (b) and (c) above in a private placement (i) at less than the “minimum price” within the meaning of the Nasdaq Listing Rules, (ii) that will result in Oramed’s holding at least 45.00%, and potentially in excess of 49.99%, of the outstanding voting power of the Company and in accordance with Nasdaq Listing Rule 5635, (iii) that may be deemed a “change of control” within the meaning of the Nasdaq Listing Rules, and (iv) that is exempt from the “special tender offer” rules under the Israel Companies Law.

2. “FOR” the approval of the election of the two directors named in the Proxy Statement, contingent upon and effective as of the closing of the Oratech Acquisition, each as an External Director, to serve for a three-year term effective as of the closing of the Oratech Acquisition.

3. “FOR” the approval of the compensation of the External Directors who may serve from time to time.

4. “FOR” the approval of an increase in the number of shares available for grant under the Company’s 2025 Incentive Compensation Plan.

5. “FOR” the approval of an equity grant to Mr. Mark Grant, the Company’s President and Chief Executive Officer.

6. “FOR” the approval of the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as Lifeward’s independent registered public accounting firm for the year ending December 31, 2026, and until the next annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.

The named proxies will act in accordance with their best judgment on any other matters properly brought before the annual meeting and any postponement(s) or adjournment(s) thereof to the extent permitted under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended.

HOW TO FIND VOTING RESULTS

Q:	Where do I find the voting results of the Meeting?

A:
We plan to announce preliminary voting results at the Meeting. The final voting results will be reported following the Meeting on the “Investors” portion on our website at www.golifeward.com and in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

SOLICITATION OF PROXIES

Q:	Who will bear the costs of solicitation of proxies for the Meeting?

A:
Lifeward will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and employees of Lifeward may solicit proxies from shareholders by telephone, in person or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Ordinary Shares held of record by them, and such custodians will be reimbursed by Lifeward for their reasonable out-of-pocket expenses.

HOW TO FIND MORE INFORMATION

Q:	Who can I contact for more information or questions about the Meeting or the proposals on the agenda for the Meeting?

A:
For more information or questions about the Meeting or any of the proposals on the agenda for the Meeting, please contact the Company’s Chief Financial Officer by telephone at phone number +774-388-7459 or by email at almog.adar@golifeward.com.

POSITION STATEMENTS

Q:	Can a shareholder express an opinion on a proposal prior to the Meeting?

A:
In accordance with the Israel Companies Law and regulations promulgated thereunder, any Lifeward shareholder may submit a position statement on its behalf, expressing its position on an agenda item for the Meeting, to Lifeward Ltd., 2 Cabot Rd., Hudson, MA 01749, U.S.A, Attention: Chief Financial Officer, or by email to almog.adar@golifeward.com, no later than March 2, 2026. Position statements must be in English and otherwise must comply with applicable law. We will make publicly available any valid position statement that we receive.

DATE THESE PROXY MATERIALS ARE FIRST BEING MAILED

We are first mailing this Proxy Statement and accompanying materials to shareholders on or about February [__], 2026. This Proxy Statement is also available at http://ir.golifeward.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Proxy Statement and is not incorporated by reference herein.

SUMMARY

This summary highlights selected information contained in this Proxy Statement, including with respect to the Oratech Acquisition and Private Placement including the related issuance of Ordinary Shares, Transaction Warrants and Pre-Funded Warrants and payment of the Revenue Sharing Payment (collectively, the “Contemplated Transactions”). This summary may not contain all of the information that is important to you. To understand the Oratech Acquisition and Private Placement more fully and for a more complete description of the legal terms of the Oratech Acquisition and Private Placement, you should read carefully this entire Proxy Statement, the appendices, including the Share Purchase Agreement and Securities Purchase Agreement, and the documents we incorporate by reference into this Proxy Statement. You may obtain the documents and information incorporated by reference into this Proxy Statement without charge by following the instructions under “Additional Information” beginning on page 89 of this Proxy Statement.

Parties to the Contemplated Transactions

Lifeward Ltd.

Lifeward is a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Lifeward’s initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (collectively, the “SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use Lifeward’s patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community.

Our securities are currently traded on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “LFWD.” The mailing address of our principal executive office is 2 Cabot Rd., Hudson, MA 01749 and our telephone number is (508) 251-1154. For additional information about Lifeward, please see our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and such reports that are subsequently filed with the SEC.

Oramed Pharmaceuticals Inc.

Oramed is a clinical-stage pharmaceutical company developing innovative oral drug delivery platforms. Its common stock is listed on the Nasdaq Capital Market and on the Tel Aviv Stock Exchange under the symbol “ORMP.”

The mailing address of Oramed’s principal executive office is 1185 Avenue of the Americas, 3rd Floor
New York, NY 10036 and its telephone number is (844) 967-2633.

Oratech Pharma, Inc.

Oratech Pharma, Inc. (“Oratech”) is a privately held pharmaceutical company and wholly owned subsidiary of Oramed. Oratech was formed in 2025 to advance certain pharmaceutical assets and technologies contributed by Oramed in connection with the Oratech Acquisition. Oratech has never had revenues, and has never incurred expenses.

The mailing address of Oratech’s principal executive office is 1185 Avenue of the Americas, 3rd Floor
New York, NY 10036 and its telephone number is (844) 967-2633.

Share Purchase Agreement with Oramed

On January 12, 2026, the Company entered into a share purchase agreement (the “Share Purchase Agreement”) with Oramed and Oratech pursuant to which the Company agreed to acquire all of the outstanding equity interests in Oratech, a wholly owned subsidiary of Oramed.

Consideration

Pursuant to the Share Purchase Agreement, and subject to the receipt of shareholder approval, among other customary closing conditions, upon closing of the Oratech Acquisition (the “Closing”), the Company shall issue to Oramed a number of Ordinary Shares and pre-funded warrants (the “Pre-Funded Warrants”) equal to 49.99% of the Company’s fully diluted equity capitalization, subject to certain adjustments, as of Closing. The number of Ordinary Shares to be issued to Oramed at the Closing pursuant to the preceding sentence will not exceed 45.00% of the Company’s outstanding Ordinary Shares as of immediately after the Closing. The Pre-Funded Warrants may not be exercised and Ordinary Shares not be issued under the Pre-Funded Warrants if, after giving effect to the conversion or issuance, Oramed together with its affiliates and certain other investors would beneficially own in excess of 49.99% of the outstanding Ordinary Shares, subject to increase (with such increase not effective until the 61st day after delivery of the applicable notice) or decrease by notice from Oramed for so long as any of the Company’s outstanding warrants that are outstanding as of the date of issuance remain outstanding; such increase or decrease is further subject to the consent of the Company which shall not be unreasonably withheld, conditioned or delayed.

A number of Pre-Funded Warrants representing approximately 5% of the aggregate number of Ordinary Shares and Pre-Funded Warrants to be issued to Oramed as described in the preceding paragraph shall be held back at the Closing as recourse to satisfy certain indemnification obligations of Oramed under the Share Purchase Agreement and, subject to any forfeiture of Pre-Funded Warrants as a result of indemnification claims made prior to the 12-month anniversary of the Closing, will be issued pursuant to the terms of the Share Purchase Agreement following the 12-month anniversary of the Closing.

In addition to the issuance of Ordinary Shares and Pre-Funded Warrants to Oramed at the Closing, the Company shall issue to Oramed a number of warrants to purchase Ordinary Shares equal to the quotient obtained by dividing Oratech’s net cash as of the Closing by an exercise price equal to $0.45  per share, subject to certain adjustments (the “Transaction Warrants”).  As additional consideration for the Oratech Acquisition, the Company has also agreed to pay to Oramed certain quarterly revenue sharing payments (the “Revenue Sharing Payments”) based on sales of the Company’s ReWalk Personal Exoskeleton products and related extended warranties (the “ReWalk Products”). The Revenue Sharing Payments shall be equal to 4% of the Net Revenue (as defined in the Share Purchase Agreement) of the ReWalk Products until the earliest to occur of (i) the date that is 10 years after the Closing, (ii) the date on which Oramed has received an aggregate amount of Revenue Sharing Payments equal to the Maximum Amount (as defined in the Share Purchase Agreement) or (iii) the first date on which the Company’s market capitalization equals or exceeds $200 million.

Representations and Warranties; Covenants

Each of the Company and Oramed has agreed to customary representations, warranties, indemnities and covenants in the Share Purchase Agreement, including, among others, covenants relating to (a) obtaining the requisite approval of the Company’s shareholders, (b) non-solicitation of alternative acquisition proposals, (c) the conduct of their respective businesses during the period between the date of signing the Share Purchase Agreement and the Closing, (d) certain regulatory approvals and filings and (e) the Company causing the Ordinary Shares to be issued in connection with the Share Purchase Agreement to be approved for listing on Nasdaq prior to the Closing. The Company has agreed to use commercially reasonable efforts to cause a registration statement on Form S-3, or if not available, on Form S-1 to register the Ordinary Shares to be issued in connection with the Share Purchase Agreement (the “Registration Statement”) to be declared effective by the SEC within 75 days following the Closing (or within 105 days of the Closing if the SEC notifies the Company that the SEC shall “review” the Registration Statement).

The Share Purchase Agreement is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2026 to provide investors and securityholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Oramed or Oratech or to modify or supplement any factual disclosures about Oramed in Oramed’s public reports filed with the SEC. The Share Purchase Agreement includes typical representations, warranties and covenants of the Company, Oramed and Oratech made solely for the purpose of the Share Purchase Agreement and solely for the benefit of the parties thereto in connection with the negotiated terms of the Share Purchase Agreement. Investors should not rely on the representations, warranties and covenants in the Share Purchase Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Oramed or Oratech or any of their respective affiliates. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be modified in important part by the underlying disclosure schedules which are not filed publicly, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Share Purchase Agreement, rather than establishing matters of fact.

Lock-up Agreement

Concurrently with the execution of the Share Purchase Agreement, the Company’s officers and directors and Oramed executed a lock-up agreement whereby any Ordinary Shares issued pursuant to and in connection with  the Share Purchase Agreement will be locked up for 120 days post-closing and neither Oramed nor the Company’s officers and directors will not sell or transfer any securities of the Company to be issued or currently owned, subject to standard carveouts, for a period of 120 days post-closing.

Clinical Trial Management Agreement

In connection with the Share Purchase Agreement, Oramed and Oratech have agreed to enter into a clinical trial management agreement (the “Clinical Trial Management Agreement”) which sets forth the terms under which Oratech will conduct a clinical research protocol to study an oral insulin capsule, including providing clinical trial management and administrative services through study completion (the “Services”). In consideration for the Services, Oratech will reimburse Oramed for all reasonable out-of-pocket expenses actually incurred by Oramed in providing the Services and payments made on behalf of Oratech to third parties and vendors, such as clinical sites, if applicable, subject to certain limitations and maximum payments as set forth in the Clinical Trial Management Agreement. The Clinical Trial Management Agreement will terminate upon completion of the Study unless earlier terminated in accordance with the terms set forth therein.

Securities Purchase Agreement

In addition to the Share Purchase Agreement, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Oramed and certain investors and Oramed, as collateral agent, pursuant to which the Company agreed to issue to Oramed and the certain investors senior secured convertible notes convertible into Ordinary Shares and accompanying warrants to purchase Ordinary Shares. Pursuant to the Securities Purchase Agreement, subject to shareholder approval and the satisfaction of other closing conditions, the Company agreed to issue to these investors (i) (A)  $10,000,000.00 aggregate principal amount senior secured convertible notes (the “Initial Notes”), convertible into Ordinary Shares, and (B) accompanying warrants to purchase Ordinary Shares (the “Initial Warrants”); and (ii) (A)  $10,000,000.00 aggregate principal amount senior secured convertible notes (the “Second Notes,” and together with the Initial Notes, the “Notes” and each a “Note”), convertible into Ordinary Shares, and (B) accompanying warrants to purchase Ordinary Shares (the “Second Warrants,” and together with the Initial Warrants, the “Common Warrants” and the Common Warrants together with the Transaction Warrants, the “Warrants”).  The funding of the Second Notes is also subject to customary closing conditions and  either (i) the Company achieving, as of the most recently completed fiscal quarter end for which the Company has publicly filed or furnished financial statements, at least a one hundred fifty percent (150%) increase in ReWalk Unit Sales (as defined in the Securities Purchase Agreement), measured in U.S. dollars, relative to the trailing twelve‑month period immediately preceding the Additional Closing Date (as defined in the Securities Purchase Agreement), or (ii) the closing price of the Company’s Ordinary Shares on the Trading Market (as defined in the Securities Purchase Agreement) equals or exceeds $1.15 per share (which amount may be adjusted for certain capital events, such as stock splits following the date of the Purchase Agreement) on each Trading Day (as defined in the Securities Purchase Agreement) during the ten (10) consecutive Trading Days immediately prior to the Additional Closing Date.

Each Note matures on the three (3) year anniversary from the date of issuance (the “Term”). The principal amount of each Note outstanding plus all accrued and unpaid interest is convertible, at the option of the holder at any time, in whole or in part, into such number of Ordinary Shares (the “Conversion Shares”) at an initial conversion price equal to $0.45 per share, subject to certain adjustments (the “Conversion Price”). The Conversion Price is subject to standard adjustments in the event of stock dividends, stock splits, combinations or similar events.

The Notes will accrue interest at the rate of 8.0% per annum, which shall automatically be increased to 15.0% per annum in the event of an event of default. Any interest payable on the Notes shall be payable semi‑annually in arrears on June 30 and December 31 of each year, commencing on December 31, 2026, which may be paid in cash, or at the Company’s sole election, may be added to the outstanding principal balance of the applicable Note.

The Notes may not be converted and Ordinary Shares may not be issued under the Notes if, after giving effect to the conversion or issuance, Oramed together with its affiliates and certain other investors would beneficially own in excess of 49.99% of the outstanding Ordinary Shares, subject to increase (with such increase not effective until the 61st day after delivery of the applicable notice) or decrease by notice from Oramed for so long as any of the Company’s outstanding warrants that are outstanding as of the date of issuance remain outstanding; such increase or decrease is further subject to the consent of the Company which shall not be unreasonably withheld, conditioned or delayed.

The Notes contain customary events of default. If an event of default occurs, the outstanding principal amount of the Notes plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder of the Note’s election, immediately due and payable in cash.

The Common Warrants will be exercisable for up to an aggregate of 100% of the Ordinary Shares (the “Warrant Shares”) that each Note is convertible into as of the issuance date, at an initial exercise price of $0.45 per share, subject to certain adjustments (the “Exercise Price”).  Additionally, subject to shareholder approval, the Common Warrants will be exercisable immediately and will expire five years after the date of issuance, and may be exercised on a cashless basis in the event of a fundamental transaction involving the Company or if the resale of the Ordinary Shares underlying the Common Warrants is not covered by an effective registration statement (or the prospectus contained therein is not available for use). The Exercise Price is subject to standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. The Common Warrants may not be exercised and Ordinary Shares may not be issued under the Common Warrants if, after giving effect to the conversion or issuance, Oramed together with its affiliates and certain other investors would beneficially own in excess of 49.99% of the outstanding Ordinary Shares, subject to increase (with such increase not effective until the 61st day after delivery of the applicable notice) or decrease by notice from Oramed for so long as any of the Company’s outstanding warrants that are outstanding as of the date of issuance remain outstanding; such increase or decrease is further subject to the consent of the Company which shall not be unreasonably withheld, conditioned or delayed.

Pursuant to the Securities Purchase Agreement, the Company has agreed to file a registration statement to register the Ordinary Shares underlying the Notes and Warrants within 30 days following the closing of the Initial Note, and to use its commercially reasonable efforts to cause such additional registration statement to be declared effective by the SEC within 45 days following such closing (or within 75 days of such closing if the SEC notifies the Company that the SEC shall “review” such additional registration statement).

The offer and sale of the securities in the Notes and Common Warrants was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder. Such offer and sale were made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investors regarding the Company or the securities offered and issued in the Notes and Warrants.

Extraordinary General Meeting of Shareholders

This Proxy Statement is being furnished to our shareholders as part of the solicitation of proxies by the Company for use at the Extraordinary General Meeting of Shareholders to be held at 10:00 a.m. (Eastern Standard Time) on Thursday, March 12, 2026, at the Company’s offices at 2 Cabot Rd., Hudson, MA 01749, U.S.A. The Company’s shareholders are being asked to consider and vote on Proposals 1-7, as described more fully in this Proxy Statement.

Recommendation of Lifeward’s Board of Directors

Lifeward’s Board of Directors recommends that you vote “FOR” Proposals 1-7 on the agenda for the Meeting. See the sections entitled “Lifeward Board’s Reasons for Approving the Contemplated Transactions” and “Risk Factors” of this Proxy Statement for more information about the factors considered by the Board.

Required Vote

Only holders of Ordinary Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Each shareholder is entitled to one vote for each ordinary share owned as of the Record Date. See the section entitled “Questions and Answers About the Meeting – About the Voting Procedures at the Meeting” of this Proxy Statement for requirements for approval of each of the Proposals 1-7.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

This Proxy Statement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”). These statements are based on current expectations, estimates, forecasts and projections about the industries in which we and Oratech operate and the beliefs and assumptions of our respective management. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. In addition, statements that refer to the Contemplated Transactions and any statements regarding the expected timing, benefits, synergies, growth opportunities and other financial and operating benefits thereof, the Closing and timing or satisfaction of closing conditions, or the anticipated operations, financial position, liquidity, performance, prospects of the combined company; the anticipated value of the combined business to us and our stakeholders; the expected impact of the Contemplated Transactions on our results of operations and financial condition; anticipated growth and trends in the business or key markets; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. While forward-looking statements are based on assumptions and analyses that management of Lifeward and Oramed believe to be reasonable under the circumstances, whether actual results and developments will meet such expectations and predictions depends on a number of risks and uncertainties that could cause actual results, performance, and financial condition to differ materially from such expectations. Any forward-looking statements speak only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Please consider the foregoing factors and the other risk factors in the section entitled “Risk Factors,” as well as the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and such reports that are subsequently filed with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and Lifeward and Oramed assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by securities and other applicable laws. Neither Lifeward nor Oramed give any assurance that any of Lifeward, Oratech or the combined company will achieve its expectations.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this Proxy Statement in evaluating the Contemplated Transactions and the proposals to be voted on at the Meeting. The following risk factors apply to the business and operations of Lifeward and Oratech and will also apply to the business and operations of Lifeward following the completion of the Contemplated Transactions. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Contemplated Transactions, and may have an adverse effect on the business, cash flows, financial condition and results of operations of Lifeward following the completion of the Contemplated Transactions. You should also carefully consider the following risk factors in addition to the other information included in this Proxy Statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward Looking Statements.” We, and Oratech, may face additional risks and uncertainties that are not presently known to us or Oratech, or that we or Oratech currently deem immaterial, which may also impair our or Oratech’ business or financial condition.

Risks Relating to the Contemplated Transactions

The Contemplated Transactions are subject to closing conditions and may not be completed; the Share Purchase Agreement and Securities Purchase Agreement may be terminated in accordance with their respective terms.

The Contemplated Transactions are subject to customary closing conditions that must be satisfied or waived prior to the completion of the Contemplated Transactions, including the approval by our shareholders of Proposal 1 and other customary closing conditions. Many of the closing conditions are not within our control. No assurance can be given that our shareholders will approve Proposal 1 or that the required conditions to Closing will be satisfied in a timely manner or at all. Any delay in completing the Contemplated Transactions could cause us not to realize, or to be delayed in realizing, some or all of the benefits that we expect to achieve if the Contemplated Transactions are successfully completed within the expected time frame.

Additionally, either we or Oratech may terminate the Share Purchase Agreement under certain circumstances, including, among other reasons, if the Contemplated Transactions are not completed by May 13, 2026.

Moreover, if the Contemplated Transactions are not completed for any reason, including because approval of Proposal 1 is not obtained, our ongoing businesses may be adversely affected and, without realizing any of the expected benefits of having completed the Contemplated Transactions, we would be subject to a number of risks, including the following:

●	we may experience negative reactions from the financial markets, including negative impacts on our share price;

●	we may experience negative reactions from our manufacturers, suppliers, distributors and employees;

●
we will be required to pay all fees and expenses incurred by us, as well as certain fees and expenses of Oramed, in connection with the Share Purchase Agreement and the Contemplated Transactions, such as legal and accounting costs, whether or not the Contemplated Transactions are completed;

●	the market price of our Ordinary Shares could decline to the extent that the current market price reflects a market assumption that the Contemplated Transactions will be completed; and

●
matters relating to the Contemplated Transactions will require substantial commitments of time and resources by management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to us as an independent company.

The issuance of securities pursuant to the Share Purchase Agreement will not be adjusted based on changes in our stock price or our performance.

The issuance of securities pursuant to the Share Purchase Agreement will not be adjusted for changes in the market price of our Ordinary Shares or our economic performance. If the market price of our Ordinary Shares increases or decreases, or if we issue additional Ordinary Shares during the period between signing and closing, the issuances pursuant to the Share Purchase Agreement will not be adjusted to account for any such changes or any effective increase or decrease in the value of the share issuance under the Share Purchase Agreement.

We will be subject to business uncertainties and contractual restrictions, including the risk of litigation, while the Contemplated Transactions are pending that may cause disruption and may make it more difficult to maintain relationships with employees, suppliers or customers.

Uncertainty about the effect of the Contemplated Transactions on employees, suppliers and customers may have an adverse effect on Lifeward, which uncertainties may impair our ability to attract, retain and motivate key personnel until the Contemplated Transactions are completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with us to seek to change existing business relationships with us.

The pursuit of the Contemplated Transactions and the preparation for the integration may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on our business, financial condition and results of operations.

If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business, financial condition and results of operations could suffer. We also cannot guarantee that the benefits that we currently expect to realize as a result of the Contemplated Transactions will be achieved within our anticipated time frames or at all. Additionally, we may incur substantial expenses in connection with the acquisition and integration of Oratech, which may exceed expectations and offset certain anticipated benefits.

Until the completion of the Contemplated Transactions or the termination of the Share Purchase Agreement and Securities Purchase Agreement in accordance with their terms, we are prohibited from taking certain actions that might otherwise be beneficial to us and our shareholders.

During the period between the date of the Share Purchase Agreement and effective time of the closing thereunder (or until the earlier termination of the Share Purchase Agreement), the Share Purchase Agreement restricts us from amending our organizational documents, making material changes to our method of accounting, or be a party to any merger or similar transaction, in each case without the consent of Oratech. These restrictions may prevent us from taking actions during the pendency of the Contemplated Transactions that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the Contemplated Transactions could be exacerbated by any delays in consummation of the Contemplated Transactions or termination of the Share Purchase Agreement.

Current Lifeward shareholders will have a reduced ownership and voting interest in Lifeward after the Contemplated Transactions compared to their current ownership and will exercise less influence over management.

Based on the number of issued and outstanding Ordinary Shares as of the Record Date, plus the estimated number of Ordinary Shares that may be issued pursuant to the Contemplated Transactions, it is expected that, on a fully-diluted basis, our current shareholders will collectively own approximately 51.01%, and Oramed together with its affiliates and certain other investors will own approximately 49.99%, of Lifeward’s fully diluted capitalization at the Closing. As a result of the Contemplated Transactions, our current shareholders will own a smaller percentage of Lifeward than they currently own, and as a result will have significantly less influence on the management and policies of Lifeward following the Closing than they now have on the management and policies of Lifeward.

The Contemplated Transactions will involve substantial costs.

We have incurred and expect to incur non-recurring costs associated with the Contemplated Transactions. These costs and expenses include fees paid to legal and accounting advisors, filing fees, printing costs and other costs and expenses. These transaction costs will be incurred regardless of whether the Contemplated Transactions are consummated.

 If the Contemplated Transactions are consummated, Oramed will have significant control and influence over our Company and corporate matters.

Upon consummation of the Contemplated Transactions, three (3) Oramed nominees will be appointed as members of our Board of Directors and Oramed will own a significant percentage of our Ordinary Shares. Oramed will have considerable influence on all matters before our Board of Directors. In addition, Oramed will likely have the ability effectively to control the outcome of all matters requiring shareholder approval, including the election of directors. In the event Oramed increases its ownership to 50% or greater, we may determine that we are a “controlled company” as defined in the Nasdaq Listing Rules. Although currently there is no intention to take advantage of this exemption, if we are in a position to do so in the future, and elect to do so, we would not be required to have a majority of our directors be independent, nor would we be required to have a compensation committee or an independent board nominating function. As a result, if the Contemplated Transactions are consummated, we could then have the ability to elect in the future not to have a majority of our directors be independent or not to have a compensation committee or nominating and corporate governance committee comprised of independent directors. If that were to occur, shareholders would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance rules for Nasdaq-listed companies. Therefore, if we were to elect to become a controlled company, our ordinary shares may be less attractive to some investors or such status may otherwise adversely affect our stock price.

The terms of the Securities Purchase Agreement, Notes and ancillary documentation require us to meet certain operating covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

The Notes, if issued, will be secured by a lien on substantially all of our assets. The Securities Purchase Agreement and Notes contain customary affirmative and negative covenants and events of default. Affirmative covenants include, among others, covenants requiring us to protect and maintain our intellectual property and comply with all applicable laws, deliver certain financial reports and maintain insurance coverage. Negative covenants include, among others, covenants restricting us from transferring any part of our business or intellectual property, incurring additional indebtedness, engaging in mergers or acquisitions, repurchasing shares, paying dividends or making other distributions, making investments, and creating other liens on our assets, including our intellectual property, in each case subject to customary exceptions. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility. These restrictions may include, among other things, limitations on the incurrence of additional debt and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem capital stock or make investments. If we default under the terms of the Notes or any future debt facility, holders of these Notes may accelerate all of our repayment obligations, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we were to be liquidated, the holders of the Notes’ rights to repayment would be senior to the rights of the holders of our Ordinary Shares. The holders of the Notes could declare an event of default upon the occurrence of any event that could reasonably be expected to result in what they interpret as a material adverse effect as defined under the Notes. Any declaration by the holders of the Notes of an event of default could significantly harm our business and prospects and could cause the price of our ordinary shares to decline.

The debt under the Notes or future debt could have significant adverse consequences, including:

●
requiring us to dedicate a substantial portion of cash flow from operations or cash on hand to the payment of interest on, and principal of, our debt, which will reduce the amounts available to fund working capital, capital expenditures, product development efforts, and other general corporate purposes;

●	increasing our vulnerability to adverse changes in general economic, industry, and market conditions;
●	subjecting us to restrictive covenants that may reduce our ability to take certain corporate actions or obtain further debt or equity financing; and
●	limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and
●	placing us at a competitive disadvantage compared to our competitors that have less debt or better debt servicing options.

In order to satisfy our current and future debt service obligations, we will be required to raise funds from external sources. We may be unable to arrange for additional financing to pay the amounts due under our existing debt. Funds from external sources may not be available on acceptable terms, if at all. Our failure to satisfy our current and future debt obligations could adversely affect our financial condition and results of operations.

Our estimates and judgments related to the acquisition accounting methods used to record the purchase price allocation related to the Oratech Acquisition may be inaccurate.

Our management will make significant accounting judgments and estimates related to the application of acquisition accounting to the Oratech Acquisition under Generally Accepted Accounting Principles (“GAAP”), as well as the underlying valuation models. Our business, operating results, and financial condition could be materially adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate.

There can be no assurances that Oratech’s proprietary POD™ technology will receive the necessary regulatory approvals.

There can be no assurances that Oratech’s proprietary POD™ technology will receive the necessary regulatory approvals for the Phase 3 oral insulin trial in the United States or that the technology will be developed and commercialized successfully. Under a clinical trial management agreement, Oramed will retain responsibility for managing and funding the anticipated POD™ clinical program. In addition, we will be subject to a number of risks including risks relating to the lack of control over the clinical trial and potential disagreements with Oramed about how to manage the potential trial which may result in the delay or termination of the commercialization of Oratech’s products or product candidates or that result in costly litigation or arbitration that diverts management attention and resources.

Risks Relating to Our Business

You should read and consider risk factors specific to our business which will also affect the company after the completion of the Contemplated Transactions. These risks are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein. For the location of information incorporated by reference in this Proxy Statement, see the section entitled “Additional Information.”

We do not satisfy all listing requirements for the Nasdaq Capital Market. We can provide no assurance that we will be able to comply with the continued listing requirements over time and that our Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

As previously disclosed, on August 5, 2025, we received a notification letter (the “Bid Price Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we did not satisfy the requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a) (“Rule 5550(a)”) to maintain a minimum bid price of $1 per share. We became deficient with Rule 5550(a) as of August 4, 2025 as our closing bid price was less than $1 per share for 30 consecutive business days. As in the past, the Bid Price Letter is a notice of deficiency, not delisting, and does not currently affect the listing or trading of our ordinary shares on The Nasdaq Capital Market. We have 180 calendar days, or until February 2, 2026, to regain compliance with Rule 5550(a)(2). If at any time before February 2, 2026, the bid price of our ordinary shares closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation that we have regained compliance. Additionally, we may be eligible for a second 180-day period to satisfy Rule 5550(a)’s minimum bid price requirement, if, as of February 2, 2026, we continue to have a market value of publicly held shares of at least $1 million, meet all other initial listing standards of The Nasdaq Capital Market (with the exception of the bid price requirement) and provide written notice of our intention to cure the deficiency during such second compliance period. We intend to monitor closely the closing bid price of our ordinary shares and to consider plans for regaining compliance with Rule 5550(a). While we plan to review all available options, there can be no assurance that we will be able to regain compliance with the applicable rules during the 180-day compliance period, any subsequent extension period, or at all. On January 6, 2026, we held an Extraordinary General Meeting of Shareholders (the “January Meeting”) at which our shareholders authorized  our Board of Directors to determine whether to effect a reverse share split of our outstanding Ordinary Shares (at the time of the January Meeting, par value NIS 1.75 each, now no par value per share), and if so, to set a ratio within a range of 1-for-2 to 1-for-12, to be effective on a date to be determined by the Board of Directors, and to approve conforming amendments to our Seventh Amended and Restated Articles of Association to reflect any such reverse share split. As of the date of this Proxy Statement, our Board has not yet approved a reverse share split.

If we do not regain compliance with Rule 5550(a) during the applicable cure period, Nasdaq will notify us that our Ordinary Shares are subject to delisting. We would then be permitted to appeal any delisting determination to a Nasdaq hearings panel, and our Ordinary Shares would remain listed on the Nasdaq Capital Market pending the panel’s decision after the hearing. If we do not appeal the delisting determination or do not succeed in such an appeal, our Ordinary Shares would be removed from trading on the Nasdaq Capital Market. Any delisting determination could seriously decrease or eliminate the value of an investment in our Ordinary Shares. While an alternative listing on an over-the-counter exchange could maintain some degree of a market in our Ordinary Shares, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our Ordinary Shares; reduced liquidity with respect to our Ordinary Shares; a determination that our Ordinary Shares are “penny stock” under SEC rules, subjecting brokers trading our Ordinary Shares to more stringent rules on disclosure and the class of investors to which the broker may sell the Ordinary Shares; limited news and analyst coverage, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large shareholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our Ordinary Shares. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Ordinary Shares to become listed again, stabilize the market price or improve the liquidity of our Ordinary Shares, prevent our Ordinary Shares from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

We recently received authorization from our shareholders to increase our authorized share capital to a new number of Ordinary Shares, such that the number of authorized Ordinary Shares post-increase will be up to 100,000,000, no par value per share.

At the January Meeting, we received authorization from our shareholders to increase our authorized share capital to a new number of Ordinary Shares, such that the number of authorized Ordinary Shares post-increase will be up to 100,000,000, no par value per share. The purpose of this increase is to maintain our current flexibility following a reverse split to conduct future issuances of our shares in the ordinary course from time to time to fund our operations, consistent with our historical practice of raising financing through equity and debt issuances. The potential future issuances and sales of our Ordinary Shares would likely have a dilutive effect on a shareholder’s percentage voting power and, consequently, could lead to a decrease in the market price of our Ordinary Shares.

SHARE PURCHASE AGREEMENT, SECURITIES PURCHASE AGREEMENT AND RELATED
AGREEMENTS

This section of the Proxy Statement describes the material aspects of the Contemplated Transactions. This section may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement and the documents incorporated by reference into this Proxy Statement, including the full text of the Share Purchase Agreement and Securities Purchase Agreement, copies of which are filed as Exhibits 2.1 and 10.2, respectively, of the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2026 for a more complete understanding of the Contemplated Transactions. In addition, important business and financial information about each of Lifeward and Oratech is included in, or incorporated by reference into, this Proxy Statement. See the “Additional Information” section of this Proxy Statement.

Share Purchase Agreement with Oramed

On January 12, 2026, the Company entered into a Share Purchase Agreement with Oramed and Oratech pursuant to which the Company agreed to acquire all of the outstanding equity interests in Oratech, a wholly owned subsidiary of Oramed.

Consideration

Pursuant to the Share Purchase Agreement, and subject to the receipt of shareholder approval, among other customary closing conditions, upon the Closing, the Company shall issue to Oramed a number of Ordinary Shares and Pre-Funded Warrants equal to 49.99% of the Company’s fully diluted equity capitalization, subject to certain adjustments, as of Closing. The number of Ordinary Shares to be issued to Oramed at the Closing pursuant to the preceding sentence will not exceed 45.00% of the Company’s outstanding Ordinary Shares as of immediately after the Closing. The Pre-Funded Warrants may not be exercised and Ordinary Shares not be issued under the Pre-Funded Warrants if, after giving effect to the conversion or issuance, Oramed together with its affiliates and certain other investors would beneficially own in excess of 49.99% of the outstanding Ordinary Shares, subject to increase (with such increase not effective until the 61st day after delivery of the applicable notice) or decrease by notice from Oramed for so long as any of the Company’s outstanding warrants that are outstanding as of the date of issuance remain outstanding; such increase or decrease is further subject to the consent of the Company which shall not be unreasonably withheld, conditioned or delayed.

A number of Pre-Funded Warrants representing approximately 5% of the aggregate number of Ordinary Shares and Pre-Funded Warrants to be issued to Oramed as described in the preceding paragraph shall be held back at the Closing as recourse to satisfy certain indemnification obligations of Oramed under the Share Purchase Agreement and, subject to any forfeiture of Pre-Funded Warrants as a result of indemnification claims made prior to the 12-month anniversary of the Closing, will be issued pursuant to the terms of the Share Purchase Agreement following the 12-month anniversary of the Closing.

In addition to the issuance of Ordinary Shares and Pre-Funded Warrants to Oramed at the Closing, the Company shall issue to Oramed a number of warrants to purchase Ordinary Shares equal to the quotient obtained by dividing the Company’s net cash as of the Closing by an exercise price equal to $0.45  per share, subject to certain adjustments (the “Transaction Warrants”).  As additional consideration for the Oratech Share Purchase, the Company has also agreed to pay to Oramed the Revenue Sharing Payments, which shall be equal to 4% of the Net Revenue (as defined in the Share Purchase Agreement) of the ReWalk Products until the earliest to occur of (i) the date that is 10 years after the Closing, (ii) the date on which Oramed has received an aggregate amount of Revenue Sharing Payments equal to the Maximum Amount (as defined in the Share Purchase Agreement) or (iii) the first date on which the Company’s market capitalization equals or exceeds $200 million.

Representations and Warranties; Covenants

Each of the Company and Oramed has agreed to customary representations, warranties, indemnities and covenants in the Share Purchase Agreement, including, among others, covenants relating to (a) obtaining the requisite approval of the Company’s shareholders, (b) non-solicitation of alternative acquisition proposals, (c) the conduct of their respective businesses during the period between the date of signing the Share Purchase Agreement and the Closing, (d) certain regulatory approvals and filings and (e) the Company causing the Ordinary Shares to be issued in connection with the Share Purchase Agreement to be approved for listing on Nasdaq prior to the Closing. The Company has agreed to use commercially reasonable efforts to cause a registration statement on Form S-3, or if not available, on Form S-1 to register the Ordinary Shares to be issued in connection with the Share Purchase Agreement to be declared effective by the SEC within 75 days following the Closing (or within 105 days of the Closing if the SEC notifies the Company that the SEC shall “review” the Registration Statement).

The Share Purchase Agreement is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2026 to provide investors and securityholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Oramed or Oratech or to modify or supplement any factual disclosures about Oramed in Oramed’s public reports filed with the SEC. The Share Purchase Agreement includes typical representations, warranties and covenants of the Company, Oramed and Oratech made solely for the purpose of the Share Purchase Agreement and solely for the benefit of the parties thereto in connection with the negotiated terms of the Share Purchase Agreement. Investors should not rely on the representations, warranties and covenants in the Share Purchase Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Oramed or Oratech or any of their respective affiliates. Moreover, certain of those representations and warranties may not be accurate or complete as of any specified date, may be modified in important part by the underlying disclosure schedules which are not filed publicly, may be subject to a contractual standard of materiality different from those generally applicable to SEC filings or may have been used for purposes of allocating risk among the parties to the Share Purchase Agreement, rather than establishing matters of fact.

Closing Conditions

Unless waived by the parties to the Share Purchase Agreement, the Closing is subject to a number of conditions set forth in the Share Purchase Agreement, including, among others, (i) approval of Proposal 1 by the affirmative vote of a simple majority of the votes cast by shareholders in person or by proxy at the Meeting on the proposal; (ii) approval by Nasdaq for listing of the Ordinary Shares issuable to Oramed in connection with the Contemplated Transactions; (iii) Oratech having net cash at the effective time of the Closing (the “Effective Time”) equal to or in excess of $7,000,000 and (iv) the Securities Purchase Agreement remaining in full force and effect with Lifeward having received cash proceeds not less than $10,000,000 in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

Termination

Prior to the Effective Time, the Share Purchase Agreement may be terminated by mutual written consent of Lifeward and Oratech or: (i) by either Lifeward or Oratech if the Contemplated Transactions shall not have occurred by the End Date; (ii) by either Lifeward or Oratech if any court or governmental authority permanently restrains or prohibits the Contemplated Transactions; (iii) by either Lifeward or Oratech if Proposal 1 is not approved at the Meeting (or at any adjournment or postponement thereof); (iv) by Oratech (at any time prior to the approval of Proposal 1) if a Parent Triggering Event (as such term is defined in the Share Purchase Agreement) has occurred or by Lifeward if a Company Triggering Event (as such term is defined in the Share Purchase Agreement) has occurred; and (v) by non-breaching party if the counterparty breaches its representations, warranties or covenants and fails to cure within 30 days or ceases to exercise commercially reasonable efforts to cure such breach.

No Appraisal Rights

Appraisal rights are not available to holders of our Ordinary Shares in connection with the Contemplated Transactions.

No Regulatory Approval

No regulatory approvals, filings or clearances from any antitrust regulatory authorities in the United States or other countries are required in order to complete the Oratech Acquisition. The Company must comply with applicable United States federal and state securities laws in connection with the acquisition.

Lock-up Agreement

Concurrently with the execution of the Share Purchase Agreement, the Company’s officers and directors and Oramed executed a lock-up agreement whereby any Ordinary Shares issued pursuant to and in connection with the Share Purchase Agreement will be locked up for 120 days post-closing and neither Oramed nor the Company’s officers and directors will not sell or transfer any securities of the Company to be issued or currently owned, subject to standard carveouts, for a period of 120 days post-closing.

Clinical Trial Management Agreement

In connection with the Share Purchase Agreement, Oramed and Oratech have agreed to enter into the Clinical Trial Management Agreement which sets forth the terms under which Oratech will provide the Services. In consideration for the Services, Oratech will reimburse Oramed for all reasonable out-of-pocket expenses actually incurred by Oramed in providing the Services and payments made on behalf of Oratech to third parties and vendors, such as clinical sites, if applicable, subject to certain limitations and maximum payments as set forth in the Clinical Trial Management Agreement. The Clinical Trial Management Agreement will terminate upon completion of the Study unless earlier terminated in accordance with the terms set forth therein.

Securities Purchase Agreement

In connection with the Share Purchase Agreement, we entered into the Securities Purchase Agreement with Oramed and certain investors, and with Oramed as collateral agent. Pursuant to which the Company agreed to issue to Oramed and the certain investors senior secured convertible notes convertible into Ordinary Shares and accompanying warrants to purchase Ordinary Shares. Pursuant to the Securities Purchase Agreement, subject to shareholder approval and the satisfaction of other closing conditions, the Company agreed to issue to these investors (i) (A) the Initial Notes, convertible into Ordinary Shares, and (B) the Initial Warrants; and (ii) (A)  the Second Notes, convertible into Ordinary Shares, and (B) the Second Warrants. The funding of the Second Notes is also subject to customary closing conditions and  either (i) the Company achieving, as of the most recently completed fiscal quarter end for which the Company has publicly filed or furnished financial statements, at least a one hundred fifty percent (150%) increase in ReWalk Unit Sales (as defined in the Securities Purchase Agreement), measured in U.S. dollars, relative to the trailing twelve month period immediately preceding the Additional Closing Date as defined in the Securities Purchase Agreement), or (ii) the closing price of the Company’s Ordinary Shares on the Trading Market (as defined in the Securities Purchase Agreement) equals or exceeds $1.15 per share (which amount may be adjusted for certain capital events, such as stock splits following the date of the Purchase Agreement) on each Trading Day (as defined in the Securities Purchase Agreement) during the ten (10) consecutive Trading Days immediately prior to the Additional Closing Date.

Each Note matures on the three (3) year anniversary from the date of issuance. The principal amount of each Note outstanding plus all accrued and unpaid interest is convertible, at the option of the holder at any time, in whole or in part, into such number of Ordinary Shares at an initial conversion price equal to $0.45 per share, subject to certain adjustments. The Conversion Price is subject to standard adjustments in the event of stock dividends, stock splits, combinations or similar events.

The Notes will accrue interest at the rate of 8.0% per annum, which shall automatically be increased to 15.0% per annum in the event of an event of default. Any interest payable on the Notes shall be payable semi-annually in arrears on June 30 and December 31 of each year, commencing on  December 31, 2026, which may be paid in cash, or at the Company’s sole election, may be added to the outstanding principal balance of the applicable Note.

The Notes may not be converted and Ordinary Shares may not be issued under the Notes if, after giving effect to the conversion or issuance, Oramed together with its affiliates and certain other investors would beneficially own in excess of 49.99% of the outstanding Ordinary Shares, subject to increase or decrease by notice from Oramed (with such increase not effective until the 61st day after delivery of the applicable notice; in addition, for so long as any of the Company’s outstanding warrants that are outstanding as of the date of issuance remain outstanding, further subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

The Notes contain customary events of default. If an event of default occurs, the outstanding principal amount of the Notes plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the holder of the Note’s election, immediately due and payable in cash.

The Common Warrants will be exercisable for up to an aggregate of 100% of Ordinary Shares that each Note is convertible into as of the issuance date, at an initial exercise price of $0.45 per share, subject to certain adjustments.  Additionally, subject to shareholder approval, the Common Warrants will be exercisable immediately and will expire five years after the date of issuance, and may be exercised on a cashless basis in the event of a fundamental transaction involving the Company or if the resale of the Ordinary Shares underlying the Common Warrants is not covered by an effective registration statement (or the prospectus contained therein is not available for use). The Exercise Price is subject to standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. The Common Warrants may not be exercised and Ordinary Shares may not be issued under the Common Warrants if, after giving effect to the conversion or issuance, Oramed together with its affiliates and certain other investors would beneficially own in excess of 49.99% of the outstanding Ordinary Shares, subject to increase or decrease by notice from Oramed (with such increase not effective until the 61st day after delivery of the applicable notice; in addition, for so long as any of the Company’s outstanding warrants that are outstanding as of the date of issuance remain outstanding, further subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Pursuant to the Securities Purchase Agreement, the Company has agreed to file a registration statement to register the Ordinary Shares underlying the Notes and Warrants within 30 days following the closing of the Initial Note, and to use its commercially reasonable efforts to cause such additional registration statement to be declared effective by the SEC within 45 days following such closing (or within 75 days of such closing if the SEC notifies the Company that the SEC shall “review” such additional registration statement).

The parties have agreed to enter into a security agreement in connection with the Securities Purchase Agreement.

The offer and sale of the securities in the Notes and Common Warrants was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Such offer and sale were made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investors regarding the Company or the securities offered and issued in the Notes and Warrants.

BACKGROUND OF THE TRANSACTIONS

As part of the Company’s continuing efforts to grow our business and increase shareholder value, the Company regularly evaluates strategic, operational and financing alternatives intended to support its business, strengthen its financial position and enhance long-term shareholder value. These evaluations have included, among other things, analyzing organic growth of the Company’s existing medical technology products, such as the ReWalk® and AlterG® product lines, as well as potential capital-raising transactions, strategic partnerships and acquisitions of complementary technologies or businesses as part of the Company’s efforts to pursue a broader diversification strategy across the medical technology and biotechnology sectors.

During 2024 and 2025, senior management and the Board closely monitored the Company’s liquidity position and capital needs. As previously disclosed in the Company’s public filings and earnings releases, the Company had a limited cash position and continued to incur operating losses while pursuing initiatives intended to improve operating performance and advance strategic priorities. In this context, management and the Board explored a range of potential financing and strategic alternatives.

During 2025, Oramed was identified as a potential strategic partner due to its financial resources and interest in pursuing a diversified medical technology and biotechnology platform as well as the anticipated growth opportunities through the integration of Oramed’s POD™ technology with the Company’s existing product lines. During the second quarter of 2025, representatives of the Company and Oramed began discussions regarding potential strategic and financing arrangements. These discussions included, among other things, a potential financial investment in the Company by Oramed and the possibility of a broader strategic transaction involving the Company’s acquisition of Oramed’s POD™ technology.

During the subsequent months, discussions between the Company and Oramed continued regarding a potential business combination and strategic transaction between the parties. During this period, the parties discussed potential transaction structure, governance matters, consideration, financing arrangements and post-transaction strategic objectives.  Management provided the Board with regular updates during this time regarding these discussions and the proposed transaction. The Board continued to review the potential transaction in light of Lifeward’s financial condition, strategic objectives, liquidity needs and other available alternatives.

On November 14, 2025, in light of the Company’s near-term liquidity needs and while discussions regarding a potential strategic transaction were ongoing, the Company entered into a secured promissory note financing with Oramed (the “Bridge Financing”) to provide interim capital support. The Board considered the Bridge Financing to be in the best interests of the Company as it provided additional liquidity while allowing the Company to continue evaluating longer-term strategic alternatives with Oramed, including the Oratech Transaction.

During the subsequent weeks following the execution of the Bridge Financing, following further negotiations between the parties, the Company and Oramed reached agreement on the principal terms of the Oratech Transaction.

On November 26, 2025, representatives of Haynes and Boone, LLP (“Haynes Boone”), legal counsel for Oramed, provided representatives of Goodwin Procter LLP (“Goodwin”), legal counsel for the Company, with an initial draft of the Share Purchase Agreement.  In the subsequent days, representatives of Haynes Boone also provided representatives of Goodwin with initial drafts of the associated Notes Securities Purchase Agreement and related documents (the “Notes Financing Documents”).

Over the course of the subsequent weeks, representatives of Haynes Boone and representatives of Goodwin exchanged drafts of the Share Purchase Agreement and the Notes Financing Documents and continued to negotiate the terms of such agreements.

On December 21, 2025, the Board held a meeting at which representatives of Goodwin and representatives of Goldfarb Gross Seligman & Co. (“Goldfarb”), legal counsel to the Company, were also present in order to review the proposed terms of the Share Purchase Agreement and the Notes Financing Documents, and, after consideration, directed Company management to continue finalize the terms of the Oratech Transaction upon substantially the terms presented to the Board.

On December 28, 2025, members of the Company’s senior management and representatives of Goodwin and Goldfarb held a virtual meeting with members of Oramed senior management and representatives of Haynes Boone, during which the parties continued to negotiate the final terms of the Share Purchase Agreement and the Notes Financing Documents.

During the following week, representatives of Goodwin and representatives of Haynes Boone continued to exchange drafts of the Share Purchase Agreement and the Notes Financing Documents as well as draft disclosure schedules.

On January 5, 2026, the Board unanimously approved the Company’s entrance into the Share Purchase Agreement, the Notes Financing Documents and the related transaction documents.

On January 12, 2026, the Company entered into the Share Purchase Agreement and the Notes Financing Documents providing for the Oratech Transaction on the terms and subject to the conditions described in this Proxy Statement.

In the morning of January 13, 2026, the Company publicly announced the transaction.

LIFEWARD BOARD’S REASONS FOR APPROVING THE CONTEMPLATED TRANSACTIONS

After careful consideration, our Board has unanimously (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (b) approved and declared advisable the Share Purchase Agreement and the Contemplated Transactions, including the issuance of Ordinary Shares, Transaction Warrants and Pre-Funded Warrants to Oramed, entry into the Securities Purchase Agreement and payment of the Revenue Sharing Payment pursuant to the terms of the Share Purchase Agreement, and (c) resolved to recommend that our shareholders vote “FOR” the approval of Proposal 1.

In the course of reaching its decision to approve and adopt the Share Purchase Agreement, Securities Purchase Agreement and the Contemplated Transactions and to recommend approval to the shareholders, the Board consulted with various legal advisors and included a number of factors, including, among others, the following principal factors which were material to the Board’s decision:

●	The Contemplated Transactions positions Lifeward as a MedTech platform with a clear path to cashflow positive and long-term Biotech upside potential.

●	The Contemplated Transactions provide opportunity for broader diversification strategy across medical technology and biotechnology.

●
The Contemplated Transactions provides Lifeward with access to capital through equity, convertible notes, milestone-based funding, and warrant coverage. This capital framework is designed to support Lifeward’s path to profitability while enabling selective investment in high-value innovation.

●	The consideration is in the form of Ordinary Shares, preserving cash for future operations.

●	The expected cash balances of Lifeward as of the Closing resulting from the expected gross proceeds of approximately $13.5 million from the anticipated financing.

●	That Lifeward will continue to be led by its experienced management team.

●	The likelihood of consummation of the Contemplated Transactions and the Board’s evaluation of the likely timeframe necessary to close Contemplated Transactions.

●	That the Lifeward shareholders will have the opportunity to vote on the issuance of the Ordinary Shares.

●
The Board believes the Contemplated Transactions will create long-term value for shareholders by enhancing Lifeward’s growth prospects, competitive position, and ability to generate sustainable returns.

These factors, taken together, led the Board to unanimously determine that the Contemplated Transactions are advisable, fair to, and in the best interests the Company and its shareholders.

In addition, the Board also identified and considered a number of potentially negative factors in its deliberations concerning the Contemplated Transactions, including:

●
The issuance of approximately 14,967,635 Ordinary Shares as consideration for the Contemplated Transactions will result in a significant dilution of the ownership and voting interests of Lifeward’s current shareholders, potentially reducing their influence over the management and strategic direction of the company.

●
The Contemplated Transactions are subject to shareholder approval in order to close, among other closing conditions. There is no assurance that all conditions will be satisfied or that the Contemplated Transactions will be completed on the anticipated timeline, or at all. Failure to close would result in the loss of time and resources invested in the process.

●
The Board notes that it did not obtain a fairness opinion from an independent financial advisor regarding the Contemplated Transactions. As a result, shareholders must rely solely on the Board’s and management’s judgment as to the financial fairness of the Share Purchase Agreement and Securities Purchase Agreement and the overall Contemplated Transactions.

These potential negative factors were carefully weighed against the anticipated benefits of the Contemplated Transactions in the Board’s decision-making process, but ultimately the Board was confident that such negative factors were outweighed by the positive factors in favor of approving and adopting the Share Purchase Agreement, Securities Purchase Agreement and the Contemplated Transactions. Thus, the Board recommends that our shareholders vote “FOR” the approval of Proposals 1 through 7.

The foregoing discussion of the information and positive and negative factors considered by the Board in approving the Contemplated Transactions is not intended to be exhaustive. In considering the Contemplated Transactions, the Board did not find it practical or feasible to quantity or otherwise attempt to assign any relative or specific values to any of the foregoing factors. In making their determination, individual directors may have accorded different values to different factors.

INFORMATION ABOUT THE PARTIES

Lifeward Ltd.

Lifeward is a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Lifeward’s initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury. These devices are robotic exoskeletons that are designed for individuals with paraplegia that use Lifeward’s patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community.

Our securities are currently traded on The Nasdaq Capital Market under the ticker symbol “LFWD.”

The mailing address of our principal executive office is 2 Cabot Rd., Hudson, MA 01749 and our telephone number is (508) 251-1154.

For additional information about Lifeward, please see our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and such reports that are subsequently filed with the SEC.

Oramed Pharmaceuticals Inc.

Oramed is a clinical-stage pharmaceutical company developing innovative oral drug delivery platforms. Its common stock is listed on The Nasdaq Capital Market and on the Tel Aviv Stock Exchange under the symbol “ORMP.”

The mailing address of Oramed’s principal executive office is 1185 Avenue of the Americas, 3rd Floor
New York, NY 10036 and its telephone number is (844) 967-2633.

Oratech Pharma, Inc.

Oratech is a privately held pharmaceutical company and wholly-owned subsidiary of Oramed. Oratech was formed in 2025 to advance certain pharmaceutical assets and technologies contributed by Oramed in connection with the Oratech Acquisition. Oratech has never had revenues, and has never incurred expenses.

The mailing address of Oratech’s principal executive office is 1185 Avenue of the Americas, 3rd Floor,
New York, NY 10036 and its telephone number is (844) 967-2633.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 20, 2026, there were 18,293,776 Ordinary Shares outstanding, excluding Ordinary Shares issuable in connection with the exercise of outstanding warrants or outstanding options, upon the vesting and settlement of restricted share units (“RSUs”) or other rights. The voting rights of all shareholders are the same.

The following table sets forth certain information as of January 20, 2026, concerning the number of Ordinary Shares beneficially owned, directly or indirectly, by:

(1)	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding Ordinary Shares;

(2)	each of our directors and director nominees;

(3)	each of our named executive officers; and

(4)	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC based on voting and investment power with respect to such shares. Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of January 20, 2026, and shares subject to RSUs that were vested as of or will vest within 60 days of January 20, 2026, are deemed to be outstanding and to be beneficially owned by the person holding such options, RSUs or warrants for the purpose of computing the percentage ownership of such person. However, such shares are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

All information with respect to the beneficial ownership of any principal shareholder has been furnished by such shareholder or is based on our filings with the SEC and, unless otherwise indicated below, we believe that persons named in the table have sole voting and sole investment power with respect to all the Ordinary Shares shown as beneficially owned, subject to community property laws, where applicable. The Ordinary Shares beneficially owned by our directors and officers may include shares owned by their respective family members, as to which such directors and officers disclaim beneficial ownership. Unless otherwise noted below, each shareholder’s address is c/o Lifeward Ltd., 2 Cabot Rd., Hudson, Massachusetts 01749, U.S.A.

Ordinary Shares Beneficially Owned
Name	Number of Shares	Percentage
Greater than 5% Beneficial Owners:	-	-

Named Executive Officers, Directors and Director Nominees:
Mark Grant(1)	-	-
Randel Richner(2)	39,516	*
Dr. John William Poduska(3)	38,028	*
Hadar Levy(4)	33,605	*
Michael Swinford(5)	82,989	*
Robert Marshall(6)	17,949	*
Jeannine Lynch(7)	27,742	*
Almog Adar(8)	24,998	*
Lawrence Jasinski(9)	3,736	*
All directors and executive officers as a group (nine persons) (10)	268,563	1.5%

*  Ownership of less than 1%.

(1)
Mr. Grant commenced serving as our President and co-Chief Executive Officer and as a member of our Board of Directors effective June 2, 2025 and as President and sole Chief Executive Officer effective July 1, 2025.

(2)	Consists of 39,515 Ordinary Shares, including 8,975 ordinary shares underlying RSUs vesting within 60 days.
(3)	Consists of 37,981 Ordinary Shares, including 8,975 shares underlying RSUs vesting within 60 days, and 46 exercisable options to purchase ordinary shares.
(4)	Consists of 33,604 Ordinary Shares, including 8,975 ordinary shares underlying RSUs vesting within 60 days.
(5)	Consists of 82,988 Ordinary Shares, including 8,975 ordinary shares underlying RSUs vesting within 60 days.
(6)	Consists of 17,948 Ordinary Shares, including 8,975 ordinary shares underlying RSUs vesting within 60 days.
(7)	Consists of 27,742 Ordinary Shares.
(8)	Consists of 24,998 Ordinary Shares.
(9)	Consists of 3,736 exercisable options to purchase ordinary shares.
(10)
Consists of (i) 219,906 ordinary shares directly or beneficially owned by our executive officers and our directors other than Mr. Grant; (ii) 3,782 ordinary shares constituting the cumulative aggregate number of options granted to the director; and (iii) 44,875 shares underlying RSUs vesting within 60 days.

EXECUTIVE COMPENSATION

As a smaller reporting company, we have opted to comply with the executive compensation rules otherwise applicable to “smaller reporting companies,” as such term is defined in Rule 12b-2 under the Exchange Act.

This section provides certain compensation-related information for (1) all individuals who served as our Chief Executive Officer (“CEO”) during any part of the year ended December 31, 2025, and (2) our two most highly compensated executive officers (other than our CEO) who were serving as executive officers as of December 31, 2025 (together, our “Named Executive Officers”).

Named Executive Officers

Our Named Executive Officers for the year ended December 31, 2025, which consists of our principal executive officer and our three other most highly compensated executive officers, are:

• Mark Grant, our President and co-CEO from June 2, 2025 until June 30, 2025, and our President and Chief Executive Officer effective July 1, 2025;
• Larry Jasinski, our former CEO from September 2012 until June 1, 2025, and our former co-CEO from June 2, 2025 until June 30, 2025;
• Almog Adar, our Chief Financial Officer; and
• Jeannine Lynch, our Vice President of Market Access and Strategy.

2025 Summary Compensation Table

The following table provides information regarding the total compensation awarded to, earned by, or paid to our Named Executive Officers for services rendered to us in all capacities for the fiscal year ended December 31, 2025.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation ($)		Total ($)
Mark Grant, (4)
President and Chief Executive Officer	2025	253,750	177,625	(5)	403,491	—	—	—		834,866
Larry Jasinski, (6)	2025	221,156	—		—	—	—	577,045	(7)	798,201
Former Chief Executive Officer	2024	442,312	—		—	—	30,962	—		473,274
Almog Adar,
Chief Financial Officer	2025	277,083	40,000	(8)	133,242	—	22,050	—		472,375
	2024	204,913	—		—	—	10,000	68,023		282,936
Jeannine Lynch,
Vice President of Market Access and Strategy	2025	361,637	—		—	35,375	6,329	—		403,341
	2024	359,004	—		—	—	—	—		359,004

(1)
The amounts reported represent the aggregate grant date fair value of stock options awarded to the Named Executive Officers during the fiscal year ended December 31, 2025, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), disregarding estimated forfeitures related to service-based vesting. For a description of the assumptions used in determining these values, see Notes 2m and 9b to our consolidated financial statements included in our Form 10-K filed on March 7, 2025. The amounts reported in this column reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the Named Executive Officers upon the exercise of the stock options or any sale of the underlying shares

(2)
Amounts represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The fair value of restricted share units (“RSUs”) granted is determined based on the price of the Company’s Ordinary Shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the Named Executive Officer upon the vesting and subsequent settlement of the restricted share units. The valuation assumptions used in determining such amounts are described in Notes 2m and 9b to our consolidated financial statements included in our Form 10-K filed on March 7, 2025.

(3)
Cash incentive bonuses for performance during the years ended December 31,2024 and 2025 are not calculable as of the latest practicable date prior to the filing of this proxy statement/prospectus. We expect that such amounts will be determined in February of the fiscal year ending December 31, 2026 and we will disclose the amount of such bonuses when they are determined. For more information on these bonuses, see the description of the annual performance bonuses under “2025 Bonuses” below.

(4)	Mr. Grant commenced employment with the Company on June 2, 2025. The amount reported represents his actual base salary earned during 2025. His annualized base salary for 2025 was $435,000.

(5)
The amount represents the amount of the bonus that Mr. Grant is guaranteed to receive for the fiscal year ended December 31, 2025 pursuant to the Grant Employment Agreement. The Company anticipates that annual cash incentive bonuses for the year ended December 31, 2025 will be paid in February of the fiscal year ending December 31, 2026. For more information on Mr. Grants bonus, see the descriptions of his bonus under “2025 Bonuses” below.

(6)
Mr. Jasinski’s employment with the Company terminated on June 30, 2025. Following this termination of employment, Mr. Jasinski served as a consultant to the Company from July 1, 2025 through December 31, 2025.

(7)
The amount represents the severance payments Mr. Jasinski received in 2025 pursuant to the Jasinski Separation Agreement, accrued but unused vacation that was paid to Mr. Jasinski upon his termination of employment, and monthly consulting fees Mr. Jasinski received in 2025 pursuant to the Jasinski Consulting Agreement. For more information regarding Mr. Jasinski’s severance payments and consulting fees, see the description of such amounts under “Employment Agreements of Named Executive Officers” below.

(8)
The amount represents the portion of a retention bonus that Mr. Adar was entitled to receive in 2025 pursuant to the Adar Employment Agreement. For more information on Mr. Adar’s retention bonus, see the descriptions of his bonus under “2025 Bonuses” below.

Narrative Disclosure to the 2025 Summary Compensation Table

Our compensation committee reviews and approves the compensation of our executive officers and is primarily responsible for determining the compensation for the Named Executive Officers and office holders (within the meaning of the Israeli Companies Law) consistent with our overall executive compensation philosophy. Our compensation committee reviews and discusses the compensation of other officers with the chief executive officer and considers overall Company performance against goals, individual executive performance, and internal and external equity as key factors in those decisions. We develop our compensation programs after reviewing publicly available compensation data. Aon advises the compensation committee on all of the principal aspects of executive compensation. Aon attends meetings of the compensation committee when requested to do so. Aon reports directly to the compensation committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. The compensation committee has assessed the independence of Aon consistent with SEC regulations and Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

Base Salaries

At the beginning of 2025, our compensation committee reviewed and approved the base salaries of the Named Executive Officers (other than Mr. Grant, who was not employed by the Company at the time) based on an analysis of external market conditions and individual performance against goals. In the case of Mr. Adar, his base salary was approved in the beginning of 2025 and, in connection with his promotion to become our Chief Financial Officer, it was increased on August 1, 2025. The table below sets forth the base salaries for each of the Named Executive Officers for 2025:

Name	2025 Base Salary ($)
Mark Grant	435,000
Larry Jasinski	442,312
Almog Adar(1)	315,000
Jeannine Lynch	361,637

(1)	Mr. Adar’s base salary was increased from $250,000 to $315,000 on August 1, 2025 as a result of his promotion to become our Chief Financial Officer.

2025 Bonuses

All employees who have bonus features in their employment agreements, including our Named Executive Officers, were eligible to participate in a non-equity incentive plan for fiscal year 2025, pursuant to which employees were eligible to earn a bonus with respect to their performance in such year. Each Named Executive Officer’s target was equal to a specified percentage of his or her base salary, and, except in the case of Mr. Grant and Mr. Adar, the actual bonus paid will be based on the achievement revenue and net income targets and individual performance metrics. The revenue and net income targets are set forth in the Compensation Policy that has been approved by our shareholders. Not all goals are required to be satisfied for a Named Executive Officer to earn a portion of the bonus.

The percentage of the bonus to be paid may vary depending on the specific target and the level of achievement. The annual cash bonuses for the fiscal year ended December 31, 2025 have not been approved by our Board of Directors and determined as of the date of this proxy statement/prospectus, but will be disclosed once determined.

Notwithstanding the foregoing, Mr. Grant and Mr. Adar are eligible to receive certain guaranteed bonus amounts for the fiscal year ended December 31, 2025. Pursuant to the Grant Employment Agreement, Mr. Grant is guaranteed a bonus under the non-equity incentive plan at the minimum amount of 70% of his 2025 base salary (which will be prorated based on the number of days that Mr. Grant was employed by the Company in the 2025 fiscal year), provided that Mr. Grant is employed by the Company on the date the bonus is paid.

Pursuant to the Adar Employment Agreement, for the fiscal year ended December 31, 2025, Mr. Adar is eligible to earn an annual bonus equal to 35% of his 2025 base salary, structured as follows: (a) Mr. Adar is entitled to a retention payment in the total amount of $80,000, which shall be paid in two equal installments, with the first installment being paid on the first payroll date following his appointment as Chief Financial Officer, and the second installment to be paid when the Company pays 2025 bonuses to other executives, subject to Mr. Adar’s continued employment on the date of payment; and (b) Mr. Adar shall be eligible to earn up to an additional 7% of his base salary (provided that the total annual bonus Mr. Adar is eligible to earn for the fiscal year ended December 31, 2025 will not exceed 35% of his 2025 base salary), prorated for the period commencing on August 1, 2025 through December 31, 2025, based on Mr. Adar’s achievement of individual metrics and milestones as determined by our Board of Directors (the amounts in (a) and (b), the “Adar 2025 Bonus”).

Equity Compensation

Our equity grant program is intended to align the interests of our Named Executive Officers with those of our shareholders and to motivate them to make important contributions to our performance. In 2025, stock options and RSU grants were made following shareholder approval of our 2025 Incentive Compensation Plan (the “2025 Plan”).

Employee Benefits and Perquisites

We currently maintain the Lifeward, Inc. 401(k) Plan, a defined contribution plan, or the 401(k) Plan, for the benefit of our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers were eligible to participate in the 401(k) Plan on the same terms as our other full-time employees. We believe that providing a vehicle for retirement savings though our 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers.

Currently, we do not view perquisites or other personal benefits as a significant component of our Compensation Policy.

Equity Grant Timing

Our policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The compensation committee of our Board of Directors is responsible for the timing and terms of equity awards to executives and other eligible employees.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance goals and market conditions. We do not follow a predetermined schedule for the granting of equity awards. In determining the timing and terms of an equity award, the Board of Directors or the compensation committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The board’s or the compensation committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

We are committed to maintaining transparency in our executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We regularly review our policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance.

Employment Agreements of Named Executive Officers

Each of Mark Grant, our current President and CEO, Almog Adar, our Chief Financial Officer, and Jeannine Lynch, our Vice President of Market Access and Strategy, previously entered into an employment agreement with our Subsidiary. These employment agreements set forth their respective terms of employment, which terms are generally applicable to all of our executives, covering matters such as vacation, health and other benefits. The following are descriptions of the material terms of our Named Executive Officers’ employment agreements.

Mark Grant

In connection with Mr. Grant’s appointment as the Company’s President and Chief Executive Officer, the Company and Mr. Grant entered into an employment agreement on May 16, 2025 (the “Grant Employment Agreement”). Pursuant to the Grant Employment Agreement, which is effective as of the Effective Date, Mr. Grant receives (i) an annual base salary of $435,000, subject to period adjustments as may be determined from time to time by the compensation committee of the Board and (ii) an annual performance bonus up to 70% of annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board, which will be pro-rated for the remainder of 2025. Mr. Grant also received an inducement grant of options (the “Option”) to purchase 400,000 of the Company’s Ordinary Shares, in accordance with Nasdaq Listing Rule 5635(c)(4), which vest in four equal annual installments beginning on the first anniversary of the grant date. The terms of the Option are materially consistent with the Company’s form of inducement option award agreements for employees and executive officers.

Upon a termination of Mr. Grant’s employment due to death, disability, termination for “Cause” (as defined in the Grant Employment Agreement) or resignation without “Good Reason” (as defined in the Grant Employment Agreement), Mr. Grant is entitled to receive: (i) any base salary earned through the date of termination and any unpaid expense reimbursements, (ii) any earned but unpaid wages required to be paid by law and (iii) any vested benefits he may have under any employee benefit plan through the termination date (collectively, the “Accrued Benefits”).

Upon a termination of Mr. Grant’s employment without “Cause” by the Company or resignation for “Good Reason” by Mr. Grant, in addition to the Accrued Benefits, and subject to Mr. Grant’s execution of the Separation Agreement (as defined in the Employment Agreement), Mr. Grant is entitled to receive: (i) continuation of his base salary for six (6) months (the “Grant Severance Pay”), (ii) payment of his target bonus for the then-current year paid in six (6) substantially equal installments over a six-month period and in accordance with the Company’s standard payroll practices, (iii) reimbursement of monthly health insurance premium equal to the monthly employer contribution that the Company would have made if he had remained employed by the Company until the earliest of (a) the end of the period over which the Company pays the Grant Severance Pay, (b) the date on which Mr. Grant becomes eligible to receive group medical plan benefits from another employer, or (c) the date on which Mr. Grant is no longer eligible to receive such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, if such termination without “Cause” or resignation for “Good Reason” occurs within ninety (90) days prior to a Change of Control (as defined in the Grant Employment Agreement) or twelve (12) months immediately following a Change of Control, then in addition to the Accrued Benefits, and subject to Mr. Grant’s execution of the Separation Agreement, Mr. Grant is entitled to receive: (i) continuation of base salary for twelve (12) months (the “Grant Change of Control Severance Pay”), (ii) lump-sum payment in an amount equal to his target bonus for the then-current year and (iii) reimbursement of monthly health insurance premium equal to the monthly employer contribution that the Company would have made if he had remained employed by the Company until the earliest of (a) the end of the period over which the Company pays the Grant Change of Control Severance Pay, (b) the date on which Mr. Grant becomes eligible to receive group medical plan benefits from another employer, or (c) the date on which Mr. Grant is no longer eligible to receive such coverage under COBRA.

The Grant Employment Agreement is governed by the laws of the State of North Carolina and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and confidentiality, trade secrets and inventions clauses.

Larry Jasinski

On January 17, 2011, we entered into an employment agreement with Mr. Jasinski, pursuant to which he served as the CEO of the Company beginning on February 12, 2012 (as amended from time to time, the “Jasinski Employment Agreement”). Mr. Jasinski served as co-CEO from June 2, 2025 until June 30, 2025, and thereafter ceased to serve as an officer of the Company.

The Jasinski Employment Agreement provided for an annual base salary, subject to annual increases in the discretion of, the Company, and an annual performance bonus. In accordance with previous shareholder approvals, and effective as of January 1, 2025, the annual base salary was $442,312. The annual performance bonus was originally set at up to 35% of annual base salary. In 2020, this was increased to an annual performance bonus of up to 70% of annual base salary for achieving 100% of targets (with adjustment upward or downward for performance exceeding or failing to meet such objectives, respectively).

In the event that Mr. Jasinski’s employment was terminated by the Company without “Cause” (as defined in the Jasinski Employment Agreement ), or if Mr. Jasinski terminated his employment for “Good Reason” (as defined in the Jasinski Employment Agreement), he would be entitled to certain severance payments and benefits, including: (i) a lump sum payment equal to 90 days of his base salary, (ii) an annual performance bonus (calculated based on the assumption that to the extent performance objectives were achieved in the six-month period preceding his termination, they will also be achieved in the six months following termination), (iii) reimbursement for any COBRA or other medical, dental and vision premiums for six months following his termination and (iv) continued participation in any employee and executive benefit programs in effect as of his termination and reimbursement for the premium or other fees associated with continuation in any insurance program available to the Company’s employees as a non-employee or in a comparable program if participation as a non-employee would be barred. The Jasinski Employment Agreement further provided that if Mr. Jasinski’s employment was terminated without Cause or by Mr. Jasinski for Good Reason, any unvested portion of the options promised in the Jasinski Employment Agreement, which would have vested during the six months following such termination had Mr. Jasinski remained employed by the Company, would automatically vest. If Mr. Jasinski terminated his employment without Good Reason, he would be entitled to receive a pro-rated amount of his annual performance bonus as determined in good faith by the Board. Mr. Jasinski was not be entitled to any severance if he was terminated by the Company for Cause.

The Jasinski Employment Agreement was amended in 2020 to provide that if a “Change of Control” (as defined in the Jasinski Employment Agreement) occurred, and within one year following such Change of Control Mr. Jasinski was terminated without Cause or he resigned for Good Reason, Mr. Jasinski would be entitled to severance of 18 months’ salary as well as an annual bonus for the year in which the termination occurs (assuming achievement of 100% of milestones and targets set by the Board of Directors).

The Jasinski Employment Agreement was governed by the laws of the State of Delaware and contained non-solicitation and non-competition covenants (each of which remained in effect during the term of employment and for 12 months following termination of employment) and trade secrets and inventions clauses.

On June 30, 2025, we entered into a separation agreement with Mr. Jasinski, which included a release of claims in favor of the Company, pursuant to which he was entitled to receive: (i) the gross amount of $221,156.04, which was paid in 12 substantially equal installments, (ii) his annual bonus for the fiscal year ended December 31, 2025, which was paid in a lump sum in an amount based on the actual achievement of objectives during the 6-month period preceding the termination date and assumed 100% achievement of objectives during the 6-month period following the termination date, (iii) a monthly payment equal to the full monthly COBRA premium to continue health coverage for Mr. Jasinski and his eligible dependents until the earliest of (a) the 6-month anniversary of the date of termination, and (b) the cessation of Mr. Jasinski’s health continuation rights under COBRA.

In addition, on June 30, 2025, we entered into a consulting agreement with Mr. Jasinski for a period of six months from July 1, 2025 through December 31 2025 (the “Consulting Period”), pursuant to which we agreed to pay Mr. Jasinski $18,429.67 per month for each month Mr. Jasinski performed consulting services pursuant to such agreement. Any of Mr. Jasinski’s outstanding and unvested RSUs as of Mr. Jasinski’s termination of employment continued to vest during the Consulting Period.

Almog Adar

In connection with Mr. Adar’s appointment as the Company’s Chief Financial Officer, the Company and Mr. Adar entered into a first amendment to Mr. Adar’s then-existing employment agreement with the Company, effective as of August 1, 2025 (the “Adar Employment Agreement”). Pursuant to the Adar Employment Agreement, Mr. Adar is entitled to receive (i) an annual base salary of $315,000, subject to periodic adjustments as may be determined from time to time by the compensation committee of the Board and (ii) an annual performance bonus of up to 35% of his annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board. For the fiscal year ended December 31, 2025, Mr. Adar’s annual performance bonus will be structured in the form of the Adar 2025 Bonus described under “2025 Bonuses” above. The Adar Employment Agreement also provided Mr. Adar with the right to receive an option to purchase 225,000 of the Company’s Ordinary Shares, which vests in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Adar’s continued service with the Company and subject to the terms of the 2025 Plan.

Upon a termination of Mr. Adar’s employment without “Cause” by the Company or resignation for “Good Reason” by Mr. Adar, and subject to Mr. Adar’s execution of a release agreement in the form acceptable to the Company, Mr. Adar is entitled to receive: (i) continuation of his base salary for six (6) months (the “Adar Severance Pay”), (ii) payment of his target bonus for the then-current year paid in six (6) substantially equal installments over a six-month period and in accordance with the Company’s standard payroll practices, (iii) reimbursement of monthly health insurance premium equal to the monthly employer contribution that the Company would have made if he had remained employed by the Company until the earliest of (a) the end of the period over which the Company pays the Adar Severance Pay, (b) the date on which Mr. Adar becomes eligible to receive group medical plan benefits from another employer, or (c) the date on which Mr. Adar is no longer eligible to receive such coverage under COBRA. In addition, if such termination without “Cause” or resignation for “Good Reason” occurs within ninety (90) days prior to a Change of Control (as defined in the Adar Employment Agreement) or twelve (12) months immediately following a Change of Control, and subject to Mr. Adar’s execution of the Separation Agreement, Mr. Adar is entitled to receive: (i) salary continuation at the Base Salary (as defined in the Adar Employment Agreement) rate for twelve (12) months (the “Adar Change of Control Severance Pay”), (ii) lump-sum payment in an amount equal to his target bonus for the then-current year, (iii) reimbursement of monthly health insurance premium equal to the monthly employer contribution that the Company would have made if he had remained employed by the Company until the earliest of (a) the end of the period over which the Company pays the Adar Change of Control Severance Pay, (b) the date on which Mr. Adar becomes eligible to receive group medical plan benefits from another employer, or (c) the date on which Mr. Adar is no longer eligible to receive such coverage under COBRA, and (iv) accelerated vesting of all unvested restricted share units and options, which will vest and become immediately exercisable upon the effective date of the termination of Mr. Adar’s employment.

The Adar Employment Agreement is governed by the laws of the Commonwealth of Massachusetts and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and confidentiality, trade secrets and inventions clauses.

Jeannine Lynch

On July 22, 2021, we entered into an employment agreement with Jeannine Lynch to serve as Vice President of Market Access and Strategy of the Company, effective August 31, 2021 (the “Lynch Employment Agreement”). Pursuant to the terms of the Lynch Employment Agreement, Ms. Lynch is entitled to (i) an annual base salary of $320,000, which was increased to $361,637 effective April 1, 2025, subject to increases as may be determined from time to time by the compensation committee of the Board and (ii) an annual performance bonus up to 35% of annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board. The Lynch Employment Agreement may be terminated by the Company upon prior written notice.

In the event that (x) Ms. Lynch’s employment is terminated for any reason other than for “cause” (as defined therein), death, or disability, (y) the Company moves its primary office outside of the United States and/or reduces Ms. Lynch’s title or primary responsibilities, or (z) the Company moves Ms. Lynch’s principal location of work, the Company shall pay monthly severance to Ms. Lynch at the rate per annum of her salary and bonus (and the replacement cost of her benefits) at the time of such termination for a period from the date of such termination to the date which is six months after such termination.

In the event that the Company is subject to a merger or acquisition where Ms. Lynch is terminated during the 12-month period following the closing of the transaction, 100% of the then-unvested and outstanding equity awards held by Ms. Lynch will vest upon such termination.

Ms. Lynch is not entitled to receive any termination or change in control benefits under our Compensation Policy.

The Lynch Employment Agreement is governed by the laws of the Commonwealth of Massachusetts and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and trade secrets and inventions clauses.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards as of December 31, 2025, for each Named Executive Officer.

			Option Awards				Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Mark Grant	6/2/2025	(3)	—	400,000	1.23	6/2/2035
Larry Jasinski	6/27/2017	(4)	713	—	367.50	3/31/2026
	5/3/2018	(5)	1,249	—	188.13	3/31/2026
	3/27/2019	(6)	1,774	—	37.56	3/31/2026
Almog Adar	8/2/2022	(7)					3,571	2,060
	6/30/2023	(8)					8,929	5,152
	8/13/2025	(9)	—	225,000	0.72	8/13/2035
Jeannine Lynch	8/2/2022	(10)					4,912	2,834
	6/30/2023	(11)					9,821	5,667
	11/11/2025	(12)					50,000	28,850

(1)	Awards granted prior to 2025 were granted under the Company’s 2014 Equity Incentive Plan, as amended from time to time, and awards granted in 2025 were granted under the 2025 Plan.
(2)
The amount listed in this column represents the product of $0.58, which was the closing market price of the Company’s Ordinary Shares as of December 31, 2025, multiplied by the number of shares subject to the award.

(3)	Option awards vest with respect to 1/4th of the original number of Ordinary Shares subject thereto on each annual anniversary of June 2, commencing on June 2, 2026 and ending on June 2, 2029.
(4)	This award is fully vested.
(5)	This award is fully vested.
(6)	This award is full vested.
(7)	1/4th of the RSU award vests on an annual basis commencing on August 2, 2023, and ending on August 2, 2026.
(8)	1/4th of the RSU award vests on an annual basis commencing on June 30, 2025, and ending on June 30, 2027.
(9)	Option awards vest with respect to 1/4th of the original number of Ordinary Shares subject thereto on each annual anniversary of August 13, commencing on August 13, 2026 and ending on August 13, 2029.
(10)	1/4th of the RSU award vests on an annual basis commencing on August 2, 2023, and ending on August 2, 2026.
(11)	1/4th of the RSU award vests on an annual basis commencing on June 30, 2025, and ending on June 30, 2027.
(12)	1/4th of the RSU award vests on an annual basis commencing on December 11, 2026, and ending on December 11, 2029.

Potential Payments Upon Termination or Change in Control

We have adopted, pursuant to shareholder approval, our Compensation Policy, which provides for certain benefits to our executive officers upon retirement or termination, whether or not in the event of a change in control. We may memorialize any of these benefits in arrangements we enter into with individual executive officers. Under the Compensation Policy, executive officers may be entitled to advance notice of termination of up to 12 months and to obtain up to 12 months of post-termination health insurance. In addition to receiving severance pay as required or facilitated under the local laws of the relevant jurisdiction, executive officers may have the right to receive up to 12 months of base salary (18 months in the case of the CEO), bonus and benefits, taking into account the period of the officer’s service or employment, his or her performance during employment and contribution to the Company’s targets and profits and the circumstances surrounding termination of his or her employment. These benefits are designed to attract and motivate highly skilled professionals to join our Company and to enable us to retain key management.

To the extent our Named Executive Officers are entitled to receive severance (except for any severance payments mandated by Israeli law for our Israeli employees) or change in control benefits, such entitlements are contractually agreed upon between the Company and the applicable Named Executive Officer. Accordingly, for further information regarding the payments and benefits our Named Executive Officers are entitled to receive upon a termination or change in control, please see “Executive Compensation — Employment Agreements of Named Executive Officers.”

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the Board of Directors or the compensation committee of another entity that has one or more executive officers serving on the Company’s compensation committee or the Board.

Policy for Recoupment of Incentive Compensation (Clawback Policy)

On September 13, 2023, we adopted an amended and restated policy for recoupment of incentive compensation (the “Clawback Policy”) in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards (the “final clawback rules”), which covers our current and former executive officers, including all of our named executive officers. Under the Clawback Policy, in the event that we are required to prepare a restatement of our previously issued financial statements due to our material noncompliance with any financial reporting requirement under securities laws, we are required to recover (subject to certain limited exceptions described in the Clawback Policy and permitted under the final clawback rules) any cash or equity incentive-based compensation received by any current or former executive officer after the effective date of the Clawback Policy and in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.

DIRECTOR COMPENSATION

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board during the year ended December 31, 2025, other than Mr. Mark Grant, our CEO, and Larry Jasinski, our former CEO, who did not receive additional compensation for his services as director and whose compensation is set forth in the Summary Compensation Table found elsewhere in this annual report.

Name	Fees Earned in Cash ($)	Share Awards ($)(1)	Total ($)
Dr. John William Poduska	61,351(2)	25,000	86,351
Randel Richner	61,478(3)	25,000	86,478
Joseph Turk	85,786(4)	12,500(5)	98,286
Hadar Levy	49,277(6)	25,000	74,277
Michael Swinford	52,527(7)	25,000	77,527
Robert Marshall	58,551(8)	25,000	83,551

(1)
Amounts represent the aggregate grant date fair value of an award of 35,899 RSUs issued under the Amended and Restated 2025 Incentive Compensation Plan (the “2025 Plan”) as an annual award to the applicable directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of RSUs granted is determined based on the price of the Company’s Ordinary Shares on the date of grant. All RSUs become vested and exercisable in four equal quarterly installments starting three months following the grant date. The valuation assumptions used in determining such amounts are described in Notes 2k and 8c to our consolidated financial statements included in our Annual Report, filed on March 7, 2025.

(2)
Represents $24,658 earned by Dr. Poduska as an annual retainer for serving as a non-employee director on the Board of Directors, a cash payment of $12,500 received in lieu of equity compensation (as discussed below), $15,279 for attending meetings of the Board of Directors, $2,836 for serving as a member of the audit committee, $6,078 for serving as the chairman of the compensation committee.

(3)
Represents $24,658 earned by Ms. Richner as an annual retainer for serving as a non-employee director on the Board of Directors, a cash payment of $12,500 received in lieu of equity compensation, $18,893 for attending meetings of the Board of Directors, $5,427 for serving as a member of the compensation committee.

(4)
Represents $37,513 earned by Mr. Turk as an annual retainer for serving as our Chairman of the Board of Directors, a cash payment of $12,500 earned in lieu of equity compensation, $28,044 for attending meetings of the Board of Directors and $7,729 for serving as a member of the compensation committee. Mr. Turk elected to step down from the Board of Directors effective as of December 31, 2025.

(5)
At our annual meeting for fiscal year ended December 31, 2024, our stockholders approved the right for the Chairman of the Board of Directors to receive an Annual RSU Grant (or a cash fee in lieu of an equity grant) having a value equal to $100,000 on the date of grant. Due to an insufficient number of shares under our 2025, Mr. Turk elected to forgo a portion of his Annual RSU Grant equal to $50,000 and, instead, in lieu of such equity compensation, receive such amount in cash in 4 substantially equal quarterly installments, subject to Mr. Turk’s continued service as a member of the Board of Directors. Mr. Turk earned $12,500 of this $50,000 cash amount before electing to step down from the Board of Directors effective December 31, 2025.

(6)
Represents $24,658 earned by Mr. Levy as an annual retainer for serving as a non-employee director on the Board of Directors, a cash payment of $12,500 received in lieu of equity compensation, $9,788 for attending meetings of the Board of Directors and $2,331 for serving as a member of the audit committee.

(7)
Represents $24,658 earned by Mr. Swinford as a portion of the annual retainer for serving as a non-employee director on the Board of Directors, a cash payment of $12,500 received in lieu of equity compensation, $15,369 for attending meetings of the Board of Directors.

(8)
Represents $24,658 earned by Mr. Marshall as a portion of the annual retainer for serving as a non-employee director on the Board of Directors, a cash payment of $12,500 received in lieu of equity compensation, $17,229 for attending meetings of the Board of Directors and $4,164 for serving as a member of the audit committee. Mr. Marshall was appointed Chairman of the Board of Directors effective January 1, 2026.

The aggregate number of Ordinary Shares subject to outstanding options and RSU awards for each of our non-employee directors as of December 31, 2025, is shown below. Information regarding Mr. Grant’s and Mr. Jasinski’s outstanding equity awards as of December 31, 2025, is set forth in the Outstanding Equity Awards Table found elsewhere in this annual report.

Name	Number of Shares
Dr. John William Poduska	26,971
Randel Richner	26,925
Joseph Turk	—
Hadar Levy	26,925
Michael Swinford	26,925
Robert Marshall	26,925

Cash compensation for our independent, non-employee directors’ services is governed by previous decisions of our compensation committee, Board of Directors and shareholders, and is subject to terms and conditions of our Compensation Policy. Additionally, each independent, non-employee director currently receives upon his or her appointment a restricted share unit award (the “Initial RSU Award”), with such Initial RSU Award having a value equal to $50,000 on the date of grant (in each case, as determined based on the closing price of our Ordinary Shares on the date of grant).  Each independent, non-employee director is also entitled to receive an annual grant of RSUs, with such Annual RSU Award having a value equal to $50,000 on the date of grant, except in the case of the Chairman of the Board of Directors, who is eligible to receive an annual grant of RSUs having a value equal to $100,000 on the date of the grant (each annual RSU grant, the “Annual RSU Award”). The Initial RSU Award and Annual RSU Award each vest ratably in four equal quarterly instalments starting three months from the date of grant (subject to the non-employee director’s continued service with the Company through each applicable vesting date), with the vesting of such awards to be accelerated upon certain change of control events in accordance with the Compensation Policy. At our 2020 annual general meeting, our shareholders approved an amendment to our then-current Compensation Policy whereby (x) all or a portion of our non-directors’ cash compensation may be paid in equity, at the discretion of our compensation committee, in order to preserve the Company’s cash, and (y) equity compensation of directors will be payable in the first instance in RSUs but such compensation may also be payable, at the discretion of our compensation committee, in cash, based on a formula to be determined and with such payment provisions as shall result in the equivalent effect of vesting of RSUs, in order to preserve the equity available for incentives.

In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Directors are also indemnified and insured by us for actions associated with being a director to the extent permitted under Israeli law. Further, none of our non-employee directors receive any benefits upon termination of their directorship positions. The compensation committee reviews director compensation annually and makes recommendations to the Board of Directors with respect to compensation and benefits provided to the members of the Board of Directors.

INTERESTS OF THE DIRECTORS AND OFFICERS OF LIFEWARD IN THE ACQUISITION

Below is a description of certain interests in the Contemplated Transactions held by some of the Company’s executive officers and directors that may be different from, or in addition to, the interests of Lifeward’s shareholders generally. These interests may create potential conflicts of interest. These interests were fully disclosed to our compensation committee (the “Compensation Committee”) and Board, which considered them, among other matters, in evaluating and approving the Contemplated Transactions, and in making their recommendation that Lifeward’s shareholders approve the Contemplated Transactions.

The Company’s current executive officers and non-employee directors and their respective positions are as follows:

Name	Position
Executive Officers
Mark Grant	President and Chief Executive Officer
Almog Adar	Chief Financial Officer
Jeannine Lynch	Vice President of Market Access and Strategy
Non-Employee Directors
Robert Marshall	Chairman
Dr. John William Poduska	Director
Randel Richner	Director
Hadar Levy	Director
Michael Swinford	Director

Approval of Stock Option Awards

Our Compensation Committee and Board have approved an award of stock options to our President and Chief Executive Officer, equal to 5% of the outstanding Ordinary Shares immediately after the Closing, less the number of Ordinary Shares underlying the Grant Inducement Award. Such stock option grant is subject to shareholder approval (see Proposal 5 below) and is contingent upon the Closing. In addition, our Compensation Committee and Board have approved the award to our Chief Financial Officer, Almog Adar, of stock options equal to 1.5% of the outstanding Ordinary Shares immediately after the Closing, less all outstanding equity awards previously granted to Mr. Adar. Such stock option grant is contingent upon the Closing. No other executive officer or non-employee director will receive a stock option award in connection with the Contemplated Transactions.

The following table sets forth, for each of the Company’s executive officers and non-employee directors, (i) the aggregate number of Ordinary Shares underlying vested and outstanding stock options held by such individual as of January 20, 2026, (ii) the aggregate number of Ordinary Shares underlying unvested stock options as of January 20, 2026 and (iii) the estimated value that the executive officers and non-employee directors will receive in respect of such stock options in connection with the Contemplated Transactions. The following table assumes that no stock options will be exercised between January 20, 2026 and the closing of the Contemplated Transactions. For each individual, the estimated aggregate amount set forth below equals the product of (a) $0.72, net of the weighted average exercise price of such individual’s unvested and vested stock options, multiplied by (b) the total number of Ordinary Shares subject to such stock options. Any differences in the totals shown below relative to the component amounts are due to rounding adjustments and use of the weighted average exercise price to calculate the estimated aggregate payouts.

Name	Unvested Company Options (#)	Value of Unvested Company Options ($)	Vested Company Options (#)	Value of Vested Company Options ($)
Executive Officers
Mark Grant	400,000	—	—	—
Almog Adar	225,000	900	—	—
Jeannine Lynch	—	—	—	—
Non-Employee Directors
Robert Marshall	—	—	—	—
Dr. John William Poduska	—	—	—	—
Randel Richner	—	—	—	—
Hadar Levy	—	—	—	—
Michael Swinford

Continuing Employment with the Company

It is currently expected that the executive officers of the Company will continue their employment with the Company following the Closing on substantially similar terms and conditions as in existence immediately prior to the Closing.

Except as otherwise set forth above with respect to new stock options to Mr. Grant and Mr. Adar, none of the Company’s directors or executive officers is a party to, or participates in, a Company plan, program, or arrangement that provides such director or executive officer with compensation that is based on or otherwise relates to the completion of the Contemplated Transactions.

PROPOSAL 1

APPROVAL OF THE COMPANY’S ISSUANCE OF APPROXIMATELY 131,297,754 ORDINARY
SHARES, AS DESCRIBED IN THIS PROXY STATEMENT TO ORAMED, BASED ON THE NUMBER OF
OUTSTANDING ORDINARY SHARES OF THE COMPANY AS OF JANUARY 20, 2026, THE LATEST
PRACTICABLE DATE PRIOR TO THE DATE OF THIS PROXY STATEMENT, AS CONSIDERATION
FOR THE ORATECH ACQUISITION; TO ORAMED, UPON THE EXERCISE OF PRE-FUNDED
WARRANTS TO PURCHASE ORDINARY SHARES AND WARRANTS TO PURCHASE ORDINARY
SHARES, WHICH WILL BE ISSUED TO ORAMED IN CONNECTION WITH THE ORATECH
ACQUISITION; AND TO ORAMED AND CERTAIN INVESTORS, UPON THE CONVERSION OF
SECURED CONVERTIBLE NOTES AND UPON THE EXERCISE OF WARRANTS TO PURCHASE
ORDINARY SHARES, WHICH WILL BE ISSUED TO ORAMED AND SUCH INVESTORS, WHICH WILL
BE ISSUED PURSUANT TO A SECURITIES PURCHASE AGREEMENT THAT WAS ENTERED INTO IN
CONNECTION WITH THE ORATECH ACQUISITION

Background

Bridge Loan

As disclosed by the Company on November 14, 2025, it entered into a secured promissory note (the “Bridge Note”) with Oramed Ltd. (the “Lender”), pursuant to which we issued to the Lender a secured promissory note in the principal amount of $3.0 million. This loan is secured by a lien on our cash. Interest on the loan accrues at a rate of 15% per annum, and the loan matures on May 14, 2026.  The Bridge Note contains customary representations, warranties and covenants limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, certain corporate changes, transactions with affiliates and fundamental changes. The Bridge Note provides for events of default customary for loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company. After the occurrence of an event of default, the Lender may (i) accelerate payment of all obligations, impose an increased rate of interest, and terminate its commitments under the Bridge Note and (ii) exercise any other right or remedy provided by contract or applicable law. Pursuant to the terms and conditions contained in the Bridge Note, we may also be required to pay the Lender a termination fee of $500,000 under certain circumstances. The Bridge Note is convertible into our Ordinary Shares at the option of the Lender, and there is mandatory conversion under certain circumstances.  The amounts under the Bridge Note are convertible into our Ordinary Shares at a price of $0.45 per ordinary share, subject to adjustment as provided in the Bridge Note. The number of our Ordinary Shares the Lender may receive upon conversion of the Loan shall not exceed a beneficial ownership limitation of 4.99% of our Ordinary Shares, such ownership percentage to be determined in accordance with the terms of the Bridge Note.

If Proposal 1 is not approved, the Company will need to obtain alternative financing in order to repay a secured promissory note in the principal amount of $3.0 million, which bears interest at the rate of 15% per annum and matures on May 14, 2026. The Company will also need to raise immediate financing in order to continue its operations after the first quarter of 2026. The Board of Directors therefore recommends that you vote “FOR” Proposal 1, as well as the other proposals on the agenda for the Meeting.

Dilution of Existing Shareholders

The transactions under the Share Purchase Agreement and the Securities Purchase Agreement will result in immediate and substantial dilution of the existing shareholders of Lifeward. Immediately following the Closing, Oramed will hold Ordinary Shares of the Company representing 45.00% of Lifeward’s outstanding Ordinary Shares on a fully-diluted basis, without providing for the exercise of Pre-Funded Warrants and Purchase Warrants issued in connection with the Share Purchase Agreement. As a result, the existing shareholders will be diluted by approximately 45%. Moreover, if Oramed or its affiliates, as investors in the Notes and Warrants, determine to increase the beneficial ownership limitation (which requires Lifeward’s consent, which it cannot unreasonably withhold), and convert a Note or exercise a Warrant, existing shareholder of Lifeward will be further diluted. Assuming that on the Effective Date all ordinary shares are issued and all ordinary shares upon the conversion and exercise of  securities issued pursuant to or in connection with the Contemplated Transactions are issued, based on the total number of shares outstanding as of today, we expect we will have approximately 158 million ordinary shares outstanding and existing shareholders will be diluted by approximately 88%. Oramed will also receive the right to appoint three of the six directors of Lifeward (other than External Directors; see below) upon the Closing.

Upon consummation of the Share Purchase Agreement, we will issue to Oramed (i) 14,967,635 ordinary shares, (ii) 11,885,675 pre-funded warrants to purchase our ordinary shares and (iii) a number umber of warrants to purchase Ordinary Shares equal to the quotient obtained by dividing the Company’s net cash as of the Closing by an exercise price equal to $0.45 per share, subject to certain adjustments.  Pursuant to the Securities Purchase Agreement, we will issue Notes and warrants initially convertible into up to aggregate of 104,444,444 ordinary shares. Such instruments are subject to beneficial ownership limitations described elsewhere in this proxy statement.

Implications of the Transactions under the Israel Companies Law

The Israel Companies Law generally imposes various corporate governance requirements on Israeli companies whose shares are publicly traded, including companies whose shares are traded outside of Israel. These include the requirement that at least two External Directors must serve on the Board of Directors. External Directors must meet stringent requirements of independence, must be elected by a Special Majority vote of shareholders, and are subject to additional restrictions. Companies that are required to appoint External Directors are also subject to rules regarding the composition of the audit committee and compensation committee, including requirements relating to the inclusion and role of the External Directors on such committees.

Regulations under the Israel Companies Law exempt a company whose shares are traded outside of Israel from these requirements, provided certain conditions are met. Among the conditions is that the company not have a controlling shareholder, as defined under the Israel Companies Law. Following the adoption of these regulations, in February 2018 Lifeward elected to opt out of the External Director and related corporate governance requirements. As a result of the Oratech Acquisition, however, Oramed will become a controlling shareholder of the Company. The Company will therefore be required to comply with the External Director and related corporate governance requirements. See Proposal 3 below for additional information on how Lifeward proposes to comply with these requirements.

Why We Need Shareholder Approval

Our Ordinary Shares are listed on The Nasdaq Capital Market, and as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rule 5635. Below is an overview of the relevant provisions of Nasdaq Listing Rule 5635 as they relate to the issuance of Ordinary Shares, Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, Ordinary Shares issuable upon exercise of the Purchase Warrants, Ordinary Shares issuable upon conversion of the Notes and Ordinary Shares issuable upon exercise of the Common Warrants.

Nasdaq Listing Rule 5635(a)

Our Ordinary Shares are listed on the Nasdaq Capital Market, and, as such, we are subject to the applicable rules of the Nasdaq Stock Market LLC, including Nasdaq Listing Rule 5635(a), which requires shareholder approval in connection with the acquisition of another company if the Nasdaq-listed company will issue more than 20% of its Ordinary Shares. For purposes of Nasdaq Listing Rule 5635(a), the issuance of any Ordinary Shares in connection with and pursuant to the Share Purchase Agreement and Securities Purchase Agreement would be aggregated together. Thus, in order to permit the issuance of Ordinary Shares, Ordinary Shares upon exercise of the Pre-Funded Warrants and Ordinary Shares issuable upon exercise of the Purchase Warrants pursuant to the Share Purchase Agreement and Ordinary Shares issuable upon conversion of the Notes and Common Warrants issuable pursuant to the Securities Purchase Agreement, we must first obtain shareholder approval of this issuance.

Nasdaq Listing Rule 5635(b)

Pursuant to Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance of securities that could result in a “change of control” of a listed company, which for Nasdaq purposes, is generally deemed to occur when, as a result of an issuance, an investor or a group of investors acquires, or has the right to acquire, 20% or more of the outstanding equity or voting power of the company and such ownership or voting power would be the company’s largest ownership position. Oramed will acquire 49.99% of our Ordinary Shares as a result of securities being issued to it in connection with the Share Purchase Agreement and Securities Purchase Agreement. As a result, the issuance of Ordinary Shares, shares issuable upon exercise of Pre-Funded Warrants, Ordinary Shares issuable upon exercise of the Purchase Warrants, Ordinary Shares issuable upon conversion of the Notes and Ordinary Shares issuable upon exercise of Common Warrants to be issued to Oramed will result in the issuance to Oramed of Ordinary Shares in excess of 19.99% of the issued and outstanding Ordinary Shares as of the date of the Share Purchase Agreement and Securities Purchase Agreement. Accordingly, we are also seeking shareholder approval pursuant to Nasdaq Listing Rule 5635(b).

Nasdaq Listing Rule 5635(d)(2)

Pursuant to Nasdaq Listing Rule 5635(d)(2), shareholder approval is required prior to the issuance of securities in connection with a transaction (or a series of related transactions) other than a public offering involving the sale, issuance or potential issuance of Ordinary Shares (or securities convertible into or exercisable for Ordinary Shares) equal to 20% or more of the Ordinary Shares or 20% or more of the voting power outstanding before the issuance at a price that is less than the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement or (ii) the average Nasdaq Official Closing Price of the Ordinary Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement, or the “Minimum Price”. On January 9, 2026, the last trading date prior to the signing of the Purchase Agreement, the closing price of our Ordinary Shares was $0.622 and the average closing price of our Ordinary Shares over the five trading days immediately preceding January 9, 2026 was $0.63676.

However, Nasdaq attributes a value of $0.125 to each warrant plus any amount that a warrant is currently in the money or could be in the money due to adjustments. Therefore, in order for the Securities Purchase Agreement to have been entered into at or above the Minimum Price, each Investor would have been required to pay $0.125 per Warrant, which amount was not paid and will not be paid by the Investors. Therefore, the issuance of Ordinary Shares, Ordinary Shares issuable upon exercise of Pre-Funded Warrants, Ordinary Shares issuable upon exercise of the Purchase Warrants, Ordinary Shares issuable upon conversion of the Notes and Ordinary Shares issuable upon exercise of Common Warrants will result in the issuance of Ordinary Shares in excess of 19.99% of our outstanding Ordinary Shares at less than the Minimum Price. Accordingly, we are seeking shareholder approval pursuant to Nasdaq Listing Rule 5635(d)(2). The shareholder approval requirement described above was included in the Share Purchase Agreement and Securities Purchase Agreement to comply with Nasdaq Listing Rule 5635(d)(2).

Israel Companies Law

Under the Israel Companies Law, the issuance of shares that would result in the purchaser holding 25% or more of the outstanding shares generally requires a “special tender offer” under Israeli law, unless shareholders approve a private placement as being exempt from the special tender offer rules. The same is true for the issuance of shares that would result in the purchaser holding more than 45% of the outstanding shares. Immediately following the Closing, Oramed will hold more than 25% of our outstanding Ordinary Shares, and Oramed will hold more than 45% of our outstanding Ordinary Shares upon the exercise or conversion of any the Notes or the exercise of any of the Warrants.

Accordingly, we are asking shareholders to approve the issuance of Ordinary Shares to Oramed in the private placement in connection with the transactions contemplated by the Share Purchase Agreement and the Securities Purchase Agreement, for purposes of the Nasdaq corporate governance rules and to exempt these transactions from the special tender offer rules under the Israel Companies Law.

If our shareholders do not approve this Proposal No. 1, each of the Share Purchase Agreement and Securities Purchase Agreement cannot be consummated in a manner that complies with Nasdaq Listing Rule 5635(a), 5635(b), 5635(d) and the Israel Companies law.

Effect of Issuance of Additional Securities

The issuance of our Ordinary Shares and other securities described in this Proposal No. 1 would result in the issuance of over 20% of our outstanding shares on a pre-transaction basis. As such, for so long as Oramed beneficially owns a significant amount of our Ordinary Shares, it could significantly influence future Company decisions. Our shareholders will incur dilution of their percentage ownership upon the issuance of shares to Oramed.

Proposed Resolution

You are requested to adopt the following resolution:

“1. RESOLVED, to approve issuance of Ordinary Shares, as described in the Proxy Statement, to Oramed as consideration for the Oratech Acquisition; to Oramed, upon the exercise of pre-funded warrants to purchase Ordinary Shares and warrants to purchase Ordinary Shares, which will be issued to Oramed in connection with the Oratech Acquisition; and to Oramed and certain investors, upon the conversion of secured convertible notes and upon the exercise of warrants to purchase Ordinary Shares, which will be issued to Oramed and such investors, which will be issued pursuant to the Securities Purchase Agreement that was entered into in connection with the Oratech Acquisition – the above Ordinary Shares to be issued in a private placement (i) at less than the “minimum price” within the meaning of the Nasdaq Listing Rules, (ii) that will result in Oramed’s holding at least 45.00%, and potentially in excess of 49.9%, of the outstanding voting power of the Company, in accordance with Nasdaq Listing Rule 5635, (iii) that may be deemed a “change of control” within the meaning of the Nasdaq Listing Rules, and (iv) that is exempt from the “special tender offer” rules under the Israel Companies Law.”

Vote Required

The affirmative vote of an Ordinary Majority is required to adopt the resolution.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL 2

APPROVAL OF THE ELECTION OF TWO EXTERNAL DIRECTORS

Background

As noted in Proposal 1 under “The Implications of the Transactions under the Israel Companies Law,” upon the consummation of the Oratech Acquisition we will be required to have a minimum of two External Directors, whose term of office is three years. Accordingly, we are proposing that shareholders elect Moshe Rozenbaum and William Mark Sigsbee as External Directors, contingent upon and effective as of the date of the Closing, each to serve for a term of three years from the date of the Closing. If, for any reason, the Share Purchase Agreement is terminated or the Closing does not occur, our Board will continue to consist of the current directors.

According to the Israel Companies Law, subject to relief under certain circumstances for companies such as Lifeward whose shares are traded on a securities exchange outside of Israel, at least one of the External Directors must have “accounting and financial expertise” and the other External Director must have either “accounting and financial expertise” or “professional qualifications,” as such terms are defined by regulations promulgated under the Israel Companies Law. Our Board has determined that each of Moshe Rozenbaum and William Mark Sigsbee satisfies the requirements for an External Director under the Israel Companies Law and the independence requirements under the listing standards of The Nasdaq Stock Market and as having financial and accounting expertise under the Israel Companies Law.

External Directors must be elected by the shareholders by a Special Majority, as described above under “Questions and Answers About the Meeting – About the Voting Procedures at the Meeting.” In accordance with the Israel Companies Law and our Articles of Association, External Directors are not assigned to any class. The term of service of an External Director is three years and may be extended for up to two additional three-year terms; thereafter, an External Director may be reelected by our shareholders for additional periods of up to three years each only if our Audit Committee and our Board confirm that, in light of the External Director’s expertise and special contribution to the work of the Board and its committees, the reelection for such additional period is beneficial to the Company. External Directors may be compensated only in accordance with tables published under the Israel Companies Law, or, subject to certain conditions, based on the average compensation of all directors who are neither employees/service providers of the Company nor affiliated with a controlling shareholder of the Company. We are proposing that the nominees for External Directors receive cash and equity compensation equal to the average compensation of all directors who are neither employees/service providers of the Company nor affiliated with a controlling shareholder of the Company. See Proposal 3 below.

Except as indicated herein, there are no arrangements or understandings between any of the above nominees to serve as External Directors and any other person pursuant to which such nominee to serve as an External Director was selected as a nominee.

Each nominee to serve as an External Director has consented to being named in this Proxy Statement and to serve if elected and has advised us that he has the qualifications and time required for the performance of his duties as an External Director, and that there are no legal restrictions preventing him from assuming such office.

External Director Nominees

Moshe Rozenbaum, 44, has many years of experience as a strategic business leader with deep expertise in financial markets, capital raising, and corporate development. From May 2023 to August 2025, he served as the VP – Corporate Development of Nano Dimension Ltd. (Nasdaq: NNDM), where he spearheaded global corporate development strategy for a leading 3D printing and additive electronics company. Prior to that, from January 2019 to June 2022 he served as the Head of Business Development for Yedid Capital Management Inc., and from 2011 to 2019 he served as the Chief Financial Officer and Chief Operating Officer of Fluent Trade Technologies Ltd. and previously served as a Senior Accountant at Ernst & Young. Mr. Rozenbaum holds a B.A. in Accounting from Touro University and is a Certified Public Accountant. We believe that Mr. Rozenbaum’s extensive experience in corporate development, capital raising, finance and accounting equip him with the qualifications and skills to serve as a member of our Board.

William Mark Sigsbee, 59, brings over 30 years of experience as a Chief Executive Officer, consultant and director in the healthcare industry. Since April 2023, he has served as the Chief Executive Officer of Catalyst Business Development, LLC, which provides management consulting services to companies only in the healthcare, medical device and health IT industries. Prior to that, from February 2021 to April 2023 he served as a senior advisor as CWH Advisors, providing C-Level health care management engagement services. From June 2014 to December 2021 he served as the Chief Executive Officer and a director of Medicom Health Interactive, which sold health assessment/patient engagement tools to large health systems around the United States. He also previously served as the President and a director of ApeniMED, Inc., and as a director of Pinnacle Medical Solutions, LLC. Mr. Sigsbee holds a B.A. in Business Administration from Iowa State University. We believe that Mr. Sigsbee’s extensive experience in the healthcare and medical device fields equip him with the qualifications and skills to serve as a member of our Board.

Each of Messrs. Rozenbaum and Sigsbee has certified to us that he possesses all required qualifications of an external director under the Israel Companies Law and meets all relevant requirements of an independent director under the Nasdaq listing standards governing audit committee and compensation committee members.

If elected at the Meeting, contingent upon and effective as of the date of the Closing, each nominee will serve as an external director for a term of three years from the date of the Closing. If, for any reason, the Share Purchase Agreement is terminated or the Closing does not occur, our Board will continue to consist of the current directors.

Composition of the Board of Directors Following Consummation of the Share Purchase Agreement

Since January 1, 2026, our Board has consisted of six directors. Our Articles of Association provide that our Board may consist of not less than 5 and not more than 13 directors. In connection with the Oratech Acquisition and the issuance to Oramed of Ordinary Shares pursuant to the Share Purchase Agreement, we have agreed with Oramed that our Board following the Closing will consist of eight directors, with Oramed to designate three directors and the current Board to designate three directors (in addition to the two external directors). The Board has determined that Messrs. Marshall and Swinford are “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 under the Exchange Act.

The Board will determine the composition of its committees prior to the Closing, once the designees of Oramed and the current Board are approved by our Corporate Governance and Nominating Committee and the Board. In accordance with the Israel Companies Law, both External Directors must serve on the Audit Committee and the Compensation Committee, and the chair of each such committee must be an External Director. The composition of the committees will also comply with the requirements of the Nasdaq Listing Rules, the Exchange Act and other requirements of the Israel Companies Law.

As noted above, if for any reason the Share Purchase Agreement is terminated or the Closing does not occur, our Board will continue to consist of the current directors.

Proposed Resolutions

You are requested to adopt the following resolutions:

“2.a. RESOLVED, that Moshe Rozenbaum be elected as an External Director of the Company, contingent upon and effective as of the date of the closing under the Share Purchase Agreement described in the Proxy Statement for the Meeting, and to serve for a term of three years from such date.”

“2.b. RESOLVED, that William Mark Sigsbee be elected as an External Director of the Company, contingent upon and effective as of the date of the closing under the Share Purchase Agreement described in the Proxy Statement for the Meeting, and to serve for a term of three years from such date.”

Vote Required

The affirmative vote of both an Ordinary Majority and a Special Majority is required to adopt the resolution. For the definitions of “Ordinary Majority” and “Special Majority” (for purposes of this Proposal 2), see “Questions and Answers About the Meeting – About the Voting Procedure at the Meeting” above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF EACH OF THE FOREGOING RESOLUTIONS.

PROPOSAL 3

APPROVAL OF THE COMPENSATION OF THE EXTERNAL DIRECTORS

Background

The compensation of External Directors must comply with the rules set forth in the Israel Companies Law and the related regulations. The general rule is that External Directors are to receive an annual fee and a per-meeting fee, based on the amounts prescribed in tables that appear in the regulations, which tie such compensation to the amount of the company’s shareholders’ equity. Under certain circumstances, the External Directors may instead be compensated based on the average cash and equity compensation of the “other” directors of the company who are (a) not officers, employees or service providers of the company, and (b) not otherwise affiliated with the company or the controlling shareholder of the company, provided that there are at least two such other directors. Following the Closing, we expect that Messrs. Marshall and Swinford will be such directors.

Our Compensation Committee and Board of Directors have approved, subject to shareholder approval, a proposed compensation package for External Directors that consists of both cash and equity compensation that represents the average of that previously approved by our shareholders for directors who are not External Directors and who are (a) not officers, employees or service providers of Lifeward, and (b) not otherwise affiliated with Lifeward or Oramed. Assuming the adoption of Proposal 2, Messrs. Rozenbaum and Sigsbee will serve as our External Directors. They will each receive an annual cash retainer of approximately $10,000, a fee for each meeting of the Board or a committee in which they participate of approximately $1,500 (approximately $750 for remote participation in a meeting, and approximately $700 for each written consent). In addition, on the date of the Meeting they will each receive an Initial RSU Award, and thereafter they will each receive an annual grant of RSUs having a value equal to $75,000 on the date of grant.

Under the Israel Companies Law, the compensation of External Directors requires the approval of the Compensation Committee, Board of Directors and shareholders, in that order. The Compensation Committee recommended, and the Board of Directors approved, this compensation package for all External Directors who may serve from time to time, determined that this compensation package is consistent with Lifeward’s Compensation Policy.

Proposed Resolutions

You are requested to adopt the following resolution:

“3. RESOLVED, subject to any requirement of the Israel Companies Law, that each External Director serving from time to time be compensated based on the average cash and equity compensation of the other directors of the Company who are (a) not officers, employees or service providers of the Company, and (b) not otherwise affiliated with the company or the Controlling Shareholder of the Company.”

Vote Required

The affirmative vote of both an Ordinary Majority and a Special Majority is required to adopt this resolution. For the definitions of “Ordinary Majority” and “Special Majority” (for purposes of this Proposal 3), see “Questions and Answers About the Meeting – About the Voting Procedure at the Meeting” above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL 4

TO APPROVE AN INCREASE IN THE NUMBER OF SHARES
AVAILABLE FOR GRANT UNDER THE COMPANY’S 2025 INCENTIVE COMPENSATION PLAN

Background

Equity incentives play a critical role in our success by providing our key personnel with a direct stake in the Company that encourages and incentivizes strong performance while closely aligning interests with those of the Company and our shareholders. Our Board of Directors believes the number of ordinary shares available for issuance the Company’s 2025 Incentive Compensation Plan (as amended from time to time, the “2025 Plan”) is not sufficient to make the grants that are needed (i) as a result of the Oratech Acquisition and (ii) to provide adequate long-term equity incentives to our key personnel.

Accordingly, our Board of Directors approved an amendment to the 2025 Plan on January 5, 2026, subject to shareholder approval, to increase the aggregate number of ordinary shares that may be issued under the 2025 Plan by an additional 5,225,000 shares (the “Amendment”). Based solely on the closing price of our Ordinary Shares as reported on Nasdaq on January 20, 2026, the maximum aggregate value of those 5,225,000 shares is $3,767,225. We believe that this Amendment is reasonable, appropriate, and in the best interests of our shareholders.

Reasons to Approve the Amendment

The Amendment is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate talented and qualified employees. Given that the 2025 Plan does not include an “evergreen” provision, we must request that our shareholders approve an increase to the share reserve under the 2025 Plan to foster our goals.

The Compensation Committee will carefully monitor our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees and independent directors. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

Our Compensation Committee determined the size of the increase in the number of Ordinary Shares available that may be issued under the 2025 Plan based on equity awards to be made in connection with the Oratech Acquisition, and based on projected equity awards to existing officers and employees and annual director grants and an assessment of the magnitude of increase that our investors would likely find acceptable. With respect to equity grants to be made in connection with the Oratech Acquisition, after consulting with, and receiving the recommendation of, Aon Executive Compensation Consulting, our Compensation Committee and Board have approved (i) the proposed equity grant to Mark Grant, our President and Chief Executive Officer, described in Proposal 6, and (ii) an equity grant to Mr. Almog Adar, our Chief Financial Officer. The foregoing equity grants are critical to ensure we are able to retain and motivate our key employees necessary for our strategic business objectives. We anticipate that if our request to increase the size of the reserve pool under the 2025 Plan is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees through the end of 2028.

Summary of the 2025 Plan

The following description of certain features of the Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2025 Plan, which is filed as an exhibit to our Annual Report on Form 10-K, and Amendment No. 1 to the 2025 Plan, which is attached hereto as Exhibit A.

Administration. The 2025 Plan will continue to be administered by our Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2025 Plan. The Compensation Committee may delegate to any person or persons selected by it the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All employees, non-employee directors and consultants are eligible to participate in the 2025 Plan, subject to the discretion of the Compensation Committee. As of December 31, 2025, approximately 95 individuals were eligible to participate in the 2025 Plan, which includes 3 executive officers, 87 employees who are not executive officers, 5 non-employee directors and no consultants. The 2025 Plan contains certain limits on the number of awards that may be granted under the plan.

Stock Options. The 2025 Plan permits the granting of (1) options to purchase ordinary shares intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (solely under the U.S. Sub Plan, which is attached and incorporated into the 2025 Plan (the “U.S. Sub Plan”)), and (2) options that do not so qualify. Options granted under the 2025 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The terms of options granted under the 2025 Plan, including the exercise price, vesting provisions and the duration of an option, will be determined by the Compensation Committee and set forth in an award agreement. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of our ordinary shares on the date of grant. Fair market value for this purpose will be determined by reference to the closing price of the ordinary shares on Nasdaq. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee, provided, however, that term of each option may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee in circumstances involving the optionee’s death or disability. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2025 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of ordinary shares that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of ordinary shares with a fair market value equal to the exercise price.

As permitted under the U.S. Sub Plan, to qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are awards entitling a grantee to receive a payment representing the difference between the base price per share of the right and the fair market value of an ordinary share on the date of exercise. SARs may be granted in tandem with an option or independent and unrelated to an option. The terms of SARs granted under the 2025 Plan, including the base price per share, vesting provisions and the duration of an SAR, will be determined by the Compensation Committee and set forth in an award agreement. Except as provided in the applicable award agreement, or in the discretion of the Compensation Committee, a SAR may be exercised only to the extent that it is then exercisable and will terminate immediately upon a termination of service of the grantee. At the discretion of the Compensation Committee, SARs will be payable in cash, ordinary shares or equivalent value or some combination thereof. Under the U.S. Sub Plan, the exercise price of a SAR may not be less than the fair market value of our ordinary shares on the date of grant, and the term may not exceed ten years. Except in the case of SARs (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) that are compliant with Section 409A of the Code, the exercise price of a SAR may not be less than 100% of the fair market value of our ordinary shares on the date of grant. Fair market value for this purpose will be determined by reference to the closing price of the ordinary shares on Nasdaq. The exercise price of a SAR may not be reduced after the date of the SAR grant without shareholder approval, other than to appropriately reflect changes in our capital structure.

Restricted Shares. Restricted share awards are ordinary shares that are awarded to a grantee subject to the satisfaction of the terms and conditions established by the Compensation Committee in the award agreement. Until such time as the applicable restrictions lapse, restricted shares are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the grantee who holds those shares. During the vesting period, holders of restricted shares may receive dividends, although dividends payable with respect to restricted share awards with vesting shall be subject to the same vesting terms and conditions as relate to the restricted share awards.

Restricted Share Units. RSUs are awards covering a number of hypothetical units with respect to shares that are granted subject to such vesting and transfer restrictions and conditions of payment as the Compensation Committee may determine in an award agreement. RSUs are payable in cash, ordinary shares of equivalent value or a combination thereof.

Cash-Based Awards. The 2025 Plan provides for the grant of cash-based awards and other share-based awards (that are equity-based or equity-related awards not otherwise described in the 2025 Plan). The terms of such cash-based awards or other share-based awards will be determined by the Compensation Committee and set forth in an award agreement.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalents based on the dividends declared on shares that are subject to any award. Dividend equivalents may be subject to any limitations and/or restrictions determined by the Compensation Committee and will be converted to cash or additional shares by such formula and at such time, and will be paid at such times, as may be determined by the Compensation Committee. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested.

Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in the 2025 Plan, the value of all awards awarded under the 2025 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $500,000 in the aggregate.

Adjustments for Share Dividends, Stock Splits, Etc. In the event of any dividend (excluding any ordinary dividend) or other distribution, recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares or similar event (including a change in control) that affects the ordinary shares, the Compensation Committee will make any such adjustments in such manner as it may deem equitable, including, but not limited to, any or all of the following: (i) adjusting the number of shares available for grant under the 2025 Plan, (ii) adjusting the terms of outstanding awards, (iii) providing for a substitution or assumption of awards and (iv) cancelling awards in exchange for a payment in cash.

Change of Control Provisions. In the event of a change of control (except as otherwise provided by in the applicable award agreement), each outstanding award will be either (i) honored or assumed, or equivalent rights substituted therefor, by the successor entity or parent thereof or (ii) the 2025 Plan and all awards will terminate upon the change in control. In the event of such termination (except as otherwise provided in the applicable award agreement), options and share appreciation rights with time-based vesting will become fully exercisable as of the change of control and all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the change of control and all awards with conditions and restrictions relating to the attainment of performance goals will be deemed to vest and become nonforfeitable as of the change of control assuming the higher of (a) achievement of all relevant performance goals at the “target” level (prorated based upon the length of time within the performance period that elapsed prior to the change of control) or (b) actual achievement as of the date of such change of control. In addition, (i) the Compensation Committee will have the option to make or provide for a payment, in cash or in kind, to participants holding stock options and stock appreciation rights equal to the difference between the per-share consideration and the exercise price of the stock options and stock appreciation rights or (ii) each grantee will be permitted, within a specified period of time prior to the change of control transaction, to exercise all outstanding stock options and stock appreciation rights, to the extent then exercisable. The Compensation Committee will also have the option to make or provide for a payment, in cash or in kind, to holders of other awards in an amount equal to the consideration paid in the change of control transaction multiplied by the number of vested shares subject to the award.

Tax Withholding. Participants in the 2025 Plan are responsible for the payment of any taxes that the Company is required by any applicable law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Compensation Committee may require that tax withholding obligations satisfied by withholding ordinary shares to be issued pursuant to exercise or vesting, or by tendering to the Company ordinary shares owned by the participant.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 2025 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of Nasdaq, any amendments that materially change the terms of the 2025 Plan will be subject to approval by our shareholders.

Effective Date of Plan. The 2025 Plan was approved by our Compensation Committee and our Board of Directors on May 19, 2025, and June 15, 2025, respectively. Awards of incentive options may be granted under the 2025 Plan until June 15, 2035. No other awards may be granted under the 2025 Plan after the date that is ten years from the date of shareholder approval, which will be the effective date of the 2025 Plan.

New Plan Benefits

Our Compensation Committee grants awards under the 2025 Plan on a discretionary basis, and it is not possible as of the date of this proxy statement to determine future awards (including, without limitation, options) that will be received by our executive officers or others under the 2025 Plan. Please see the section entitled “Equity Compensation Plan Information” for more information.

U.S. Tax Aspects Under the Code

The following is a summary of the principal United States federal income tax consequences of certain transactions under the 2025 Plan. It does not describe all federal tax consequences under the 2025 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If ordinary shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If ordinary shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Ordinary Shares at exercise (or, if less, the amount realized on a sale of such Ordinary Shares) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering Ordinary Shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the ordinary shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the ordinary shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering ordinary shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the 2025 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Material Israeli Tax Consequences

The following summarizes the tax implications for Israeli participants receiving equity awards under the 2025 Plan. It does not cover all tax matters and is intended as a general overview.

Classification of equity awards under Israeli Tax Laws. Generally, pursuant to the provisions of the Israeli Income Tax Ordinance [New Version], 1961 and the regulations enacted thereunder (together the “Ordinance”), equity awards to participants may be designated as either 102 awards or 3(9) awards, as follows:

(a) Section 102 of the Ordinance provides that grants of equity awards to participants who are Israeli employees, directors and office holders of a company, or its affiliates, other than to a Controlling Shareholder (as defined in Section 32(9) of the Ordinance, and, generally, a holder of 10% or more of the company’s share capital) are subject to the provisions of Section 102 of the Ordinance and the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (“102 Rules”) (“Section 102” and “102 Awards”, respectively); and

(b) Grants of equity awards exercisable into shares to participants who are Israeli consultants, contractors or Controlling Shareholders of the company are subject to the provisions of Section 3(9) of the Ordinance (“3(9) Awards”).

Trustee Awards under Section 102(b) of the Ordinance (“Trustee 102 Awards”). Section 102 provides for grants of Trustee 102 Awards and non-trustee 102 awards. Trustee 102 Awards may be granted under the capital gain tax route of Section 102(b)(2) and 102(b)(3) of the Ordinance (the “Capital Gain Route”, and equity awards under such tax route “Capital Gain Awards”), or under the ordinary income tax route of Section 102(b)(1) of the Ordinance (the “Ordinary Income Route”, and equity awards under such tax route “Ordinary Income Awards”). The Company elected the Capital Gain Tax Route to apply to equity awards granted to eligible Israeli participants.

Trust. Trustee 102 Awards, any shares issued upon vesting or exercise of such Trustee 102 Awards and/or other shares received subsequently following any realization of rights (e.g., bonus shares), must be deposited with a trustee appointed by the company and approved by the Israel Tax Authority, in accordance with the provisions of Section 102(a) of the Ordinance (“Trustee”). Trustee 102 Awards are afforded reduced tax rates if held by the Trustee in trust for the benefit of such eligible Israeli participants (the “Trust”) for the requisite period of time required under Section 102 (the “Minimum Trust Period”), as further described below. A sale or release from the Trust of awards or any underlying shares before the lapse of the Minimum Trust Period is possible but would result in less favorable tax treatment. The applicable Minimum Trust Period for Capital Gain Awards is two (2) years from the date of grant of such Awards.

The Trustee may not release any Trustee 102 Awards and any shares issued upon vesting or exercise of the Trustee 102 Awards prior to the full payment of the participant’s tax liabilities arising from the transfer/sale of such awards or underlying shares. Applicable taxes are withheld at the source by the “employing company” (as such term is defined by the Ordinance) of the Participant and/or by the Trustee.

Tax Consequences.

The Tax Event

(a). 3(9) Awards (except for shares or restricted shares (which are taxed on the applicable date of grant)) are taxed on the date of exercise or vesting of the applicable award into shares. The taxable benefit of the participant on such date is calculated based on the difference between the fair market value/the closing price of the share and the exercise price/purchase price, if any, as the case may be.

(b) Trustee 102 Awards are taxed on the date of sale of the underlying shares and/or the date of the transfer of the awards or such underlying shares from Trust. The taxable benefit of the participant on such date is calculated based on the difference between the fair market value/the closing price of the share/the actual consideration received upon the sale of the underlying share, as the case may be, and the exercise price/purchase price, if any, as the case may be.

The Tax Rates

(a). For 3(9) Awards, the benefit received on the date of the tax event as provided above is deemed as ordinary work income and taxed at the participant’s applicable marginal tax rates. The relevant company may be required to withhold applicable income tax, social security and national health insurance charges at source and in certain circumstances may be required to pay social security and national health insurance charges (a certain portion payable by the employer).

(b). For Capital Gain Awards, if the awards (or the underlying shares) are held by a Trustee for the duration of the Minimum Trust Period, generally the benefit derived from such awards will be classified as capital gain and taxed at a rate of only 25%, with generally no social security or national health insurance charges payable. Notwithstanding the foregoing, if the exercise price/purchase price paid for each share underlying an award is lower than the fair market value of the Company's share at the time of grant of such award (calculated as the average of the closing market prices of the share on the 30 trading days preceding the date of grant of the award), then such difference shall be deemed as ordinary income, and be taxed (on the date of the tax event) at the participant’s marginal tax rates plus applicable social security and national health insurance payments. The Company or the Trustee will withhold applicable tax at the source as required by applicable law on the date of the tax event.

However, if the shares underlying an award are sold or if the underlying shares are released from the Trust prior to the lapse of the Minimum Trust Period, gains derived from such sale or transfer shall be deemed ordinary income, taxed at the participant’s marginal tax rates, plus applicable social security and national health insurance payments.

For income above a certain amount, as provided by the Ordinance, the participant may be required to pay surtax in addition to the above.

Equity Compensation Plan Information

The following table provides information as of December 31, 2025 with respect to the ordinary shares that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	1,111,481	(1)	$4.08	(2)	478,221	(3)
Equity compensation plans not approved by security holders (2)	400,000	(4)	$1.23		—
Total	1,511,481		$2.27		478,221

(1)          Includes our 2014 Incentive Compensation Plan (the “2014 Plan”) and our 2025 Plan.

(2)          The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase ordinary shares. It does not reflect the ordinary shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)          As of December 31, 2025, a total of 478,221 ordinary shares were available for issuance under our 2025 Plan. Our 2025 Plan does not include an “evergreen” provision. The shares underlying awards under the 2025 Plan (or awards under the 2014 Plan) that are forfeited (including any shares subject to an award (or any such other award) that are repurchased by the Company due to failure to meet any applicable condition), cancelled, terminated or expire unexercised shall be available for issuance pursuant to future awards under the 2022 Plan. The Company no longer makes grants under the 2014 Plan.

(4)          Represents an inducement grant of 400,000 options to purchase ordinary shares made to Mark Grant (the "Grant Inducment Award") as an inducement grant which were granted outside of our 2014 Plan but are subject to the terms and conditions applicable to options granted under our 2014 Plan. The Grant Inducement Award vests in four equal annual installments commencing on the date of grant, provided, that, in the event Mr. grant's employment with us is terminated by us without “cause” or by the applicable executive for “good reason” within 90 days prior to a “change of control” or one year following a change of control (each, as defined in the applicable executive’s employment agreement with us), the Grant Inducement Award will fully vest upon the later of the date of the termination or the date of the change in control, subject to the applicable executive’s execution of a release of claims.

Proposed Resolution

You are requested to adopt the following resolutions:

“4. RESOLVED, to approve an increase of 5,225,000 shares in the number of Ordinary Shares available for grant under the Company’s 2025 Incentive Compensation Plan.”

Vote Required

The affirmative vote of an Ordinary Majority is required to adopt the resolution.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL 5

TO APPROVE AN EQUITY GRANT TO MARK GRANT,
OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Background

Mark Grant began serving as our new President and co-Chief Executive Officer, during a transition period effective June 2, 2025. Since July 1, 2025, Mr. Grant has been the Company’s President and Chief Executive Officer. Mr. Grant brings over 25 years of leadership experience in healthcare and medical technology. Prior to Lifeward, Mr. Grant served as President of Americas & Chief Commercial Officer of International Medical Robotics Academy, a company specializing in surgical robotic training, since March 2023. From May 2004 to March 2023, Mr. Grant worked at Medtronic plc (“Medtronic”), a global healthcare technology company, where he held various positions of increasing responsibility, most recently as Vice President, Americas Region. In his role at Medtronic, he led the $1.5 billion Americas region and oversaw a 2,000-person commercial organization Mr. Grant received his B.S. in Industrial Technology from East Carolina University.

In accordance with regulations promulgated under the Israel Companies Law, our Compensation Committee and Board of Directors approved the compensation of Mr. Grant to serve as our President and Chief Executive Officer, subject to ratification by shareholders. At our annual general meeting   of shareholders held on August 1, 2025, shareholders ratified Mr. Grant’s employment agreement and the terms of his compensation.

In light of Mr. Grant’s performance to date, and in particular his extraordinary effort and accomplishment related to the negotiation of the Share Purchase Agreement and Securities Purchase Agreement described in Proposal 1, our Compensation Committee and Board of Directors have reevaluated the appropriateness of Mr. Grant’s compensation. After multiple discussions with the Compensation Committee’s consultant, the Human Capital practice of Aon plc concerning the competitive range of market practice and ownership levels in relevant comparable companies, our Compensation Committee and Board have approved an additional grant of stock options to Mr. Grant, conditioned on the closing under the Share Purchase Agreement. The additional grant is of stock options equal to 5% of the outstanding Ordinary Shares immediately after the closing under the Share Purchase Agreement, less the option to purchase 400,000 Ordinary Shares issued to Mr. Grant as an inducement grant upon his joining the Company (the “Options”). The Options will be granted on the date of the closing under the Share Purchase Agreement and the initial closing under the Securities Purchase Agreement, will vest in four equal annual installments beginning on the first anniversary of the grant date, shall have an exercise price equal to the closing price of the Ordinary Shares on the Nasdaq Capital Market on the date of grant, and shall have such other terms as shall be set forth in an award agreement between the Company and Mr. Grant.

At the extraordinary general meeting of the Company’s shareholders held on January 6, 2026, the shareholders authorized the Board, if necessary, to effect a reverse share split of our Ordinary Shares within a range of 1-for-2 to 1-for-12, to be effective on a date to be determined by the Board. The Board has not yet made a decision regarding such reverse share split, and therefore it is not currently possible to determine the number of Ordinary Shares that will be outstanding at the time of the proposed grant date of the Options. Set forth below are illustrative calculations of the number of Options that will be included in the grant, based on assumptions that may or may not prove to be correct:

Assumed Reverse Share Split Ratio	Number of Ordinary Shares to be Outstanding Immediately Prior to Closing under the Share Purchase Agreement(1)	Number of Ordinary Shares to be Issued at Closing under the Share Purchase Agreement(1)	Number of Ordinary Shares to be Outstanding Immediately After Closing under the Share Purchase Agreement(1)	Number of Stock Options to be Issued to Mark Grant(2)
No reverse share split	18,293,776	14,967,635	33,261,411	2,072,382
1-for-2	9,146,888	7,483,817	16,630,705	1,036,191
1-for-6	3,048,962	2,494,605	5,543,568	345,397
1-for-12	1,524,481	1,247,302	2,771,784	172,698

(1)	Based on the number of Ordinary Shares outstanding as of January 20, 2026. Assumes no issuance of Ordinary Shares after such date and prior to the closing under the Share Purchase Agreement.

(2)	Represents 5% of the number of ordinary shares outstanding on a fully-diluted basis.

In making its recommendation, each of our Compensation Committee and our Board of Directors noted that, based on comparative information provided by Aon, such an ownership opportunity would be within the range of practice for similarly-situated companies in this market. In addition, the Compensation Committee and our Board believe that the proposed equity award to Mr. Grant described above reinforces the identity of interests between the President and Chief Executive Officer and the shareholders of the Company, and is an appropriate incentive to promote the Company’s long-term goals and objectives.

Under the Israel Companies Law, the terms of compensation of our chief executive officer require the approval of the compensation committee, the board of directors and, subject to limited exceptions that are not applicable in this case, the shareholders, in that order. Each of our Compensation Committee and Board found that the proposed compensation terms comply with the Company’s Compensation Policy, and the Compensation Committee recommended, and our Board approved, these compensation terms, subject to ratification by our shareholders at the Meeting.

Proposed Resolution

You are requested to adopt the following resolution:

“5. RESOLVED, to ratify an equity grant to Mark Grant, our President and Chief Executive Officer, as described in the Proxy Statement for the Meeting.”

Vote Required

The affirmative vote of both an Ordinary Majority and a Special Majority is required to adopt the resolution. For the definitions of “Ordinary Majority” and “Special Majority” (for purposes of this Proposal 5), see “Questions and Answers About the Meeting – About the Voting Procedure at the Meeting” above.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

PROPOSAL 6

REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, served as our independent registered public accounting firm for the year ended December 31, 2025. At the Meeting, shareholders will be asked to approve the reappointment of Kost Forer Gabbay & Kasierer as our independent registered public accounting firm for the year ending December 31, 2026, and until the next annual meeting of shareholders and to authorize the Board, upon the recommendation of the Audit Committee, to fix the remuneration of the independent registered public accounting firm in accordance with the volume and nature of its services. Representatives of Kost Forer Gabbay & Kasierer are not expected to be present at the Meeting and are not expected to be available to respond to questions, and will not have the opportunity to make a statement.

We have been advised by Kost Forer Gabbay & Kasierer that it is an independent registered public accounting firm with the PCAOB, and complies with the auditing, quality control and independence standards and rules of the PCAOB.

In executing its responsibilities, the audit committee engages in an annual evaluation of Kost Forer Gabbay & Kasierer’s qualifications, performance and independence, and considers whether continued retention of Kost Forer Gabbay & Kasierer as the Company’s independent registered public accounting firm is in the best interest of the Company. The Audit Committee is also involved in the selection of Kost Forer Gabbay & Kasierer’s lead engagement partner. While Kost Forer Gabbay & Kasierer has been retained as the Company’s independent registered public accounting firm continuously since the Company’s initial public offering in September 2014, in accordance with SEC rules and Kost Forer Gabbay & Kasierer policies the firm’s lead engagement partner rotates every five years. In assessing independence, the Audit Committee reviews the fees paid, including those related to non-audit services. As a result of its evaluation of Kost Forer Gabbay & Kasierer’s qualifications, performance and independence, the Audit Committee and the Board of Directors believe that the continued retention of Kost Forer Gabbay & Kasierer to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2026, is in the best interests of the Company and its shareholders. While the Audit Committee retains Kost Forer Gabbay & Kasierer as our independent registered public accounting firm, the Board of Directors is submitting the selection of Kost Forer Gabbay & Kasierer to the shareholders for reappointment upon the recommendation to do so by the Audit Committee.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted to approve the reappointment of Kost Forer Gabbay & Kasierer as our independent registered public accounting firm for the year ending December 31, 2026 and until the Company’s 2027 annual meeting of shareholders. If the reappointment of Kost Forer Gabbay & Kasierer is not approved by the shareholders, the Audit Committee will reconsider the matter. Even if the reappointment of Kost Forer Gabbay & Kasierer is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Principal Accounting Fees and Services

The following table sets forth, for each of the years indicated, the fees expensed by Kost Forer Gabbay & Kasierer, our independent registered public accounting firm, in each such year.

	2024	2025
	($ in thousands)
Audit Fees(1)	$250	$280
Audit-Related Fees(2)	$-	$-
Tax Fees(3)	$30	$58
All Other Fees(4)	$4	$4
Total:	$284	$342

(1)
“Audit fees” include fees for services performed by our independent public accounting firm in connection with our annual audit for 2024 and 2025, fees related to the review of quarterly financial statements, fees related to the pro forma financial information and fees for consultation concerning financial accounting and reporting standards.

(2)
“Audit-related fees” relate to assurance and associated services that are traditionally performed by an independent auditor, including accounting consultation and consultation concerning financial accounting, reporting standards and due diligence.

(3)
“Tax fees” include fees for professional services rendered by our independent registered public accounting firm for tax compliance, transfer pricing and tax advice on actual or contemplated transactions.

(4)	“All other fees” include fees for services rendered by our independent registered public accounting firm with respect to government incentives and other matters.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a pre-approval policy for the engagement of our independent accountant to perform certain audit and non-audit services. Pursuant to this policy, which is designed to ensure that such engagements do not impair the independence of our auditors, the Audit Committee pre-approves annually a catalogue of specific audit and non-audit services in the categories of audit service, audit-related service and tax services that may be performed by our independent accountants.

All engagements by us of the auditors for 2024 and 2025 were pre-approved by the Audit Committee.

Proposed Resolution

You are requested to adopt the following resolution:

“6. RESOLVED, that the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026 and until the Company’s 2027 annual meeting of shareholders be approved, and that the Board, upon recommendation of the Audit Committee, be authorized to fix the remuneration of said independent registered public accounting firm in accordance with the volume and nature of their services.”

Vote Required

The affirmative vote of an Ordinary Majority is required to adopt the foregoing resolution.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE FOREGOING RESOLUTION.

DESCRIPTION OF SECURITIES

The following is a description of the ordinary shares, no par value per share, of Lifeward Ltd. This description is a summary and is qualified in its entirety by reference to the Seventh Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2025). We refer in this exhibit to our Seventh Amended and Restated Articles of Association, as amended as our “Articles of Association.”

General

Our authorized share capital currently consists solely of 75,000,000 ordinary shares, no par value per share. 18,293,776 Ordinary Shares were issued and outstanding as of January 22, 2026.

All of our issued and outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights.

For information about deduction of the withholding tax or other duties from dividend payments, see “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” and “Item 1A. Risk Factors. Risks Related to Our Incorporation and Location in Israel” of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025 (the “Annual Report”).

Ordinary Shares

Quorum requirements

The quorum required for our general meetings of shareholders consists of at least two holders of our Ordinary Shares present in person or by proxy and holding among them at least 33 1/3% of the total outstanding voting rights.

Vote Requirements

Pursuant to our Articles of Association, holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. Shareholders may vote at a general meeting either in person, by proxy or by written ballot.

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israel Companies Law or by our Articles of Association. Under the Israel Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary), and (iii) certain compensation-related matters (such as approval of our Compensation Policy or approval of the compensation of the chief executive officer) require special approval. For more information, see our Registration Statement on Form 8-A as filed with the SEC on September 2, 2014 under the heading “Item 1. Description of Registrant’s Securities to be Registered.” Under our Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our Articles of Association also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of 65% of the total voting power of our shareholders. In addition, the voluntary winding up, or approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israel Companies Law, requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Preferred Shares

The Company may, from time to time, by shareholders resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution (subject to the provisions of the Israel Companies Law). The rights of the holders of Ordinary Shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future. As of the date of hereof, we had no preferred shares outstanding.

Transfer of Shares; Share Ownership Restrictions

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for External Directors.

Under our Articles of Association, our board of directors must consist of not less than five but no more than thirteen directors, including two external directors as and if required by the Israel Companies Law. Pursuant to our Articles of Association, other than the External Directors, for whom special election requirements apply under the Israel Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our directors, other than the External Directors, are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on our Board of Directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israel Companies Law and our Articles of Association. In addition, our Articles of Association allow our Board of Directors to appoint new directors and appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

External Directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office only as provided in the Israel Companies Law. Currently, pursuant to regulations promulgated under the Israel Companies Law, as a company that does not have a controlling shareholder and that complies with the United States securities laws and the corporate governance rules of the Nasdaq Stock Market, we are permitted to “opt out” of the requirement to appoint External Directors. In February 2018, we opted out of the requirement to have External Directors. As a result of the Contemplated Transactions, we will be deemed to have a controlling shareholder for purposes of the Israel Companies Law, and we will be required to have External Directors. See Proposal 2.

Dividend and Liquidation Rights

Subject to the Israel Companies Law, we may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Israel Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Israel Companies Law, a company may make a distribution of dividends out of its profits on the condition that there is no reasonable concern that the distribution may prevent the company from meeting its existing and expected obligations when they fall due. The Israel Companies Law defines such profit as retained earnings or profits accrued in the last two years, whichever is greater, according to the last reviewed or audited financial statements of the company, provided that the date of the financial statements is not more than six months before the distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our Ordinary Shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles of Association as extraordinary general meetings. Our Board of Directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israel Companies Law provides that our Board of Directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) ten percent or more of our outstanding issued shares and one percent of our outstanding voting power or (b) ten percent or more of our outstanding voting power.

Subject to the provisions of the Israel Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between 4 and 60 days prior to the date of the meeting. Furthermore, the Israel Companies Law requires that resolutions regarding the following matters be passed at a general meeting of our shareholders:

●	amendments to our Articles of Association;

●	appointment or termination of our auditors;

●	appointment of External Directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●
the exercise of our Board of Directors’ powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israel Companies Law and our Articles of Association require that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israel Companies Law and under our Articles of Association, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Access to Corporate Records

Under the Israel Companies Law, shareholders generally have the right to review: minutes of our general meetings; our shareholders register and principal shareholders register; our Articles of Association; our annual financial statements; and any document that we are required by law to file publicly with the Israel Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction with a related party that requires shareholder approval under the related party transaction provisions of the Israel Companies Law. We may deny a request to review a document if we believe it has not been made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions Under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital (or of a class thereof) is required by the Israel Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If as a result of a full tender offer the purchaser would own more than 95% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the purchaser offered to purchase will be transferred to the acquirer by operation of law. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, provided that the purchaser is entitled to stipulate that tendering shareholders forfeit their appraisal rights. If as a result of a full tender offer the purchaser would own 95% or less of the issued and outstanding share capital of the company or of the applicable class, the purchaser may not acquire shares that will cause its shareholding to exceed 90% of the issued and outstanding share capital of the company or of the applicable class.

Special Tender Offer. The Israel Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israel Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger. The Israel Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israel Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Companies Registrar and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures Under Israeli Law

The Israel Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Upon the closing of our initial public offering, our Articles of Association were amended to provide that no preferred shares are authorized. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israel Companies Law as described above in “— Vote Requirements.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC,. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Warrants Outstanding

The following table summarizes information about warrants outstanding and exercisable that were classified as equity as of September 30, 2025:

Issuance date	Warrants outstanding	Exercise price per warrant	Warrants outstanding and exercisable	Contractual term
	(number)		(number)
December 31, 2015 (1)	681	52.50	681	See footnote (1)
December 28, 2016 (2)	272	52.50	272	See footnote (1)
July 6, 2020 (3)	64,099	12.32	64,099	January 2, 2026
December 8, 2020 (4)	83,821	9.38	83,821	June 8, 2026
December 8, 2020 (5)	15,543	12.55	15,543	June 8, 2026
February 26, 2021 (6)	780,095	25.20	780,095	August 26, 2026
February 26, 2021 (7)	93,612	32.05	93,612	August 26, 2026
September 29, 2021 (8)	1,143,821	14.00	1,143,821	March 29, 2027
September 29, 2021 (9)	137,257	17.81	137,257	September 27, 2026
January 8, 2025 (10)	1,818,183	2.75	1,818,183	January 10, 2028
January 8, 2025 (11)	109,091	3.44	109,091	January 10, 2028
June 26, 2025 (12)	4,000,000	0.65	4,000,000	June 26, 2030
June 26, 2025 (13)	240,000	0.81	240,000	June 25, 2030
	8,486,475		8,486,475

(1)
Represents warrants for ordinary shares issuable upon an exercise price of $52.50 per share, which were granted on December 31, 2015 to Kreos Capital V (Expert) Fund Limited (“Kreos”) in connection with a loan made by Kreos to the Company and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly owned subsidiary of the Company, excluding any transaction in which the Company’s shareholders prior to the transaction will hold more than 50% of the voting and economic rights of the surviving entity after the transaction. None of these warrants had been exercised as of September 30, 2025.

(2)	Represents common warrants that were issued as part of the $8.0 million drawdown under the Loan Agreement which occurred on December 28, 2016. See footnote 1 for exercisability terms.
(3)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in July 2020. As of September 30, 2025, 288,634 warrants were exercised for a total consideration of $3,556,976. During the nine months that ended September 30, 2025, no warrants were exercised.

(4)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in December 2020. As of September 30, 2025, 514,010 warrants were exercised for a total consideration of $4,821,416. During the nine months that ended September 30, 2025, no warrants were exercised.

(5)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s December 2020 private placement. As of September 30, 2025, 32,283 warrants were exercised for a total consideration of $405,003. During the nine months that ended September 30, 2025, no warrants were exercised.

(6)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in February 2021.
(7)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2021 private placement.
(8)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in September 2021.
(9)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s September 2021 registered direct offering.
(10)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in January 2025.
(11)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s January 2025 registered direct offering.
(12)	Represents warrants that were issued to certain institutional investors in connection with the Company’s public offering of ordinary shares in June 2025.
(13)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s public offering of ordinary shares in June 2025.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2024 as filed with the SEC on March 7, 2025 (the “2024 Form 10-K”), attached as Appendix A,  the unaudited condensed consolidated financial statements, attached as Appendix B, and the related notes included elsewhere in this Proxy Statement. In addition to historical condensed financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

We are a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (“SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use our patented tilt-sensor technology and an onboard computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury (“SCI”) the ability to stand and walk again during everyday activities at home or in the community. In March 2023, we received clearance of our premarket notification (“510(k)”) from the U.S. Food and Drug Administration (“FDA”) for the ReWalk Personal Exoskeleton with stair and curb functionality, which adds usage on stairs and curbs to the indication for use for the device in the U.S. The clearance permits U.S. customers to participate in more walking activities in real-world environments in their daily lives where stairs or curbs may have previously limited them when using the exoskeleton for its intended, FDA-indicated uses. This feature has been available in Europe since initial CE Clearance, and real-world data from a cohort of 47 European users throughout a period of over seven years consisting of over 18,000 stair steps was collected to demonstrate the safety and efficacy of this feature and support the FDA submission. In June 2024, we submitted to the FDA a 510(k) premarket notification for ReWalk 7 Personal Exoskeleton device, a next-generation ReWalk model, and such 510(k) is pending FDA review. In June 2025, an Administrative Law Judge (“ALJ”) ruled in favor of a Medicare beneficiary’s appeal and determined that their ReWalk Personal Exoskeleton shall be covered and reimbursed by Medicare as a “reasonable and necessary” medical device that enables walking after SCI. This ruling established a legal basis that the ReWalk system constitutes a reasonable and necessary medical intervention for paralyzed individuals.

We have sought to expand our product offerings beyond the SCI Products through internal development, distribution agreements, and acquisitions. We have developed our ReStore Exo-Suit device, which we began commercializing in June 2019 (we ceased sales in the European Union in May 2024). The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. In the second quarter of 2020, we signed an agreement to become the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to U.S. veterans through the Veterans Health Administration (“VHA”) hospitals.

In August 2023, we made our first acquisition to supplement our internal growth when we acquired AlterG, a leading provider of Anti-Gravity systems for use in physical and neurological rehabilitation. We paid a cash purchase price of approximately $19 million at closing and additional cash earnout payments may be paid based upon a percentage of AlterG’s revenue growth over the two years following the closing. The AlterG Anti-Gravity systems use patented, National Aeronautics and Space Administration (“NASA”) derived differential air pressure (“DAP”) technology to reduce the effects of gravity and allow patients to rehabilitate with finely calibrated support and reduced pain. AlterG Anti-Gravity systems are utilized in over 4,000 facilities globally in more than 40 countries. We will continue to evaluate other products for distribution or acquisition that can broaden our product offerings further to help individuals with neurological injury and disability.

In March 2025, we announced an agreement with CorLife, LLC., a Delaware limited liability company (“CorLife”) and a division of Numotion, the nation’s leading and largest provider of products and services that provide mobility, health and personal independence, to increase our penetration of SCI Products into the workers’ compensation market. Pursuant to the agreement, CorLife became the exclusive distributor for the ReWalk Personal Exoskeleton for individuals with workers’ compensation claims. The agreement leverages CorLife’s extensive network of credentialed providers and experts to include the ReWalk Personal Exoskeleton among the services and equipment they provide to thousands of injured workers each year. Under the agreement, the CorLife reimbursement team manages all workers’ compensation claims submissions for the ReWalk Personal Exoskeleton. We believe this agreement will build awareness of the benefits of the ReWalk Personal Exoskeleton among individuals with workers’ compensation coverage and gain us access to the resources of CorLife to facilitate efficient processing of claims.

We are in the research stage of ReBoot, a personal soft exo-suit for home and community use by individuals post-stroke, and we are currently evaluating the reimbursement landscape and the potential clinical impact of this device. This product would be a complementary product to ReStore as it provides active assistance to the ankle during plantar flexion and dorsiflexion for gait and mobility improvement in the home environment, and it received Breakthrough Device Designation from the FDA in November 2021. Further investment in the development path of the ReBoot was paused in 2023 pending determination regarding the clinical and commercial opportunity of this device and at this time it remains on hold.

Our principal markets are primarily in the United States and Europe with some lesser sales in Asia, the Middle East and South America. We sell our products primarily directly in the United States, through a combination of direct sales and distributors (depending on the product line) in Germany and Canada, and primarily through distributors in other markets. In markets where we sell direct to customers, we have established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the SCI community, and in markets where we do not sell direct to customers, our distributors maintain these relationships. We have primary offices in Yokneam, Israel, Marlborough, Massachusetts, and Berlin, Germany. We also had offices in Fremont, California and Queens, New York where we ceased operations as of December 31, 2024.

We have in the past generated and expect to generate in the future revenue from a combination of clinics and rehabilitation centers, commercial distributors, third-party payors (including private and government payors), professional and college sports teams, and self-pay individuals. While a broad uniform policy of coverage and reimbursement by third-party commercial payors currently does not exist in the United States for exoskeleton technologies such as the ReWalk Personal Exoskeleton, we are pursuing various paths of reimbursement and support fundraising efforts by institutions and clinics, such as the VHA policy that was issued in December 2015 for the evaluation, training, and procurement of ReWalk Personal Exoskeleton systems for all qualifying veterans living with SCI across the United States.

We have also been pursuing updates with the CMS to clarify the Medicare coverage category (i.e., benefit category) applicable for personal exoskeletons. In 2022, the National Spinal Cord Injury Statistical Center (“NSCISC”), which maintains the world’s largest database on spinal cord injury research, reported that CMS is the primary payor for approximately 57% of the SCI population which are at least five years post their injury date, with Medicare representing a majority of this percentage. In July 2020, following a successful submission and hearing process, a code was issued for ReWalk Personal Exoskeleton, which may be used for purposes of claim submission to Medicare, Medicaid, and other payors.

On November 1, 2023, CMS released the Calendar Year 2024 Home Health Prospective Payment System Final Rule, CMS-1780-F (“Final Rule”), which was adopted through the notice and comment rulemaking process. The Final Rule includes a policy confirming that personal exoskeletons are included in the Medicare brace benefit category, as of January 1, 2024. Medicare personal exoskeleton claims with dates of service on or after January 1, 2024 that are billed using HCPCS code K1007 are assigned to the brace benefit category. CMS reimburses items classified under the brace benefit category using a lump sum payment methodology.

On April 11, 2024, CMS revised its April 2024 Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032. The final payment determination was made by CMS by applying a “gap filling” process, which was used in light of CMS determining that the code describing the technology has no fee schedule pricing history and that lower extremity exoskeletons incorporate “revolutionary features” that cannot be described by or considered comparable to any other existing code or combination of codes. As part of gap-filling, CMS utilizes verifiable supplier or commercial pricing information and adjusts this pricing information according to a deflation and update factor methodology. In applying this formula to the K1007 code describing the ReWalk Personal Exoskeleton, CMS says that it calculated this final payment amount by averaging pricing information for exoskeleton devices from Lifeward and other manufacturers.

In Germany, we continue to make progress toward achieving coverage from the various government, private and worker’s compensation payors for our SCI Products. In September 2017, each of German insurer BARMER GEK (“BARMER”) and national social accident insurance provider Deutsche Gesetzliche Unfallversicherung (“DGUV”) indicated that they will provide coverage to users who meet certain inclusion and exclusion criteria. In February 2018, the head office of German Statutory Health Insurance (“SHI”) Spitzenverband (“GKV”) confirmed its decision to list the ReWalk Personal Exoskeleton system in the German Medical Device Directory. This decision means that ReWalk is listed among all medical devices for compensation, which SHI providers can procure for any approved beneficiary on a case-by-case basis. During the year 2020 and 2021, we announced several new agreements with German SHIs, including TK and DAK Gesundheit, as well as the first German Private Health Insurer (“PHI”), which outline the process of obtaining our devices for eligible insured patients. In February 2025, we finalized an agreement with BARMER to formalize the reimbursement process for the provision of ReWalk exoskeletons to medically eligible beneficiaries. We are also currently working with several additional SHIs on securing a formal operating contract that will establish the process of obtaining a ReWalk Personal Exoskeleton for their beneficiaries within their system. Additionally, to date, several private insurers in the United States and Europe are providing reimbursement for ReWalk in certain cases.

On November 14, 2025, we entered into a Secured Promissory Note (the “Secured Promissory Note”) with Oramed Ltd. (“Oramed”) pursuant to which, we issued to Oramed a secured promissory note in the principal amount of $3.0 million. This loan is secured by a lien on our cash. Interest on the loan accrues at a rate of 15% per annum, the loan matures on May 14, 2026. The Secured Promissory Note contains customary representations, warranties and covenants limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, certain corporate changes, transactions with affiliates and fundamental changes. The Secured Promissory Note provides for events of default customary for loans of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants, insolvency, bankruptcy and the occurrence of a material adverse effect on the Company. After the occurrence of an event of default, Oramed may (i) accelerate payment of all obligations, impose an increased rate of interest, and terminate its commitments under the Secured Promissory Note and (ii) exercise any other right or remedy provided by contract or applicable law. Pursuant to the terms and conditions contained in the Loan, we may also be required to pay Oramed a termination fee of $500,000 under certain circumstances.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Secured Promissory Note, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Third Quarter and Recent 2025 Business Highlights

•	Record ReWalk: Q3 marked Lifeward’s second consecutive record quarter for Medicare beneficiary placements - the highest since Medicare formalized its fee schedule in April 2024.
•
Operational Efficiency: Improved quarterly cash burn to $3.8 million, down from $4.5 million in Q3 2024, reflecting cost-structure optimization, facility consolidation, and improved reimbursement efficiency.

•	Strategic Funding: Secured $3.0 million loan from Oramed Ltd. to support ongoing operations and strategic initiatives.
•	Medicare Advantage Expansions: Received the first commercial revenue under a Medicare Advantage plan coverage for a ReWalk 7 Personal Exoskeleton.
•	CE Mark Approval: Received CE mark for the ReWalk 7 Personal Exoskeleton, enabling commercial sales in Europe, which currently represents approximately 40% of the Company’s exoskeleton sales.

Results of Operations for the Three and Nine Months Ended September 30, 2025 and September 30, 2024

Our operating results for the three and nine months ended September 30, 2025, as compared to the same period in 2024, are presented below. The results set forth below are not necessarily indicative of the results to be expected in future periods. (In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$6,195	$6,128	$16,953	$18,118
Cost of revenues	3,488	3,908	9,613	11,746
Gross profit	2,707	2,220	7,340	6,372
Operating expenses:
Research and development, net	721	998	2,406	3,494
Sales and marketing	3,168	4,156	10,790	13,573
General and administrative	1,958	240	5,917	3,424
Impairment charges	-	-	2,783	-
Total operating expenses	5,847	5,394	21,896	20,491
Operating loss	(3,140)	(3,174)	(14,556)	(14,119)
Financial income (expenses), net	(23)	119	8	495
Loss before income taxes	(3,163)	(3,055)	(14,548)	(13,624)
Taxes on income	7	29	18	40
Net loss	$(3,170)	$(3,084)	$(14,566)	$(13,664)
Net loss per ordinary share, basic and diluted	(0.20)	$(0.35)	(1.16)	$(1.58)
Weighted average number of shares used in computing net loss per ordinary share, basic and diluted	16,021,411	8,756,882	12,603,487	8,652,085

Three and Nine Months Ended September 30, 2025 Compared to Three and Nine Months Ended September 30, 2024

Revenue

Our revenue for the three and nine months ended September 30, 2025 and 2024 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$6,195	$6,128	$16,953	$18,118

Revenues are derived from the sale of ReWalk, AlterG, ReStore, and MyoCycle systems. We also generate revenue from the sale of extended warranties and the provision of repair services for the products that we sell.

Revenues increased by $0.1 million, or 1.1%, for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, primarily due to higher Medicare sales, partially offset by lower AlterG product sales.

Revenues decreased by $1.2 million, or 6.4%, for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The decrease was primarily attributable to lower average selling prices and a less favorable sales mix within the ReWalk product line, reflecting a shift toward lower-margin segments, as well as reduced service-related revenues from AlterG, including lease of products and warranty contracts, and lower unit sales of MyoCycle systems.

In the future, we expect our growth to be driven by sales of our ReWalk Personal Exoskeleton through expansion of coverage and reimbursement by commercial and government third-party payors, more shipments of our AlterG Anti-Gravity system through greater penetration of rehabilitation clinics in the U.S. and internationally, and more placements of the MyoCycle device with rehabilitation clinics and personal users.

Gross Profit

Our gross profit for the three and nine months ended September 30, 2025 and 2024 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit	2,707	2,220	7,340	6,372

Gross profit was 43.7% of revenue for the three months ended September 30, 2025, compared to 36.2% for the three months ended September 30, 2024. Gross profit for the three months ended September 30, 2024, included $0.4 million of amortization of intangible assets. Excluding the impact of amortization, gross profit as a percentage of revenue was 42.5% for the three months ended September 30, 2024. The increase was primarily driven by lower production costs following the December 2024 closure of our Fremont, California manufacturing facility.

Gross profit was 43.3% of revenue for the nine months ended September 30, 2025, compared to 35.2% for the nine months ended September 30, 2024. Gross profit for the nine months ended September 30, 2024, included $1.2 million of amortization of intangible assets. Excluding the impact of amortization, gross profit as a percentage of revenue was 41.7% for the nine months ended September 30, 2024. The improvement reflects the same underlying trend, as lower production costs and the transition of manufacturing to a contract manufacturer have begun to contribute to higher margins in 2025.

We expect gross profit and gross profit as a percentage of revenue to increase as we grow revenue volumes and realize operating efficiencies associated with greater scale, which will reduce the cost of revenue as a percentage of revenue. In addition, gross profit as a percentage of revenue is expected to benefit from the closure of our Fremont manufacturing facility in December 2024, the full transition of AlterG production to a contract manufacturer, which has already begun to contribute to improved margins in the first half of 2025, and the recent transition of ReWalk production in-house, which is expected to generate cost savings and margin improvements in future periods. These improvements may be partially offset by increased material costs, shipping costs, and costs of service.

Research and Development Expenses, Net

Our research and development expenses, net, for the three and nine months ended September 30, 2025 and 2024 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Research and development, net	721	998	2,406	3,494

Research and development expenses were $0.7 million for the three months ended September 30, 2025, a decrease of $0.3 million, or 27.8%, compared to the three months ended September 30, 2024. The decrease was primarily attributable to lower costs associated with the development programs of the ReWalk 7 and the AlterG NEO.

Research and development expenses were $2.4 million for the nine months ended September 30, 2025, a decrease of $1.1 million, or 31.1%, compared to the nine months ended September 30, 2024. The decrease was primarily attributable to the completion of the development programs for the ReWalk 7 and AlterG NEO.

We intend to focus our research and development resources primarily on supporting our current products and making design enhancements to reduce the material costs for our ReWalk and AlterG product lines.

Sales and Marketing Expenses

Our sales and marketing expenses for the three and nine months ended September 30, 2025 and 2024 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Sales and marketing	3,168	4,156	10,790	13,573

Sales and marketing expenses were $3.2 million for the three months ended September 30, 2025, a decrease of $1.0 million, or 23.8%, compared to the three months ended September 30, 2024. Sales and marketing expenses for the three months ended September 30, 2024 included $0.4 million of amortization of intangible assets related to the acquisition of AlterG. Additional drivers of the decrease include a reduction in reimbursement and marketing consultants.

Sales and marketing expenses were $10.8 million for the nine months ended September 30, 2025, a decrease of $2.8 million, or 20.5%, compared to the nine months ended September 30, 2024. Sales and marketing expenses for the nine months ended September 30, 2024, included $1.2 million of amortization of intangible assets related to the acquisition of AlterG. Additional drivers of the decrease include a reduction in reimbursement and marketing consultants and lower promotional spending. These reductions reflect the Company’s continued focus on optimizing its commercial operations.

Our sales and marketing efforts are expected to focus on driving growth in our commercial product portfolio, expanding the reimbursement coverage by commercial payors of our ReWalk Personal Exoskeleton device, and expanding the commercial and clinical capabilities of the Lifeward organization.

General and Administrative Expenses

Our general and administrative expenses for the three and nine months ended September 30, 2025 and 2024 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
General and administrative	1,958	240	5,917	3,424

General and administrative expenses were $2.0 million for the three months ended September 30, 2025, an increase of $1.7 million, compared to the three months ended September 30, 2024. General and administrative expenses for the three months ended September 30, 2024, included a net benefit of $2.0 million related to income recognized from the release of an earnout provision in connection with the acquisition of AlterG. Excluding this income, general and administrative expenses decreased for the three months ended September 30, 2025, compared to the same period in 2024, primarily due to lower professional costs.

General and administrative expenses were $5.9 million for the nine months ended September 30, 2025, an increase of $2.5 million, or 72.8%, compared to the nine months ended September 30, 2024. General and administrative expenses for the nine months ended September 30, 2024, included a net benefit of $2.5 million related to income recognized from the release of an earnout provision in connection with the acquisition of AlterG, compared to an income of $0.6 million recorded in 2025. The increase in the current period was also driven by a $0.6 million bad debt expense, primarily associated with the resolution of certain outstanding Medicare claims, and restructuring costs related to the leadership transition.

Impairment Charges

Our impairment charges, for the three and nine months ended September 30, 2025 and 2024 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Impairment charges	-	-	2,783	-

During the nine months ended September 30, 2025, we recorded a goodwill impairment charge of $2.8 million primarily resulting from a sustained decline in our share price, which constituted a triggering event under ASC 350 and indicated that our market capitalization was below our carrying value. This non-cash impairment charge does not affect our liquidity, cash flows, or ongoing operations

Financial Income (expenses), Net

Our financial income (expenses), net, for the three and nine months ended September 30, 2025 and 2024 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Financial income (expenses), net	(23)	119	8	495

Financial income, net, decreased by $0.1 million for the three months ended September 30, 2025, compared to the same period in 2024, and by $0.5 million, or 98%, for the nine months ended September 30, 2025, compared to 2024. The decrease was primarily attributable to lower yields on a reduced cash balance, reflecting fewer funds on deposit.

Income Taxes

Our income tax for the three and nine months ended September 30, 2025 and 2024 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Taxes on income	7	29	18	40

Income taxes decreased by $22 thousand for both the three and nine months ended September 30, 2025, compared to the corresponding periods in 2024. The decrease was primarily attributable to deferred tax adjustments and timing differences in our subsidiaries.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our condensed financial statements requires us to make estimates, judgments and assumptions that can affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates, judgments, and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our condensed financial statements and related disclosures. See Note 2 to our audited consolidated financial statements included in our 2024 Form 10-K for a description of the significant accounting policies that we used to prepare our consolidated financial statements.

There have been no material changes to our critical accounting policies or our critical judgments from the information provided in “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies” of our 2024 Form 10-K, except for the updates provided in Note 3 of our unaudited condensed consolidated financial statements set forth in “Part I, Item 1. Financial Statements” of this quarterly report.

Recent Accounting Pronouncements

See Note 3 to our unaudited condensed consolidated financial statements set forth in “Part I, Item 1. Financial Statements” of this quarterly report for information regarding new accounting pronouncements.

Liquidity and Capital Resources

Sources of Liquidity and Outlook

Since inception, we have funded our operations primarily through the sale of certain of our equity securities and convertible notes to investors in private placements, the sale of our ordinary shares in public offerings, the incurrence of bank debt and issuance of the Loan to Oramed.

As of September 30, 2025, we had cash and cash equivalents of $2 million. We had an accumulated deficit in the total amount of $279.4 million as of September 30, 2025 and further losses are anticipated in the development of its business. Those factors raise substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon us obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Based on our current operating plan, we believe that our existing cash resources will be sufficient to fund operations into the fourth quarter of 2025.

We intend to finance operating costs over the next twelve months with existing cash on hand, potential reduction in operating cash burn, future issuances of equity and debt securities, or through a combination of the foregoing. However, we will also need to seek additional sources of financing if we require more funds than anticipated during the next 12 months or in later periods.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. The consolidated financial statements for the nine months ended September 30, 2025 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

We expect to incur future net losses and our transition to profitability is dependent upon, among other things, the successful development and commercialization of our products and product candidates, the establishment of contracts for the distribution of new product lines, or the acquisition of additional product lines, any of which, or in combination, would contribute to the achievement of a level of revenue adequate to support our cost structure. Until we achieve profitability or generate positive cash flows, we will continue to need to raise additional cash from time to time.

We intend to fund future operations through cash on hand, additional private and/or public offerings of debt or equity securities, issuances of debt, cash exercises of outstanding warrants or a combination of the foregoing. In addition, we may seek additional capital through arrangements with strategic partners or from other sources and we will continue to address our cost structure. We can give no assurances that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. If we raise additional funds by issuing equity or convertible debt securities, as we have done pursuant to the loan with Oramed, it could result in dilution to our existing stockholders or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Notwithstanding, there can be no assurance that we will be able to raise additional funds or achieve or sustain profitability or positive cash flows from operations.

Our anticipated primary uses of cash are funding (i) sales, marketing, and promotion activities related to market development for our ReWalk Personal Exoskeleton device and AlterG Anti-Gravity system, broadening third-party payor and CMS coverage for our ReWalk Personal Exoskeleton device and commercializing our new product lines added through distribution agreements; (ii) development of future generation designs for our ReWalk device, new AlterG products utilizing DAP technology, and our lightweight exo-suit technology for potential home personal health utilization for multiple indications; (iii) routine product updates; (iv) potential acquisitions of businesses, such as our recent acquisition of AlterG, and (v) general corporate purposes, including working capital needs. Our future cash requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of our spending on research and development efforts, the attractiveness of potential acquisition candidates and international expansion. Based on our current estimates of revenue, expenses and capital and liquidity requirements, we may seek to sell additional equity or debt securities, arrange for additional bank debt financing, or refinance our indebtedness. There can be no assurance that we will be able to raise such funds on acceptable terms. For more information, see “Part I, Item 1A. Risk Factors-We have concluded that there is substantial doubt as to our ability to continue as a going concern” of our 2024 Form 10-K.

Further, on August 5, 2025, we received a deficiency letter from Nasdaq notifying us that because the closing bid price of our ordinary shares had been below the minimum $1.00 per share for 30 consecutive business days, we are out of compliance with the requirements for continued listing on Nasdaq, and are subject to potential delisting. If we are unable to re-achieve compliance with the Nasdaq listing requirements within 180 days, or February 2, 2026, after receipt of a delisting notice, and if we are unable to obtain an extension therefore, we would be subject to delisting, which likely would further impair the liquidity and value of our ordinary shares.

Equity Raises

Use of Form S-3

Beginning with the filing of our Form 10-K on February 17, 2017, we were subject to limitations under the applicable rules of Form S-3, which constrained our ability to secure capital with respect to public offerings pursuant to our effective Form S-3. These rules limit the size of primary securities offerings conducted by issuers with a public float of less than $75 million to no more than one-third of their public float in any 12-month period. At the time of filing our 2024 Form 10-K, on March 7, 2025, we were subject to these limitations because our public float did not reach at least $75 million in the 60 days preceding the filing of our 2024 Form 10-K. We will continue to be subject to these limitations for the remainder of the 2024 fiscal year and until the earlier of such time as our public float reaches at least $75 million or when we file our next annual report for the year ended December 31, 2025, at which time we will be required to re-test our status under these rules. If our public float is below $75 million as of the filing of our next annual report on Form 10-K, or at the time we file a new Form S-3, we will continue to be subject to these limitations, until the date that our public float again reaches $75 million. These limitations do not apply to secondary offerings for the resale of our ordinary shares or other securities by selling shareholders or to the issuance of ordinary shares upon conversion by holders of convertible securities, such as warrants. We have registered up to $100 million of ordinary shares warrants and/or debt securities and certain other outstanding securities with registration rights on our registration statement on Form S-3, which was declared effective by the SEC in May 2022 (the “2022 Shelf Registration Statement”). On May 15, 2025, we filed a new registration statement on Form S-3 (the “2025 Shelf Registration Statement”) to register up to $100 million of ordinary shares, warrants and/or debt securities, which has not yet been declared effective by the SEC. The 2022 Shelf Registration Statement expired on May 16, 2025, however, pursuant to Rule 415 of the Securities Act, we are permitted to continue making offers and sales of securities covered by the 2022 Shelf Registration Statement and prospectus supplements thereto until the earlier of the effective date of the 2025 Shelf Registration Statement or 180 days after May 16, 2025. Such extension period for the 2022 Shelf Registration Statement expired on November 12, 2025.

Equity Offerings

On January 7, 2025, we entered into a purchase agreement with certain institutional investors for the issuance and sale of 1,818,183 ordinary shares and ordinary warrants to purchase up to an aggregate of 1,818,183 ordinary shares at an exercise price of $2.75 per share. Each ordinary share was sold at an offering price of $2.75. The offering of the ordinary shares and the ordinary shares that are issuable from time to time upon exercise of the warrants was made pursuant to our 2022 Shelf Registration Statement, and the ordinary warrants were issued in a concurrent private placement. The ordinary warrants are exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending three years from the date of issuance. The offering closed on January 8, 2025. Additionally, we issued warrants to purchase up to 109,091 ordinary shares, with an exercise price of $3.4375 per share, exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending three years from the date of issuance, to certain representatives of H.C. Wainwright & Co., LLC (“HCW”) as compensation for its role as the placement agent in January 2025 private placement offering.

On March 7, 2025, we entered into an at-the-market offering agreement (the “ATM Agreement”) with HCW pursuant to which we may issue and sell our ordinary shares from time to time through HCW acting as sales agent or principal. The ATM Agreement provides that HCW will be entitled to compensation for its services at a commission rate of 3.0% of the gross sales price per ordinary share sold. On March 7, 2025, we filed a prospectus supplement with the SEC with respect to the offer and sale of up to $5,488,800 of our ordinary shares pursuant to the ATM Agreement. The aggregate market value of shares eligible for sale under the prospectus supplement and under the ATM Agreement will be subject to the limitations of General Instruction I.B.6 of Form S-3, to the extent required under such instruction. We are not obligated to make any sales under the ATM Agreement and may suspend or terminate the program at any time, at our discretion.

During the three and nine months ended September 30, 2025, the Company sold 1,146,629 and 2,110,747 shares, respectively, of its ordinary shares under the ATM program at an average price of $0.60 and $0.92 per share, respectively, for total gross proceeds of approximately $0.7 million and $1.9 million. The Company paid aggregate fees and commissions of $0.1 million to HCW and incurred other expenses of approximately $0.2 million, resulting in net proceeds of approximately $1.6 million.

As of September 30, 2025, approximately $3.5 million remained available for future issuance under the ATM Agreement. The 2022 Shelf Registration Statement, which registered the ordinary shares available for issuance under the ATM Agreement, expired on November 12, 2025, following the 180-day extension permitted under Rule 415 of the Securities Act. Upon expiration of the 2022 Shelf Registration Statement, the Company’s ability to offer or sell ordinary shares under the ATM Agreement terminated.

On June 25, 2025, we entered into a securities purchase agreement with certain institutional investors for the issuance and sale of 4,000,000 ordinary shares and ordinary warrants to purchase up to an aggregate of 4,000,000 ordinary shares at an exercise price of $0.65 per share. Each ordinary share was sold at a combined offering price of $0.65 together with an ordinary warrant to purchase one ordinary share. The offering of the ordinary shares and the ordinary shares that are issuable from time to time upon exercise of the warrants was made pursuant to our registration statement on Form S-1, as amended, which was confidentially submitted to the SEC on May 27, 2025 and initially publicly filed with the SEC on June 20, 2025, and declared effective by the SEC on June 25, 2025. The ordinary warrants are exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending five years from the date of issuance. The offering closed on June 26, 2025. Additionally, we issued warrants to purchase up to 240,000 ordinary shares, with an exercise price of $0.8125 per share, exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending five years from the date of issuance, to certain representatives of HCW as compensation for its role as the placement agent in the June 2025 public offering.

The warrants issued in January 2025 private placement and the June 2025 public offering are considered freestanding instruments. As the warrants are indexed to our ordinary shares and are considered equity-classified, they are recorded in shareholders’ equity on the unaudited condensed consolidated balance.

The Loan

As of the date of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, we have $3.0 million outstanding under the Loan pursuant to the Loan Agreement with Oramed (see Note 1 titled “GENERAL” and Note 10 titled “SUBSEQUENT EVENT” to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement  for additional information).

Cash Flows for the nine Months Ended September 30, 2025 and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024
Net cash used in operating activities	$(13,271)	$(17,749)
Net cash used in investing activities	(5)	-
Net cash provided by financing activities	8,425	-
Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	103	(29)
Net cash flow	$(4,748)	$(17,778)

Net Cash used in Operating Activities

Net cash used in operating activities decreased by $4.5 million, or 25.2%, due to cash receipts from customers, improved working capital management and reduced operating expenses.

Cash used in Investing Activities

Cash used in investing activity increased by $5 thousand, primarily due to fixed assets acquisitions.

Net Cash provided by Financing Activities

Net cash provided by financing activities increased by $8.4 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024, primarily due to the proceeds received through our January 2025 offering, June 2025 offering and ATM program.

Obligations and Contractual Commitments

Set forth below is a summary of our contractual obligations as of September 30, 2025.

	Payments due by period (in thousands)
Contractual obligations	Total	Less than 1 year	1-3 years

Purchase obligations (1)	$7,490	$7,490	$-
Operating lease obligations (2)	247	99	148
Total	$7,737	$7,589	$148

(1)
We depend on one contract manufacturer, Sanmina Corporation, for both the SCI products and the ReStore Products. We place our manufacturing orders with Sanmina pursuant to purchase orders or by providing forecasts for future requirements. In June 2025, the Company terminated its manufacturing agreement with Sanmina Corporation.

The AlterG Anti-Gravity systems are produced by the contract manufacturer, Cirtronics Corporation, following the closure of our manufacturing facility in Fremont, California in December 2024. Purchase orders are executed with suppliers based on our sales forecast.

(2)	Our operating leases consist of leases for our facilities in the United States and Israel and motor vehicles.

We calculated the payments due under our operating lease obligation for our Israeli office that are to be paid in NIS at a rate of exchange of NIS 3.306: $1.00, and the payments due under our operating lease obligation for our German subsidiary that are to be paid in euros at a rate of exchange of €1.00: $1.174, both of which were the applicable exchange rates as of September 30, 2025.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements or guarantees of third-party obligations as of September 30, 2025.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Currency Exchange Risk

Our results of operations and cash flows are affected by fluctuations in foreign currency exchange rates. Since 2015, most of our expenses were denominated in U.S. dollars and the remaining expenses were denominated in NIS and euro, until 2018 most of our revenue was denominated in U.S. dollars and the remainder of our revenue was denominated in euro and British pound whereas in the last four years our euro revenue is higher than our U.S dollar revenue. Accordingly, changes in the value of the NIS and Euro relative to the U.S. dollar in each of the years 2024, 2023, and 2022 impacted amounts recorded on our consolidated statements of operations for these periods. We expect that the denominations of our revenue and expenses in 2025 will be consistent with what we experienced in 2024.

The following table presents information about the devaluation in the exchange rates of the NIS and euro against the U.S. dollar in 2024, 2023 and 2022:

	Change in Average Exchange Rate
Period	NIS against the U.S. Dollar (%)	Euro against the U.S. Dollar (%)
2024	(0.25)	0.06
2023	(9.00)	2.67
2022	3.70	10.84

The figures above represent the change in the average exchange rate in the given period compared to the average exchange rate in the immediately preceding period. Negative figures represent the appreciation of the U.S. dollar compared to the NIS or the euro. A 10% increase or decrease in the value of the NIS against the U.S. dollar would have decreased or increased our net loss by approximately $498 thousand  in 2024. A 10% increase or decrease in the value of the euro against the U.S. dollar would have decreased or increased our net loss by approximately $73 thousand in 2024.

Other Market Risks

We do not believe that we have material exposure to interest rate risks or to inflationary risks.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

See “Executive Compensation —Employment Agreements of Named Executive Officers” above for a description of employment agreements between us and the Named Executive Officers.

We describe below transactions and series of similar transactions which are currently proposed or to which we have been or were a party since January 1, 2023, in which (a) the amount involved exceeds or exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and (b) any of our directors, executive officers, beneficial owners of more than 5% of our ordinary shares, or any affiliates or members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Although we do not have a formal written policy as to the approval of related party transactions, all related party transactions for which disclosure would be required under Item 404 of Regulation S-K are approved based on procedures under Israeli law, as is duly memorialized in the minutes of the meetings of the Board and audit committee, as applicable.

Transactions with Current and/or Former 5% Beneficial Owners

Since January 1, 2023, we entered into the following transactions with other shareholders who are currently 5% beneficial owners or who we believe beneficially owned at the time of such transactions or became as a result of such transactions more than 5% of our ordinary shares, based on a review of Schedule 13G filings made and Company records during such period.

Agreements with Directors, Officers and Others

Employment Agreements

We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. We have also entered into customary non-competition, confidentiality of information and ownership of inventions arrangements with our executive officers. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options

Since our inception we have granted options to purchase our ordinary shares to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions.

Exculpation, Indemnification and Insurance

Our Articles of Association permit us to exculpate, indemnify and insure certain of our office holders to the fullest extent permitted by the Israel Companies Law. We have entered into indemnification agreements with our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from our IPO to the extent that these liabilities are not covered by insurance.

Consulting Agreement and Supplement Agreement with Randel E. Richner

At our 2022 annual meeting of shareholders, our shareholders approved the terms of a Consulting Agreement with Richner Consultants LLC, a Delaware company (the “Consultant”) owned by Randel E. Richner, a member of our Board.  Pursuant to the Consulting Agreement, the Consultant provided us with the following services during 2022: strategic advisory consultation on activities related to CMS, including reviewing Company submissions to CMS; reviewing the Company’s dossier submitted to third-party insurers; coordinating and establishing lobbying efforts for the Company with U.S. government agencies; review and support with respect to reimbursements from private payers and with on-going interactions with the U.S. Veterans Benefits Administration; and other reimbursement-related matters as designated and agreed to with our CEO, including international reimbursement activities as needed. The services to be provided under the Consulting Agreement by the Consultant were provided solely by Ms. Richner.

The services were provided on an hourly basis at a rate of $425 per hour, payable by us on a monthly basis subject to the Consultant providing monthly invoices for the review of both our Chairman of the Board and our CEO. Under the Consulting Agreement, the aggregate total number of consulting hours provided by the Consultant could not exceed 282 hours.

The initial term of the Consulting Agreement commenced January 1, 2022, and expired December 31, 2022. Approximately $119,850 was owed and paid to the Consultant for the initial term of the Consulting Agreement.

At our 2023 annual meeting of shareholders, our shareholders approved an extension of the Consulting Agreement until the earlier of December 31, 2023 or such time as we receive approval from CMS.  The extension term of the Consulting Agreement commenced January 1, 2023, and expired December 31, 2023. Approximately $119,999 was owed and paid to the Consultant for the extension term of the Consulting Agreement.

However, because the process of receiving reimbursement approval from CMS was far more complex and time-consuming than was initially contemplated, Ms. Richner was required to invest far more time during each of 2022 and 2023 than the maximum number of 282 consulting hours for each of 2022 and 2023 provided by the Consulting Agreement, as amended. Ms. Richner also provided services during the first four months of 2024. In addition, as a result of expending so much time in providing her consulting services to us, Ms. Richner was not able to take on other, higher-paying consulting assignments. The actual number of additional hours invested by Ms. Richner during 2022 and 2023 in excess of the maximum number of 282 hours per year provided in the Consulting Agreement, at her then-hourly rate of $425, and the hours expended by Ms. Richner in 2024 (for which Ms. Richner and we agreed that the hourly rate should be $550 per hour, which better represented Ms. Richner’s then-new standard hourly rate), came to an aggregate of $297,000. At our 2024 annual meeting of shareholders, our shareholders approved compensating Ms. Richner for such excess hours in the form of equity compensation pursuant to an Amendment and Supplement Agreement among the Company, the Consultant and Ms. Richner (the “Supplement Agreement”), subject to approval by our shareholders of a new equity compensation plan. The Supplement Agreement provided for a grant of equity compensation to Ms. Richner (rather than to the Consultant) in the form of stock options to purchase our ordinary shares, to be issued in three tranches as follows:

●
On November 10, 2024, options will be issued having an aggregate value of $120,000, calculated utilizing a Black-Scholes valuation model based on the closing price of our ordinary shares on such date, but in no event will we issue such options in 2024 to purchase more than 45,614 ordinary shares;

●
On November 11, 2025, options will be issued having an aggregate value of $120,000, calculated utilizing a Black-Scholes valuation model based on the closing price of our ordinary shares on such date, but in no event will we issue such options in 2025 to purchase more than 45,614 ordinary shares; and

●
On November 12, 2026, options will be issued having an aggregate amount of $57,000, calculated utilizing a Black-Scholes valuation model based on the closing price of our ordinary shares on such date, but in no event will we issue such options in 2026 to purchase more than 21,662 ordinary shares.

By way of example only, utilizing a Black-Scholes valuation of $2.35 per share underlying the options based on the closing price of our ordinary shares of $3.90 on July 15, 2024, the number of shares underlying the three grants of options to be made to Ms. Richner described above would have been 51,111, 51,111 and 10,668, respectively, but due to the caps described above on the number of shares that can underlie grants of options to Ms. Richner, the number of shares would be 45,614, 45,614 and 10,66 respectively.

The grant provided that each of the stock options will vest immediately upon issuance and will be exercisable for a term of seven years, whether or not Ms. Richner continues to serve as a member of the Board, the exercise price per share of the options will be the closing price of our ordinary shares used for purposes of the respective Black-Scholes valuation, and the stock options can be exercised on a net exercise basis. Finally, as long as Ms. Richner remains engaged by us as a member of the Board, her ability to engage in any transactions in relation to the ordinary shares underlying the stock options will be subject to our Insider Trading Policy.

As described above, as of the date of this annual report our shareholders have not approved a new equity incentive compensation plan.

Distribution Agreement with CorLife for which Michael Swinford Serves As CEO

On March 6, 2025, we announced an agreement in which CorLife will become the exclusive distributor for the ReWalk Personal Exoskeleton for individuals with workers’ compensation claims.  Michael Swinford, a member of our Board, serves as the Chief Executive Officer of Numotion, the parent company of CorLife.  Our Board of Directors reviewed the financial terms of the contract which were negotiated at arms-length and the transaction was approved by the Board.

Approval of Related Party Transactions Under Israeli Law

Disclosure of Personal Benefits or Other Interests of an Office Holder and Approval of Certain Transactions

The Israel Companies Law requires that an office holder promptly disclose to the board of directors any personal benefit or other interest that he or she may have, and all related material information or documents, concerning any existing or proposed transaction with the company. A personal benefit or other interest includes the individual’s own benefit or other interest and, in some cases, a personal benefit or other interest of such person’s relative or an entity in which such individual, or his or her relative, is a 5% or greater shareholder, director or general manager, or in which he or she has the right to appoint at least one director or the general manager, but does not include a personal benefit or other interest stemming only from ownership of our shares.

If an office holder has a personal benefit or other interest in a transaction, approval by the board of directors is required for the transaction. Once an office holder has disclosed his or her personal benefit or other interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. A company may not, however, approve a transaction or action unless it is in the best interests of the company, or if the office holder is not acting in good faith.

Special approval is required for an extraordinary transaction, which under the Israel Companies Law is defined as any of the following:

●	a transaction other than in the ordinary course of business;

●	a transaction that is not on market terms; or

●	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

An extraordinary transaction in which an office holder has a personal benefit or other interest requires approval first by the company’s audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company’s compensation committee, then by the company’s board of directors and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the Company’s compensation policy or if the office holder is the Chief Executive Officer (apart from a number of specific exceptions), then such arrangement is subject to shareholder approval by a simple majority, which must also include at least a majority of the shares voted by all shareholders who are neither controlling shareholders nor have a personal benefit or other interest in such compensation arrangement (alternatively, in addition to a simple majority, the total number of shares voted against the compensation arrangement by non-controlling shareholders and shareholders who do not have a personal benefit or other interest in the arrangement may not exceed 2% of our outstanding shares). We refer to this as the “Special Approval for Compensation”. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by a simple majority, in that order, and under certain circumstances, a Special Approval for Compensation.

Generally, a person who has a personal benefit or other interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairman of the board of directors or the audit committee (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the board of directors or the audit committee (as applicable) have a personal benefit or other interest in the approval of a transaction, then all directors may participate in discussions of the board of directors or the audit committee (as applicable) on such transaction and in the voting, but shareholder approval is also required for such transaction.

Disclosure of Personal Benefits or Other Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to the Israel Companies Law, the disclosure requirements regarding personal benefits or other interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In this context, a controlling shareholder includes a shareholder who holds 25% or more of our outstanding shares if no other shareholder holds more than 50% of our outstanding shares. For this purpose, the holdings of all shareholders who have a personal benefit or other interest in the same transaction will be aggregated. The approval of the audit committee, the board of directors and the shareholders of the company, in that order, is required for (a) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal benefit or other interest, (b) our engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to us, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder or (d) our employment of a controlling shareholder or his or her relative, other than as an office holder. In addition to shareholder approval by a simple majority, the transaction must be approved by a Special Majority.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable under the circumstances.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders, in that order, by a Special Majority, and the terms must be consistent with our Compensation Policy.

Pursuant to regulations promulgated under the Israel Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of our shareholders may be exempt from shareholder approval upon certain determinations of the audit committee and board of directors. Under these regulations, we must publish these determinations, and a shareholder holding at least 1% of our outstanding shares may, within 14 days of after publication, demand shareholder approval despite such determinations.

OTHER BUSINESS

The Board knows of no other matter to come before the Meeting. However, if any matters requiring a vote of the shareholders arise, it is the intention of the persons named in the attached form of proxy to vote such proxy in accordance with their best judgment, including any matters or motions dealing with the conduct of the Meeting to the extent permitted under Rule 14a-4(c) of the Exchange Act.

Your prompt action is required to vote. Therefore, whether or not you expect to attend the Meeting, please complete and sign a form of proxy and return it to us, so that it is received at our offices no later than 10:00 a.m. (Eastern Standard Time) on Tuesday, March 3, 2026.

ANNUAL REPORT

The Company will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of the Company’s Annual Report as filed with the SEC. Requests for such copies should be addressed to: Lifeward Ltd., 2 Cabot Rd., Hudson, MA 01749, U.S.A, U.S.A Attention: Chief Financial Officer, or at +774-388-7459.

NO APPRAISAL RIGHTS

Appraisal rights are not available to holders of our Ordinary Shares in connection with the Contemplated Transactions.

ADDITIONAL INFORMATION

Householding of Proxies

As permitted under the federal securities laws, we or brokers holding shares on behalf of our shareholders will send a single set of our proxy materials, including this Proxy Statement, to multiple shareholders sharing an address who have requested that we mail them such materials. Each such shareholder will continue to receive a separate proxy card or voting instruction card and will retain a separate right to vote on all matters presented at the Meeting. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Once a shareholder receives notice from the shareholder’s broker or from us that communications to the shareholder’s address will be “householded,” householding will continue until the shareholder is notified or until the shareholder provides contrary instructions. Shareholders whose households have received a single set of our proxy materials but who would like to receive additional copies of the materials may contact our transfer agent, Equiniti Trust Company, LLC, by telephone at 1-800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, N.Y. 11219, and we will promptly deliver additional copies. Shareholders who do not wish to participate in “householding” and would like to receive their own sets of our proxy statement in future years, or who share an address with another shareholder of the Company and who would like to receive only a single set of our proxy materials should follow the instructions below.

●
Shareholders whose shares are registered in their own name should contact Equiniti Trust Company, LLC by telephone at 1-800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, N.Y. 11219, and inform it of their request; and

●	Shareholders whose shares are held by a broker or other nominee should contact the broker or other nominee directly and inform them of their request.

The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can review Lifeward’s electronically-filed reports, proxy and information statements on the SEC’s web site at www.sec.gov or on Lifeward’s web site at http://ir.golifeward.com. Information included on the Company’s website is not a part of this proxy statement.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our Ordinary Shares. We will reimburse these third parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

LIFEWARD LTD.

March 12, 2026, at 10:00 a.m. Eastern Standard Time

Please mark, sign, date and
mail your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS. PLEASE SIGN, DATE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

			FOR	AGAINST	ABSTAIN
1.
To approve the Company’s issuance of ordinary shares of the Company, without par value (“Ordinary Shares”), as described in the Proxy Statement, (a) to Oramed Pharmaceuticals Inc. (“Oramed”), as consideration for the acquisition of 100% of the outstanding shares of Oratech Pharma, Inc. (the “Oratech Acquisition”), (b) to Oramed, upon the exercise of pre-funded warrants to purchase Ordinary Shares and warrants to purchase Ordinary Shares, which will be issued to Oramed in connection with the Oratech Acquisition, and (c) to Oramed and certain investors, upon the conversion of secured convertible notes and upon the exercise of warrants to purchase Ordinary Shares, which will be issued to Oramed and such investors pursuant to a securities purchase agreement that was entered into in connection with the Oratech Acquisition.
			☐	☐	☐

2.
To approve the election of the two directors named in the Proxy Statement, contingent upon and effective as of the closing of the Oratech Acquisition, each as an “external director” (an “External Director”) within the meaning of the Israel Companies Law, 5759-1999, to serve for a three-year term effective as of the closing of the Oratech Acquisition.
			☐	☐	☐

	3.	To approve the compensation of the External Directors who may serve from time to time.	☐	☐	☐

	4.	To approve an increase in the number of shares available for grant under the Company’s 2025 Incentive Compensation Plan.	☐	☐	☐

	5.	To approve an equity grant to Mr. Mark Grant, the Company’s President and Chief Executive Officer.	☐	☐	☐

6.
To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the year ending December 31, 2026, and until the and until the Company’s 2027 annual meeting of shareholders, and to authorize the Board, upon recommendation of the audit committee, to fix the remuneration of said independent registered public accounting firm.
			☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Extraordinary General Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the Notice and Proxy Statement of the Company relating to the Extraordinary General Meeting.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. All holders must sign. When shares are held jointly, the senior of the joint holders must sign. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials
for the Extraordinary General Meeting of Shareholders to Be Held on March 12, 2026:

The Notice and Proxy Statement
are available at ir.golifeward.com

LIFEWARD LTD.

PROXY FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 12, 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ("BOARD")

         The undersigned hereby constitute(s) and appoint(s) Robert J. Marshall, Jr. and Mark Grant and each of them the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to represent and to vote, as designated on the reverse side of this proxy, on behalf of the undersigned, all of the ordinary shares, no par value per share, of Lifeward Ltd. (the "Company") that the undersigned is/are entitled to vote at the close of business on January 20, 2026, at the Extraordinary General Meeting of Shareholders of the Company (the "Meeting") to be held at 2 Cabot Rd., Hudson, Massachusetts, U.S.A. on March 12, 2026, at 10:00 a.m. Eastern Standard Time, and at any and all adjournments or postponements thereof on the following matters, which are more fully described in the Notice of Extraordinary General Meeting of Shareholders (the "Notice") and Proxy Statement relating to the Meeting (the "Proxy Statement").

This proxy, if properly executed and received 24 hours before the Meeting, will be voted in the manner directed herein by the undersigned. If no instructions are indicated with respect to a specific proposal or all proposals described below, this proxy will be voted "FOR" each proposal. Should any other matter requiring a vote of shareholders arise, the proxies named above are authorized to vote in accordance with their discretion. Any and all proxies given by the undersigned prior to this proxy are hereby revoked.

Important Note: By executing this proxy card on the reverse side, the undersigned shareholder will be deemed to confirm that such shareholder is NOT a Controlling Shareholder and does NOT have a Personal Interest (as such terms are defined in the Proxy Statement) in the approval of each of Proposal 2, Proposal 3 or Proposal 5. If you believe you are a Controlling Shareholder or have a Personal Interest (in which case your vote will count only for or against the Ordinary Majority, and not for or against the Special Majority, required for approval of each of Proposal 2, Proposal 3 and Proposal 5), please notify the Company’s Chief Financial Officer by telephone at phone number +774-388-7459 or by email at almog.adar@golifeward.com. If your shares are held in “street name” by your broker, bank or other nominee and you are a Controlling Shareholder or have a Personal Interest, you should notify your broker, bank or other nominee of that status, and they in turn should notify the Company as described in the preceding sentence.

(Continued and to be signed on the reverse side)

APPENDIX A — AUDITED FINANCIALS FOR FISCAL YEAR 2024
U.S. DOLLARS IN THOUSANDS

Kost Forer Gabbay & Kasierer Menachem Begin 144, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-2-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

LIFEWARD LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Lifeward Ltd. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes is shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1e to the financial statements, the Company has suffered recurring losses from operations, has negative cash flows from operating activities, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1e. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition

Description of the Matter
As described in Note 2 of the consolidated financial statements, the Company recognizes revenues from the SCI products at a point in time based on the consideration to which the company is entitled to in exchange for sales of its SCI products, and includes variable consideration.
The Company estimates the amount of variable consideration that is included in the transaction price mainly by estimating claims reimbursement by the Centers for Medicare & Medicaid Services (CMS), which is based primarily on actual historical collection experience from CMS. For the year ended December 31, 2024, revenues were $3.2 million.

Auditing management's determination of the variable consideration was complex and judgmental due to significant data inputs and subjective assumptions utilized in the process. In determining the variable consideration, management develops estimates based on actual historical collection experience by CMS.

How We Addressed the Matter in Our Audit
To test the estimate of variable consideration, our audit procedures included, evaluating the methodology used and testing the underlying data used by management in its analysis, performing independent recalculation of management's estimate and evaluating the historical accuracy by comparing such estimates to subsequent actual results. We assessed the historical accuracy of management’s estimate and performed sensitivity analyses to evaluate the changes in variable consideration that would result from changes in the expected collection rates used and the corresponding effect on revenues.
We also evaluated the disclosures included in the notes to the consolidated financial statements.

Impairment Assessment of Long-Lived Assets (Assets group)

Description of the Matter
As discussed in note 2 to the consolidated financial statements, long-lived assets are assessed for recoverability whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Recoverability of the Long-lived assets (assets group) is measured by a comparison of the undiscounted future cash flows the Long-lived assets (assets group) is expected to generate to the carrying amounts of the assets group. If such evaluation indicates that the carrying amount of the long-lived assets (assets group) is not recoverable, an impairment loss is calculated based on the excess of the carrying amount of the long- lived assets (assets group) over its fair value. The company identified triggering event and performed an impairment assessment with respect to LCAI assets group. For the year ended December 31, 2024, as a result of the assessment, the Company’s recorded an impairment charge of $9.8 Million.

Auditing management’s estimation of the fair value of the long-lived assets (assets group) of LCAI was complex and highly judgmental due to the significant measurement uncertainty in determining the fair value of the long-lived assets. In particular, the fair value estimates were sensitive to significant assumptions such as discount rate and forecasted revenues, which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit
To test the management's estimation of the fair value of the long-lived assets (assets group) of LCAI, we performed audit procedures that included, assessing the fair value methodologies utilized by management and the significant assumptions, including the completeness and accuracy of the underlying data used in the analyses. we compared the significant assumptions to current financial and operating plans, market and industry studies and historical trends. We also assessed the historical accuracy of management’s forecasts and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair value estimates of the long-lived assets that would result from changes in the assumptions. We involved our valuation specialists in evaluating the discount rate and valuation methodology used by the Company.

KOST FORER GABBAY & KASIERER
A Member of EY Global

We have served as the Company’s auditor since 2014.

Tel-Aviv, Israel
March 7, 2025

LIFEWARD LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands
	December 31,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,746	$28,083
Restricted cash	197	-
Trade receivables, net of credit losses of $160 and $328, respectively	6,004	3,120
Prepaid expenses and other current assets	1,624	2,366
Inventories	6,723	5,653
Total current assets	21,294	39,222

LONG-TERM ASSETS

Restricted cash and other long-term assets	240	784
Operating lease right-of-use assets	548	1,861
Property and equipment, net	867	1,262
Intangible assets, net	‐	12,525
Goodwill	7,538	7,538
Total long-term assets	9,193	23,970

Total assets	$30,487	$63,192

The accompanying notes are an integral part of these consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)
	December 31,
	2024	2023
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$5,022	$5,069
Employees and payroll accruals	1,332	2,034
Deferred revenue	1,248	1,504
Current maturities of operating leases liability	858	1,296
Earnout liability	608	576
Other current liabilities	1,157	1,316
Total current liabilities	10,225	11,795

LONG-TERM LIABILITIES

Earnout liability	‐	2,716
Deferred revenues	1,324	1,506
Non-current operating leases liability	22	607
Other long-term liabilities	67	58
Total long-term liabilities	1,413	4,887

Total liabilities	11,638	16,682

COMMITMENTS AND CONTINGENT LIABILITIES
Shareholders’ equity:

Ordinary share of NIS 1.75 par value-Authorized: 25,000,000 shares at December 31, 2024 and 17,142,857 at December 31, 2023; Issued: 9,382,801 and 9,161,798 shares at December 31, 2024 and December 31, 2023, respectively; Outstanding: 8,808,143 and 8,587,140 shares as of December 31, 2024 and December 31, 2023 respectively (1)	4,590	4,487
Additional paid-in capital	282,287	281,109
Treasury Shares at cost, 574,658 ordinary shares at December 31, 2024 and December 31, 2023	(3,203)	(3,203)
Accumulated deficit	(264,825)	(235,883)

Total shareholders’ equity	18,849	46,510

Total liabilities and shareholders’ equity	$30,487	$63,192

The accompanying notes are an integral part of these consolidated financial statements.

(1) Reflects one-for-seven reverse share split that became effective on March 15, 2024. See Note 9a to the consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2024	2023	2022
Revenue	$25,663	$13,854	$5,511
Cost of revenue	17,447	9,401	3,606

Gross profit	8,216	4,453	1,905

Operating expenses:
Research and development, net	4,625	4,148	4,031
Sales and marketing	17,949	13,922	9,842
General and administrative	5,195	9,995	7,134
Impairment charges	9,794	-	-

Total operating expenses	37,563	28,065	21,007

Operating loss	(29,347)	(23,612)	(19,102)

Financial income, net	448	1,467	* )

Loss before income taxes	(28,899)	(22,145)	(19,102)
Taxes on income (benefit)	43	(12)	467

Net loss	$(28,942)	$(22,133)	$(19,569)

Net loss per ordinary share, basic and diluted	$(3.33)	$(2.59)	$(2.20)

Weighted average number of shares used in computing net loss per ordinary share, basic and diluted (1)	8,691,271	8,531,294	8,911,256

The accompanying notes are an integral part of these consolidated financial statements.

*)          Represents an amount lower than $1.
(1) Reflects one-for-seven reverse share split that became effective on March 15, 2024. See Note 9a to the consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
U.S. dollars in thousands (except share data)

	Ordinary Share		Additional paid-in	Treasury	Accumulated	Total shareholders’
	Number (1)	Amount	capital	Shares	deficit	equity
Balance as of December 31, 2021	8,925,722	4,661	278,903	‐	(194,181)	89,383
Share-based compensation to employees and non-employees	‐	‐	993	‐	‐	993
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	77,620	39	(39)	‐	‐	‐
Treasury shares at cost	(419,029)	(211)	‐	(2,431)	‐	(2,642)
Net loss	‐	‐	‐	‐	(19,569)	(19,569)
Balance as of December 31, 2022	8,584,313	$4,489	$279,857	$(2,431)	$(213,750)	$68,165
Share-based compensation to employees and non-employees	‐	‐	1,328	‐	‐	1,328
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	158,456	76	(76)	‐	‐	‐
Treasury shares at cost	(155,629)	(78)	‐	(772)	‐	(850)
Net loss	‐	‐	‐	‐	(22,133)	(22,133)
Balance as of December 31, 2023	8,587,140	4,487	281,109	(3,203)	(235,883)	46,510
Share-based compensation to employees and non-employees	‐	‐	1,281	‐	‐	1,281
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	221,003	103	(103)	‐	‐	‐
Net loss	‐	‐	‐	‐	(28,942)	(28,942)
Balance as of December 31, 2024	8,808,143	4,590	282,287	(3,203)	(264,825)	18,849

(1) Reflects one-for-seven reverse share split that became effective on March 15, 2024. See Note 9a to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2024	2023	2022
Cash flows used in operating activities:
Net loss	$(28,942)	$(22,133)	$(19,569)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	494	239	202
Amortization of intangible assets	3,347	1,608	-
Impairment of intangible and tangible assets	9,794	-	-
Share-based compensation	1,281	1,328	993
Deferred taxes	-	-	316
Remeasurement of earnout liability	(2,684)	(315)	-
Interest income	-	(11)	-
Exchange rate fluctuations	(34)	(45)	79

Changes in assets and liabilities:

Trade receivables, net	(2,884)	(311)	(408)
Prepaid expenses, operating lease right-of-use assets and other assets	1,383	(531)	94
Inventories	(920)	(277)	(117)
Trade payables	(47)	1,037	566
Employees and payroll accruals	(702)	(14)	140
Deferred revenues	(438)	(269)	(34)
Operating lease liabilities and other liabilities	(1,366)	(973)	(153)
Net cash used in operating activities	(21,718)	(20,667)	(17,891)

Cash flows used in investing activities:
Acquisition of a business, net of cash acquired	-	(18,068)	-
Purchase of property and equipment	-	(81)	(25)
Net cash used in investing activities	-	(18,149)	(25)

Cash flows used in financing activities:
Purchase of treasury shares	-	(992)	(2,500)
Net cash used in financing activities	-	(992)	(2,500)

Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	34	45	(79)
Decrease in cash, cash equivalents, and restricted cash	(21,684)	(39,763)	(20,495)
Cash, cash equivalents, and restricted cash at beginning of period	28,792	68,555	89,050
Cash, cash equivalents, and restricted cash at end of period	$7,108	$28,792	$68,555

The accompanying notes are an integral part of these consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2024	2023	2022

Supplemental disclosures of non-cash flow information
Classification of inventory to property and equipment, net	$404	$481	$67
Amounts related to shares re-purchase not yet paid	$-	$-	$142
ROU assets obtained from lease liabilities	$193	$513	$-

Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$(7)	$126	$113
Cash received from interest	$654	$1,341	-

Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$6,746	$28,083	$67,896
Restricted cash included in other long-term assets	$362	$709	$659
Total Cash, cash equivalents, and restricted cash	$7,108	$28,792	$68,555

The accompanying notes are an integral part of these consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements
U.S. dollars in thousands

NOTE 1:-          GENERAL
a.	Lifeward Ltd. (“LL,” and together with its subsidiaries, the “Company”) was originally incorporated under the laws of the State of Israel on June 20, 2001, and commenced operations on the same date under the name Argo Medical Technologies Ltd. This name was later changed to ReWalk Robotics Ltd. on June 18, 2014. On January 29, 2024, the Company announced that it had rebranded as Lifeward, with each subsidiary of LL renamed to reflect the new corporate identity. The Company officially changed its name to Lifeward Ltd. on September 10, 2024.

b.
LL has three wholly owned (directly and indirectly) subsidiaries: (i) Lifeward Inc. (“LI”) originally incorporated under the laws of Delaware on February 15, 2012 under the name of ReWalk Robotics, Inc., (ii) Lifeward GMBH (“LG”) originally incorporated under the laws of Germany on January 14, 2013 under the name of ReWalk Robotics GMBH, and (iii) Lifeward CA, Inc. ( “LCAI”) originally incorporated in Delaware on October 21, 2004 under the name of Gravus, Inc., which was later changed to AlterG, Inc. on June 30, 2005.

c.
The Company is a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. The Company’s initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (collectively, the “SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use the Company’s patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community.

The Company has sought to expand its product offerings beyond the SCI Products through internal development and distribution agreements. The Company has developed its ReStore Exo-Suit device (the “ReStore”), which it began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. In the second quarter of 2020, the Company signed an agreement to distribute product lines in the United States, one of which we later discontinued. The Company is the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to U.S. veterans through the Veterans Health Administration (“VHA”) hospitals.

The Company made its first acquisition to supplement its internal growth when it acquired AlterG, Inc., a leading provider of anti-gravity systems for use in physical and neurological rehabilitation. The Company paid a cash purchase price of approximately $19 million at closing and additional cash earnouts may be paid based upon a percentage of AlterG’s revenue growth over the two years following the closing. The AlterG anti-gravity systems use patented, NASA-derived Differential Air Pressure (“DAP”) technology to reduce the effects of gravity and allow people to rehabilitate with finely calibrated support and reduced pain. The Company will continue to evaluate other products for distribution or acquisition that can broaden its product offerings further to help individuals with neurological injury and disability.

On August 11, 2023, pursuant to an Agreement and Plan of Merger among LI, AlterG, Inc., Atlas Merger Sub, Inc., a wholly owned subsidiary of AlterG, Inc. (“Merger Sub”), and Shareholder Representative Services LLC, dated August 8, 2023, LI acquired AlterG, Inc. and AlterG, Inc. became a wholly owned subsidiary of the Company.   With the rebranding of the Company, AlterG, Inc. was renamed as LCAI.

For accounting purposes, LI was considered the acquirer and AlterG, Inc. was considered the acquiree. The acquisition was accounted for using the acquisition method of accounting. See Note 5 for additional information.

The Company markets and sells its products directly to institutions and individuals and through third-party distributors. The Company sells its products directly primarily in the United States and Germany, through a combination (depending on the product line) of direct sales and distributors in Germany, Canada, and Australia, and primarily through distributors in other markets. In its direct markets, the Company has established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the spinal cord injury community, and in its indirect markets, the Company’s distributors maintain these relationships.

d.
The Company depends on one contract manufacturer to manufacture the ReWalk and the ReStore products in its portfolio, Sanmina. Reliance on this vendor makes the Company vulnerable to possible capacity constraints and reduces control over component availability, delivery schedules, manufacturing yields and costs. Starting in January 2025, the Company signed a contract with Cirtronics’ Corporation to manufacture and assembly of our AlterG products.

e.
The Company has incurred losses since inception and expects to continue to incur losses for the foreseeable future. The Company’s accumulated deficit as of December 31, 2024 was $264.8 million and negative cash flows from operating activities during the year ended December 31, 2024 was $21.7 million. The Company’s cash and cash equivalent on December 31, 2024 totalled $6.7 million. As of December 31, 2024, the Company’s cash and cash equivalents position is not sufficient to fund the Company’s planned operations for at least a year beyond the date of the filing date of the consolidated financial statements. Those factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due.

The current cash balance, historical trend of cash used in operations and lack of certainty regarding a future capital raise, raises substantial doubt about our ability to continue as a going concern for the next twelve months from the date of issuance of these financial statements. The inability to borrow or raise sufficient funds on commercially reasonable terms, would have serious consequences on our financial condition and results of operations.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business.

The consolidated financial statements for the year ended December 31, 2024 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

NOTE 2:-          SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), applied on a consistent basis, as follows:

a.	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company’s management evaluates estimates, including those related to inventories, fair values of share-based awards, contingent liabilities, provision for warrant and allowance for credit losses. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

b.	Financial Statements in U.S. Dollars:

The functional currency is the currency that best reflects the economic environment in which the Company and its subsidiaries operate and conduct their transactions. Most of the Company’s revenues and costs are incurred in U.S. dollar. In addition, the Company’s financing activities are incurred in U.S. dollars. The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company and each of its subsidiaries operate. Thus, the dollar is the Company’s and its subsidiary's functional and reporting currency.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with ASC 830 “Foreign Currency Matters.” All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the consolidated statements of operations as financing income or expenses as appropriate.

c.	Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances have been eliminated upon consolidation.

d.	Cash Equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, at the date acquired.

e.	Inventories:

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence.

The Company periodically evaluates the ability to realize the value of inventory based on a combination of factors, including the quantities on hand relative to historical, current, and projected sales volume. Purchasing requirements and alternative usage are explored within these processes to mitigate inventory exposure. Based on this evaluation, an impairment charge is recorded when required to write-down inventory to its net realized value. Any write-off is recognized in the consolidated statements of operations as cost of revenues.

Cost is determined as follows:

Finished products - based on raw materials and manufacturing costs on an average basis.

Raw materials - The weighted average cost method.

f.	Property and Equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

Percentage of Original Cost
Computer equipment	20-33% (mainly 33)
Office furniture and equipment	6 – 10% (mainly 10)
Machinery and laboratory equipment	15%
Field service units	20-50%
Leasehold improvements	Over the shorter of the lease term or estimated useful life

g.	Business Combinations

The Company accounts for business combinations in accordance with ASC 805, “Business Combinations” (“ASC 805”). For business combinations accounted for under the acquisition method, ASC 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date, measured at their fair values as of that date. The Company determines the recognition of intangible assets based on the following criteria: (i) the intangible asset arises from contractual or other rights; or (ii) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged.

The excess of the fair value of the purchase price over the fair values of the identifiable assets and liabilities is recorded as goodwill. Determining the fair value of the identifiable assets and liabilities requires management to use significant judgment and estimates including the forecasted revenue and revenues growth rates, discount rates, customer contract renewal rates and customer attrition rates. The process of estimating the fair values requires significant estimates, especially with respect to intangible assets. Management’s determination of fair value of assets acquired and liabilities assumed at the acquisition date is based on the best information available in the circumstances and incorporates management’s own assumptions and involves a significant degree of judgment.

Acquisition related costs include legal fees, consulting and success fees, and other non-recurring integration related costs. Acquisition-related costs are expensed as incurred.

h.	Goodwill and Other Intangibles

For business combinations, the purchase prices are allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition dates, with the remaining unallocated purchase prices recorded as goodwill.

The Company has no indefinite-lived intangible assets other than goodwill. Acquired identifiable finite-lived intangible assets include identifiable acquired technology, customer relationships, trademarks and backlog and are amortized on a straight-line basis over the estimated useful lives of the assets. The Company routinely reviews the remaining estimated useful lives of finite-lived intangible assets.

Goodwill is not amortized and is tested for impairment at least annually.

The Company operates as one reporting unit and the fair value of the reporting unit is estimated using quoted market prices of the Company’s stock in active markets. The Company tests goodwill for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

When testing goodwill for impairment, the Company may first perform a qualitative assessment. If the Company determines it is not more likely than not the reporting unit’s fair value is less than its carrying value, then no further analysis is necessary. If the Company determines that it is more likely than not that the fair value of its reporting unit is less than its carrying amount, then the quantitative impairment test will be performed. The Company may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis. Under the quantitative impairment test, if the carrying amount of the Company’s reporting unit exceeds its fair value, the Company recognizes an impairment of goodwill for the amount of this excess.

As of December 31, 2024 and 2023, no impairments of goodwill have been recognized.

i.	Impairment of Long-Lived Assets

The Company’s long-lived assets, including right-of-use (“ROU”) assets and identifiable intangible assets that are subject to amortization, are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. Recoverability of assets (or asset group) to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

In 2024, an impairment loss of $9.8 million was recorded. During the years ended December 31, 2023 and 2022, no impairment losses have been recorded.

j.	Restricted cash and Other long-term assets:

Other long-term assets include long-term prepaid expenses and restricted cash deposits for offices and cars leasing based upon the term of the remaining restrictions.

k.	Treasury shares

The Company repurchased its ordinary shares and holds them as treasury shares. The Company presents the cost to repurchase treasury shares as a reduction of shareholders’ equity.

l.	Revenue Recognition:

The Company generates revenues from sales of products. The Company sells its products directly to end customers and through distributors. The Company sells its products to clinics and rehabilitation centres, professional and college sports teams, private individuals (who finance the purchases by themselves, through fundraising or reimbursement coverage from insurance companies), and distributors.

The Company recognizes revenue in accordance with ASC 606, “Revenue Recognition” when, or as, control of the promised good or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company applies the following five steps:

1.	Identify the contract with a customer

The Company generally considers a purchase order or a signed quote to be a contract with a customer. In evaluating the contract with a customer, the Company analyses the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all of the consideration.

2.	Identify the performance obligations in the contract

At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations.

3.	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer. Determining the transaction price requires of level judgment, which is discussed by revenue category in further detail below.

The Company does not offer extended payment terms beyond one year to customers and has chosen to apply the practical expedient, opting not to evaluate payment terms of one year or less for the existence of a significant financing component.

4.	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis.

5.	Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized when or as performance obligations are satisfied by transferring control of a promised good or service to a customer. Control either transfers over time or at a point in time, which affects when revenue is recorded.

The Company has elected to apply the practical expedient for financing component for transactions in which the difference between the payment date and the revenue recognition timing is up to 12 months.

Disaggregation of Revenue (in thousands):
	Year Ended December 31,
	2024	2023	2022
Product	$19,920	$10,681	$4,175
Rental	2,557	1,033	859
Service and warranty	3,186	2,140	477
Total Revenues	$25,663	$13,854	$5,511

Product revenue

Revenue from Products is comprised of sale of Anti-Gravity products, sale of systems products to rehabilitation facilities and sale of ReWalk Personal Exoskeleton systems to end users. Revenues generated from the sale of Products are recognized at a point in time, once the customer has obtained the legal title to the items purchased.

For systems sold to rehabilitation facilities, the Company includes insignificant training and considers the elements in the arrangement to be a single performance obligation. Therefore, the Company recognizes revenue for the system only when control is transferred after delivery and when the training has been completed, in accordance with the agreements terms with the customer.

For sales of ReWalk Personal Exoskeleton systems to end users, and for sales of ReWalk Personal or ReWalk Rehabilitation Exoskeleton systems to third party distributors, the Company does not provide training to the end user as this training is completed by the rehabilitation center or by the distributor that have previously completed the ReWalk Training program. Therefore, the Company recognizes revenue in such sales upon delivery.

Payment terms between the Company and its payors typically range between 30 to 45 days, depending on the type of payer, country of sale, and the products or services offered. However, for CMS, payments may take up to twelve months.

The Company generally does not grant a right of return for its products. In rare circumstances when the Company provides a right of return for its products, the Company records reductions to revenue for expected future product returns based on the Company’s historical experience and estimates.

During 2024, the Company offered five products: (1) ReWalk Personal Exoskeletons, (2) ReWalk Rehabilitation Exoskeleton, (3) ReStore, (4) AlterG Anti-Gravity systems, (5) MyoCycle.

ReWalk Personal and ReWalk Rehabilitation are SCI Products, which are currently designed for everyday use by paraplegic individuals at home and in their communities. SCI Products are custom fitted for each user, as well as for use by paraplegic patients in the clinical rehabilitation environment, where they provide individuals access to valuable exercise and therapy. ReWalk Rehabilitation is a ReWalk Personal product sold with multiple sizes of our adjustable parts to allow different users the ability to train within a clinic.

With the recent establishment of a Medicare reimbursement pathway for the ReWalk product, the Company includes variable consideration when, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company reassesses variable consideration at each reporting period and, if necessary, these estimates are adjusted to reflect the anticipated amounts to be collected when those facts and circumstances become known.

The AlterG Anti-Gravity systems are used in physical and neurological rehabilitation and athletic training, both domestically and internationally. This transformative technology uses patented, NASA-derived DAP technology to reduce the effects of gravity and allow people to move with finely calibrated support and reduced pain.

The ReStore is a powered, lightweight soft exo-suit intended for use in the rehabilitation of individuals with lower limb disability due to stroke in the clinical rehabilitation environment.

The Company also sells the MyoCycle, which uses Functional Electrical Stimulation (“FES”) technology, in the United States for use at home or in clinic.

Rental revenue

Rental revenue for the AlterG Anti-Gravity systems is accounted for under ASC Topic 842, Leases. The Company rents its products to customers for a fixed monthly fee over the rental term, which typically ranges from 2 to 3 years. Rental revenues are recorded as earned on a monthly basis. See Note 2x for additional information.

For the SCI Products, the Company also offers a rent-to-purchase model in which the Company recognizes revenue ratably according to the agreed rental monthly fee for a limited period prior to selling its products.

Service and warranties

The Company services its products after expiration of the initial warranty. Service revenue, consisting of time and materials to perform the repairs, is recorded as services are rendered, as the customers consume the benefits over the service term.

Warranties are classified as either an assurance type or a service type warranty. A warranty is considered an assurance type warranty if it provides the customer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model.

SCI Products generally include a five -year warranty. The first two years are considered as an assurance type warranty and the additional period is considered an extended service arrangement, which is a service type warranty. A service type warranty is either sold with a unit or separately for a unit for which the warranty has expired. A service type warranty is accounted as a separate performance obligation and revenue is recognized ratably over the life of the warranty as the customer consume the benefit over the service term.

With the recent establishment of a Medicare reimbursement pathway, the Company offers its SCI Products to qualified Medicare beneficiaries with a two-year assurance type warranty, consistent with the coverage decision by CMS.

For AlterG Anti-Gravity Products, the Company offers customers extended warranty contracts that extend or enhance the technical support, parts, and labor coverage offered as part of the base warranty included with the Anti-Gravity system products. Extended warranty revenue is recognized ratably over the extended warranty coverage period. The Company offers a one-year assurance type warranty to customers in the U.S. and two years assurance type warranty for spare parts only to its international distributors. For these products, the Company determines standalone selling price based on the price at which the performance obligation is sold separately.

The ReStore device is sold with a two-year warranty which is considered as assurance type warranty.

The MyoCycle FES cycles are sold with assurance type warranty offered by the manufacturer, MYOLYN, ranging between three years to ten years, depending on the specific product and part.

Contract balances (in thousands):
	December 31,	December 31,
	2024	2023
Trade receivable, net of credit losses (1)	$6,004	$3,120
Deferred revenues (1) (2)	$2,572	$3,010

(1)	Balance presented net of unrecognized revenue that was not yet collected.

(2)	$1.7 million of the December 31, 2023 deferred revenue balance was recognized as revenue during the year ended December 31, 2024.

Accounts Receivable — Billed — Billed accounts receivables include all outstanding invoices to customers, as well as amounts allowed to be billed according to contractual billing terms with customers.

Accounts Receivable — Unbilled — Unbilled accounts receivables are recorded when revenue recognition criteria is met prior to contractual billing terms being met.

Deferred revenue which represent a contract liability, include unearned amounts related to service type warranty obligations as well as other advances and payments which the Company received from customers prior to satisfying the performance obligation, for which revenue has not yet been recognized. The Company's unearned performance obligations as of December 31, 2024 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $2.8 million, which will be fulfilled over one to five years.

m.	Accounting for Share-Based Compensation:

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an Option-Pricing Model (“OPM”). The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company accounts for forfeitures as they occur.

The Company selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its share-option awards. The option-pricing model requires a number of assumptions, of which the most significant are the fair market value of the underlying ordinary share, expected share price volatility and the expected option term. Expected volatility is calculated based on actual historical stock price movements over the most recent periods ending on the grant date, equal to the expected term of the options. The expected option term is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The simplified method will continue to apply until enough historical experience is available to provide a reasonable estimate of the expected term. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The fair value of Restricted Stock Units (“RSUs”) granted is determined based on the price of the Company’s ordinary shares on the date of grant.

The Company accounts for options granted to consultants and other service providers under ASC 718. The fair value of these options was estimated using a Black-Scholes-Merton option-pricing model.

n.	Warrants to Acquire Ordinary Shares:

During the twelve months ended December 31, 2024, 2023, and 2022, the Company did not issue any warrants. The Company assessed the warrants pursuant to ASC 480 “Distinguishing Liabilities from Equity” and ASC 815 “Derivatives and Hedging” and determined that the warrants should be accounted for as equity and not as a derivative liability. Refer to Note 9f for additional information.

o.	Research and Development Costs:

Research and development costs are charged to the consolidated statement of operations as incurred and are presented net of the amount of any grants the Company received for research and development in the period in which the grant was received.

p.	Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and the tax basis for assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits in its taxes on income.

As of December 31, 2024, and 2023, the Company did not identify any significant uncertain tax positions.

q.	Warranty provision:

For assurance-type warranty, the Company records a provision for the estimated cost to repair or replace products under warranty at the time of sale. Factors that affect the Company’s warranty reserve include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair.
US Dollars in thousands
Balance at December 31, 2023	$348
Provision	825
Usage	(781)
Balance at December 31, 2024	$392

r.	Concentrations of Credit Risks:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade receivables.

The Company’s cash and cash equivalents are deposited in major banks in Israel, the United States and Germany. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. The Company maintains cash and cash equivalents with diverse financial institutions and monitors the amount of credit exposure to each financial institution. The bank deposits are held in financial institutions which management believes are institutions with high credit standing, and accordingly, minimal credit risk from geographic or credit concentration exists with respect to these deposits.

The below table reflects the concentration of credit risk for the Company’s current customers as of December 31, 2024 and 2023, to which substantial sales were made.

Concentration of credit risk with respect to trade receivable is primarily limited to a customer to which the Company makes substantial sales.
	December 31,
	2024	2023
Customer A	40%	-

The allowance for credit losses is based on the Company's assessments of factors that may affect a customer's ability to pay. The Company regularly reviews the adequacy of the allowance for credit losses based on a combination of factors, including an assessment of the current customer's aging balance, the nature and size of the customer, the financial condition of the customer, and the amount of any receivables in dispute. The Company does not have any off-balance sheet credit exposure related to its customers. As of December 31, 2024, and 2023 trade receivables are presented net of $160 thousand and $328 thousand allowance for credit losses, respectively.

s.	Accrued Severance Pay:

Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of the LL elected to be included under section 14 of the Severance Pay Law, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the balance sheet.

Total Company’s expenses related to severance pay amounted to $126 thousand, $114 thousand and $113 thousand for the years ended December 31, 2024, 2023 and 2022, respectively.

t.	Fair Value Measurements:

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses a three -tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The three -tiers are defined as follows:

▪	Level 1. Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

▪	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

▪	Level 3. Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

The carrying amounts of cash and cash equivalents, short term deposits, trade receivables and trade payables approximate their fair value due to the short-term maturity of such instruments.

The following tables present information about the Company’s financial assets and liabilities that are measured in fair value on a recurring basis as of December 31, 2024 and December 31, 2023 (in thousands):
		Fair value measurements as of
Description	Fair Value Hierarchy	December 31, 2024	December 31, 2023
Financial assets:

Money market funds included in cash and cash equivalent	Level 1	$2,697	$2,550
Treasury bills included in cash and cash equivalent	Level 1	$-	$2,525

Total Assets Measured at Fair Value		$2,697	$5,075

Financial Liabilities:
Earnout	Level 3	$608	$3,292

Total liabilities measured at fair value		$608	$3,292

The Company classifies cash equivalents within Level 1, because the Company uses quoted market prices or alternative pricing sources and models utilizing market observable inputs to determine their fair values.

The estimated fair value of the earnout is determined using Level 3 inputs. Inherent in a Monte Carlo simulation analysis are assumptions related to projected revenues, expected term, volatility, annual revenue yield and interest rate. The interest rate is based on the U.S. Technology B bond yield.

The following table summarizes the earnout liability activity as of December 31, 2024 (in thousands):
Earnout
Balance December 31, 2023	$3,292
Change in fair value	$(2,684)
Balance December 31, 2024	$608

The estimated fair value of the asset group, is part of an impairment assessment, is determined using Level 3 inputs, by applying both a market and cost approach, which we believe most accurately reflects a market participant's viewpoint in assessing its value.

u.	Basic and Diluted Net Loss Per Share:

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of ordinary shares outstanding during the period.

Diluted loss per share is computed based on the weighted average number of ordinary shares outstanding during the period, plus dilutive potential shares considered outstanding during the period.

v.	Contingent liabilities

The Company accounts for its contingent liabilities in accordance with ASC 450, “Contingencies.” A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

w.	Government grants

Royalty and non-royalty-bearing grants from the Israeli Innovation Authority (the “IIA”) of the Ministry of Economy and Industry in Israel for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred, and are presented as a reduction from research and development expenses (see Note 8c).

x.	Lessee

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded at commencement date based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use asset may be required for items, such as initial direct costs paid or incentives received. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Leases with an initial term of 12 months or less are not recorded on the balance sheet.

Lessor accounting - Operating leases

A portion of the AlterG rental revenues for the AlterG Anti-Gravity systems are made through lease arrangements.

AlterG products are available for lease agreements ranging from 12 to 42 months. If the customer terminates the contract during the lease period, they are required to pay a cancellation fee. The lease period may be extended by an additional period as specified in the contract.

In determining the leases classification as a sales type or operating lease, the Company assesses, among other criteria: (i) the lease term to determine if it is for the major part of the economic life of the underlying equipment; and (ii) the present value of the lease payments to determine if they are equal to or greater than substantially all of the fair market value of the equipment at the inception of the lease AlterG Anti-Gravity systems. When these criteria are not met, the lease accounted for as operating leases and revenues are recognized over the term of the lease.

Under these arrangements, when the Company acts as the lessor for its product line, the Company accounted for the lease arrangements as operating leases in accordance with ASC 842, “Lease” (“ASC 842”).

The total rental revenue for the AlterG Anti-Gravity Products has amounted to $719 thousand for the years ended December 31, 2024 and $249 thousand from the time of acquisition through December 31, 2023.

y.	New Accounting Pronouncements

Recently Implemented Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280, “Segment Reporting” on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this guidance effective January 1, 2024 retrospectively to all periods presented in financial statements. For additional information see Note 13 of these consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

i.
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes - Improvements to Income Tax Disclosures” requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company is currently evaluating the impact of the adoption of this standard.

ii.
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

NOTE 3:-          PREPAID EXPENSES AND OTHER CURRENT ASSETS

The components of prepaid expenses and other current assets are as follows (in thousands):

	December 31,
	2024	2023
Government institutions	$289	$253
Prepaid expenses	1,046	1,227
Advances to vendors	-	139
Other assets	289	747

	$1,624	$2,366

NOTE 4:-          INVENTORIES

The components of inventories are as follows (in thousands):
	December 31,
	2024	2023
Finished products	$3,580	$3,157
Raw materials	3,143	2,496

	$6,723	$5,653

During the twelve months ended December 31, 2024, 2023, and 2022, the Company recognized, at cost of revenues, reserves for excess and obsolete in the amount of $981 thousand, $398 thousand, and $502 thousand, respectively.

NOTE 5:-          BUSINESS COMBINATION

On August 11, 2023, pursuant to an Agreement and Plan of Merger, dated August 8, 2023, among LI, AlterG, Inc., Merger Sub, and Shareholder Representative Services LLC, the Company acquired AlterG, Inc., which became a wholly owned subsidiary of the Company. Following the acquisition and rebranding, AlterG, Inc. was renamed LCAI.

LCAI develops, manufactures, and markets Anti-Gravity systems for use in physical and neurological rehabilitation and athletic training, both in the United States and internationally. The aggregate purchase price was a total of $19.0 million in cash, subject to working capital and other customary purchase price adjustments. Additional cash earnouts may be paid based upon a percentage of AlterG’s future revenue growth over the next two years subject to working capital and other customary purchase price adjustments.

The total consideration transferred is as follows (in thousands):

Cash	$18,493
Earnout payments	$3,607
Total consideration	$22,100

Earnout payments

The Company will pay an amount of cash equal to 65% of the amount, if any, by which AlterG revenue attributable to the first 12 months period exceeds revenue target (“first earnout payment"), and an amount in cash equal to 65% of the amount, if any, by which AlterG revenue attributable to the following 12 months period exceeds the revenue from the first 12 month period (“second earnout payment"). At the date of acquisition, management estimated fair value of the earnout payment based on the actual up to date performance of the acquired entity and the probability of the earn out payment occurrence to be at approximately $3.6 million. The Earn-out was accounted for as a liability and will be remeasured at each reporting period through the consolidated statement of operations.

As the revenue target for the first earnout payment was not met, no earnout payment was made for the first earnout period.

The Company has accounted for the AlterG acquisition as a business combination. The Company has allocated the purchase price of approximately $22.1 million fair values, and the excess of the purchase price over the aggregate fair values is recorded as goodwill.

The following table summarizes the fair value of assets acquired and liabilities assumed as of the acquisition date (in thousands):
Cash and cash equivalent	$478
Restricted cash	51
Accounts receivable	1,773
Inventory	3,330
Prepaid expenses and other current assets	470
Right of use asset	1,151
Property and equipment, net	827
Other non-current assets	30
Goodwill	7,538
Intangible assets	14,133
Accounts payable	(2,082)
Accrued compensation	(766)
Other accrued liabilities	(1,059)
Deferred revenue	(2,088)
Warranty Obligations	(535)
Leases Liability	(1,151)
Total purchase consideration	$22,100

The following table presents the details of the intangible assets acquired at the date of AlterG acquisition (in thousands):
	Estimated	Estimated Useful Life
	Fair Value	(Years)
Trademark	$795	3
Technology	6,161	4
Customer relationship - Warranty	201	2
Customer relationship - Rental	2,102	4
Customer relationship - Distribution	4,578	5
Backlog	296	1

Under the purchase price allocation, the Company allocates the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the estimates of their fair values. The fair values for the intangible assets acquired were based on significant inputs that are not observable in the market and thus represent a Level 3 measurement in the fair value hierarchy. Customer relationships, distributor relationships, backlog, trademark and developed technology were valued using the income approach, based on estimated projections of expected cash flows to be generated by the assets, discounted to the present value at discount rates commensurate with perceived risk. The discounted cash flow analyses factor in assumptions on revenue and expense growth rates including estimates of customer growth and attrition rates, distributor growth and attrition rates, technology obsolescence, and relief from royalty projections. Additionally, these discounted cash flow analyses factor in expected amounts of working capital, fixed assets, assembled workforce and cost of capital for each intangible asset.

The Company incurred acquisition-related costs of $2.5 million included in General and administrative costs.

The table below presents the unaudited pro forma revenue and earnings of the combined business as if the acquisition had occurred as of January 1, 2022 (in thousands):
	Twelve Months Ended December 31,
	2023 (Unaudited)	2022 (Unaudited)
Revenues	$24,923	$25,307
Net loss	$(21,761)	$(28,369)

The total revenues and net loss of AlterG, included in the consolidated statement of operations, since the acquisition date through December 31, 2023, amounted to $7,658 thousand and $249 thousand, respectively.

The pro forma financial information for all periods presented above has been calculated after adjusting the results of AlterG to reflect the business combinations accounting effects resulting from these acquisitions.

These proforma results reflect additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant, and equipment and intangible asset occurred at the beginning of the period, along with consequential tax effects. The unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what would have occurred had the business combinations been completed on January 1, 2022, nor it is necessarily indicative of future results of operations of the combined company. Furthermore, the unaudited pro forma financial information does not reflect the impact of any synergies resulting from the acquisition.

NOTE 6:-          GOODWILL AND OTHER INTANGIBLE ASSETS, NET

The Company has $7.5 million of goodwill related to its purchase of AlterG in the third quarter of fiscal year 2023, which has an indefinite life, and is not deductible for tax purposes.

As of December 31, 2024, the components of, and changes in, the carrying amount of intangible assets, net, were as follows (in thousands):
	Cost	December 31, 2024 Accumulated Amortization	December 31, 2024 Impairment	Intangible Assets, Net
Trademark	795	(369)	(426)	-
Technology	6,161	(2,144)	(4,017)	-
Customer relationship - Warranty	201	(140)	(61)	-
Customer relationship - Rental	2,102	(732)	(1,370)	-
Customer relationship - Distribution	4,578	(1,274)	(3,304)	-
Backlog	296	(296)	-	-
Total Amortized Intangible Assets	14,133	(4,955)	(9,178)	-

During the years ended December 31, 2024 and 2023 the Company recorded amortization expense in the amounts of $3.3 million and $1.6 million, respectively.

In the fourth quarter of 2024, the Company identified indicators of impairment related to certain acquired intangible assets, primarily due to lower-than-expected financial performance. Following an impairment analysis, the Company recorded a non-cash impairment charge of $9.2 million related to customer relationships, acquired technology, and trademark. No impairment of intangible assets was recorded for the year ended December 31, 2023.

NOTE 7:-          PROPERTY AND EQUIPMENT, NET

The components of property and equipment, net are as follows (in thousands):

	December 31,
	2024	2023
Cost:
Computer equipment	$1,690	$1,690
Office furniture and equipment	468	468
Machinery and laboratory equipment	621	621
Field service units	4,464	4,166
Leasehold improvements	658	658

	$7,901	$7,603

	December 31,
	2024	2023
Accumulated depreciation	7,034	6,341

Property and equipment, net	$867	$1,262

Depreciation expenses amounted to $494 thousand, $239 thousand, and $202 thousand for the years ended December 31, 2024, 2023 and 2022, respectively.

In the fourth quarter of 2024, the Company recorded an impairment charge of $0.3 million related to the closure of its Fremont, California site. The impairment was due to the reduction in the expected future use of the assets at this location. No impairment charges were recorded for the year ended December 31, 2023.

NOTE 8:-          COMMITMENTS AND CONTINGENT LIABILITIES

a.	Purchase commitment:

The Company has contractual obligations to purchase goods from its contract manufacturer as well as raw materials from different vendors. Purchase obligations do not include contracts that may be cancelled without penalty. As of December 31, 2024, non-cancellable outstanding obligations amounted to approximately $7.3 million.

b.	Operating lease commitment:

(i)
The Company operates from leased facilities in Israel, the United States and Germany, with leases expiring in 2025. A portion of the Company’s facilities leases is generally subject to annual changes in the Consumer Price Index (CPI). The changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred.

(ii)
LL and LG lease cars for their employees under cancellable operating lease agreements expiring at various dates between 2025 and 2027. A subset of the Company’s cars leases is considered variable. The variable lease payments for such cars leases are based on actual mileage incurred at the stated contractual rate. LL and LG have an option to be released from these agreements, which may result in penalties in a maximum amount of approximately $27 thousand as of December 31, 2024.

The Company’s future lease payments for its facilities and cars, which are presented as current maturities of operating leases and non-current operating leases liabilities on the Company’s consolidated balance sheets as of December 31, 2024 are as follows (in thousands):
2025	$894
2026	23
2027	2
Total lease payments	919
Less: imputed interest	(39)
Present value of future lease payments	880
Less: current maturities of operating leases	858
Non-current operating leases	$22
Weighted-average remaining lease term (in years)	0.75
Weighted-average discount rate	9.28%

Total lease expenses for the years ended December 31, 2024, 2023 and 2022 were $1,295 thousand, $976 thousand, and $739 thousand, respectively.

c.	Royalties:

The Company’s research and development efforts are financed, in part, through funding from the IIA. Since the Company’s inception through December 31, 2024, the Company received funding from the IIA in the total amount of $2.8 million. Out of the $2.8 million in funding from the IIA, a total amount of $1.6 million were royalty-bearing grants, $400 thousand was received in consideration of 209 convertible preferred A shares, which converted after the Company’s initial public offering in September 2014 into ordinary shares in a conversion ratio of 1 to 1, while $806 thousand was received without future obligation. The Company is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects, up to 100% of the grants received. The royalty payment obligations also bear interest at the SOFRPR rate. The obligation to pay these royalties is contingent on actual sales of the applicable products and in the absence of such sales, no payment is required.

As of December 31, 2024, the Company paid royalties to the IIA in the total amount of $114 thousand.

Royalties expenses in cost of revenue were $2 thousand, $17 thousand and $7 thousand, for the years ended December 31, 2024, 2023 and 2022, respectively.

As of December 31, 2024, the contingent liability to the IIA amounted to $1.6 million. The Israeli Research and Development Law provides that know-how developed under an approved research and development program may not be transferred to third parties without the approval of the IIA. Such approval is not required for the sale or export of any products resulting from such research or development. The IIA, under special circumstances, may approve the transfer of IIA-funded know-how outside Israel.

Additionally, the License Agreement requires the Company to pay Harvard University (“Harvard”) royalties on net sales, see Note 10 below for more information about the Collaboration Agreement (as defined below) and the License Agreement (as defined below).

d.	Liens

As part of the Company’s restricted cash and other long-term assets, as of December 31, 2024, an amount of $362 thousand has been pledged as security in respect of a guarantee granted to a third party. Such deposit cannot be pledged to others or withdrawn without the consent of such third party.

e.	Legal Claims:

Occasionally, the Company is involved in various claims such as product liability claims, lawsuits, regulatory examinations, investigations, and other legal matters arising, for the most part, in the ordinary course of business. While the outcome of any pending or threatened litigation and other legal matters is inherently uncertain, the Company does not believe the outcome of any of the matters will have a material adverse effect on the Company’s consolidated results of operation, liquidity or financial condition.

NOTE 9:-          SHAREHOLDERS’ EQUITY

a.	Reverse share split:

At the Company’s 2023 annual general meeting, the Company’s shareholders approved (i) a reverse share split within a range of 1:2 to 1:12, to be effective at the ratio and on a date to be determined by the Board of Directors, and (ii) amendments to the Company’s Articles of Association authorizing an increase in the Company’s authorized share capital (and corresponding authorized number of ordinary shares, proportionally adjusting such number for the reverse share split) so that the maximum number of authorized ordinary shares would be 120 million. In accordance with the shareholder approval, in early March 2024 the Board of Directors of the Company approved a one-for-seven reverse share split of the Company’s ordinary shares, reducing the number of the Company’s issued and outstanding ordinary shares from approximately 60.1 million pre-split shares to approximately 8.6 million post-split shares. The Company’s ordinary shares began trading on a split-adjusted basis on March 15, 2024. Additionally, effective at the same time, the total authorized number of ordinary shares of the Company was adjusted to 25 million post-split shares, the par value per share of the ordinary shares changed to NIS 1.75 and the authorized share capital of the Company changed from NIS 30,000,000 to NIS 43,750,000. All share and per share data included in these consolidated financial statements give retroactive effect to the reverse share split for all periods presented.

Upon the effectiveness of the reverse share split, every seven shares were automatically combined and converted into one ordinary share. Appropriate adjustments were also made to all outstanding derivative securities of the Company, including all outstanding equity awards and warrants.

No fractional shares were issued in connection with the reverse share split. Instead, all fractional shares (including shares underlying outstanding equity awards and warrants) were rounded down to the nearest whole number.

b.	Share option plans:

On August 19, 2014, the Company’s board of directors adopted the Lifeward Ltd. 2014 Incentive Compensation Plan or the “Plan”. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, RSUs, cash-based awards, other stock-based awards and dividend equivalents to the Company’s and its affiliates’ respective employees, non-employee directors and consultants.

Starting in 2014, the Company grants RSU as well to directors and employees under this Plan. An RSU award is an agreement to issue shares of the company’s ordinary shares at the time the award is vested.

The options generally vest over four years, with certain options granted to non-employee directors vesting over one year.

Any options or RSUs that were forfeited or canceled before expiration were previously available for future grants under the Plan; however, since the Plan has expired, no further grants can be made under it.

As of December 31, 2024, no ordinary shares remained reserved, as the Company’s Plan expired on August 19, 2024, and a new plan has not yet been adopted as a replacement, as it has not been approved by the shareholders. As of December 31, 2023, the Company had reserved 145,560 ordinary shares, available for issuance to employees, directors, officers, and non-employees of the Company. This amount reflects the number of ordinary shares after the 1-for-7 reverse share split effected by the Company on March 15, 2024.

A summary of employee and non-employee shares options activity during the fiscal year ended 2024 is as follows:
	Number	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding at the beginning of the year	4,723	$259.73	4.39	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	(150)	1340.84	-	-

Options outstanding at the end of the year	4,573	$187.94	3.47	$-

Options exercisable at the end of the year	4,573	$187.94	3.47	$-

There were no options granted during the fiscal year ended December 31, 2024, 2023 and 2022. The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders, which hold options with positive intrinsic value, exercised their options on the last date of the exercise period. During the years ended December 31, 2024, 2023 and 2022, no options were exercised.

A summary of employee and non-employee RSUs activity during the fiscal year ended 2024 is as follows:
	Number of shares underlying outstanding RSUs	Weighted- average grant date fair value
Unvested RSUs at the beginning of the year	538,885	6.07
Granted	14,740	4.80
Vested	(221,003)	6.55
Forfeited	(5,379)	6.51

Unvested RSUs at the end of the year	327,243	5.68

The weighted average grant date fair values of RSUs granted during the fiscal year ended December 31, 2024, 2023 and 2022, were $4.80, $4.62 and $7.00, respectively.

Total fair value of shares vested during the year ended December 31, 2024, 2023 and 2022 were $1,447 thousand, $1,268 thousand, and $860 thousand, respectively. As of December 31, 2024, there were $1.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. This cost is expected to be recognized over a period of approximately 2.1 years.

The number of options and RSUs outstanding as of December 31, 2024 is set forth below, with options separated by range of exercise price:

Range of exercise price	Options and RSUs Outstanding as of December 31, 2024	Weighted average remaining contractual life (years) (1)	Options Exercisable as of December 31, 2024	Weighted average remaining contractual life (years) (1)
RSUs only	327,243	-	-	-
$37.6	1,774	4.24	1,774	4.24
$178.5 - $236.3	1,845	3.32	1,845	3.32
$350 - $367.5	864	2.46	864	2.46
$1,277.5 - $3,634.8	90	0.96	90	0.96
	331,816	3.47	4,573	3.47

(1)	Calculation of weighted average remaining contractual term does not include the RSUs that were granted, which have an indefinite contractual term.

c.	Equity compensation issued to consultants:

The Company granted 4,700 RSUs during the fiscal year ended December 31, 2024, to non-employee consultants. As of December 31, 2024, no RSUs were outstanding.

d.	Share-based compensation expense for employees and non-employees:

The Company recognized share-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Cost of revenue	$16	$9	$16
Research and development, net	168	157	94
Sales and marketing	401	381	250
General and administrative	696	781	633

Total	$1,281	$1,328	$993

e.	Treasury shares:

On June 2, 2022, the Company’s Board of Directors approved a share repurchase program to repurchase up to $8.0 million of its Ordinary Shares, par value NIS 0.25 per share. On July 21, 2022, the Company received approval from an Israeli court for the share repurchase program. The program was scheduled to expire on the earlier of January 20, 2023, or reaching $8.0 million of repurchases. On December 22, 2022, the Company’s Board of Directors approved an extension of the repurchase program, with such extension to be in the aggregate amount of up to $5.8 million. The extension was approved by an Israeli court on February 9, 2023, and it expired on August 9, 2023.

As of December 31, 2024, pursuant to the Company’s share repurchase program, the Company had repurchased a total of 574,658 of its outstanding ordinary shares at a total cost of $3.5 million. This amount reflects the number of ordinary shares after the 1-for-7 reverse share split effected by the Company on March 15, 2024, which also resulted in an increase of the par value per share to NIS 1.75.

f.	Warrants to purchase ordinary shares:

The following table summarizes information about warrants outstanding and exercisable as of December 31, 2024:
Issuance date	Warrants outstanding	Exercise price per warrant	Warrants outstanding and exercisable	Contractual term
	(number)		(number)
December 31, 2015 (1)	681	$52.50	681	See footnote (1)
December 28, 2016 (2)	272	$52.50	272	See footnote (1)
February 10, 2020 (3)	4,054	$8.75	4,054	February 10, 2025
February 10, 2020 (4)	15,120	$10.94	15,120	February 5, 2025
July 6, 2020 (5)	64,099	$12.32	64,099	January 2, 2026
July 6, 2020 (6)	42,326	$15.95	42,326	July 2, 2025
December 8, 2020 (7)	83,821	$9.38	83,821	June 8, 2026
December 8, 2020 (8)	15,543	$12.55	15,543	June 8, 2026
February 26, 2021 (9)	780,095	$25.20	780,095	August 26, 2026
February 26, 2021 (10)	93,612	$32.05	93,612	August 26, 2026
September 29, 2021 (11)	1,143,821	$14.00	1,143,821	March 29, 2027
September 29, 2021 (12)	137,257	$17.81	137,257	September 27, 2026
	2,380,701		2,380,701

(1)
Represents warrants for ordinary shares issuable upon an exercise price of $52.50 per share, which were granted on December 31, 2015 to Kreos Capital V (Expert) Fund Limited (“Kreos”) in connection with a loan made by Kreos to the Company and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly owned subsidiary of the Company, excluding any transaction in which the Company’s shareholders prior to the transaction will hold more than 50% of the voting and economic rights of the surviving entity after the transaction. None of these warrants had been exercised as of December 31, 2024.

(2)	Represents common warrants that were issued as part of the $8.0 million drawdown under the Loan Agreement which occurred on December 28, 2016. See footnote 1 for exercisability terms.

(3)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s best efforts offering of ordinary shares in February 2020. As of December 31, 2024, 534,300 warrants were exercised for total consideration of $4,675,125. During the twelve months that ended December 31, 2024, no warrants were exercised.

(4)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2020 best efforts offering. As of December 31, 2024, 32,880 warrants were exercised for total consideration of $359,625. During the twelve months that ended December 31, 2024, no warrants were exercised.

(5)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in July 2020. As of December 31, 2024, 288,634 warrants were exercised for total consideration of $3,555,976. During the twelve months that ended December 31, 2024, no warrants were exercised.

(6)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s July 2020 registered direct offering.

(7)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in December 2020. As of December 31, 2024, 514,010 warrants were exercised for total consideration of $4,821,416. During the twelve months that ended December 31, 2024, no warrants were exercised.

(8)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s December 2020 private placement. As of December 31, 2024, 32,283 warrants were exercised for total consideration of $405,003. During the twelve months that ended December 31, 2024, no warrants were exercised.

(9)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in February 2021.

(10)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2021 private placement.

(11)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in September 2021.

(12)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s September 2021 registered direct offering.

NOTE 10:-          RESEARCH COLLABORATION AGREEMENT AND LICENSE AGREEMENT

On May 16, 2016, the Company entered into a Collaboration Agreement (as amended, the “Collaboration Agreement”) and an Exclusive License Agreement (as amended, the “License Agreement”) with Harvard. The Collaboration Agreement concluded on March 31, 2022.

Under the License Agreement, Harvard has granted the Company an exclusive, worldwide royalty-bearing license under certain patents of Harvard relating to lightweight “soft suit” exoskeleton system technologies for lower limb disabilities, a royalty-free license under certain related know-how and the option to obtain a license under certain inventions conceived under the joint research collaboration.

The License Agreement required the Company to pay Harvard an upfront fee, reimbursements for expenses that Harvard incurred in connection with the licensed patents, royalties on net sales and several milestone payments contingent upon the achievement of certain product development and commercialization milestones. The Harvard License Agreement will continue in full force and effect until the expiration of the last-to-expire valid claim of the licensed patents.

As of December 31, 2024, the Company achieved three of the milestones which represent all development milestones under the License Agreement. The Company continues to evaluate the likelihood that the other milestones will be achieved on a quarterly basis.

The Company has recorded expenses in the amount of $51 thousand, $29 thousand, and $74 thousand as research and development expenses related to the License Agreement and to the Collaboration Agreement for the years ended December 31, 2024, 2023 and 2022, respectively. No withholding tax was deducted from the Company’s payments to Harvard in respect of the Collaboration Agreement and the License Agreement since this is not taxable income in Israel in accordance with Section 170 of the Israel Income Tax Ordinance 1961-5721.

NOTE 11:-          INCOME TAXES

The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

a.	Corporate tax rates in Israel:

Presented hereunder are the tax rates relevant to the Company in the years 2022-2024:

The Israeli statutory corporate tax rate and real capital gains were 23% in the years 2022-2024.

b.	Income (loss) before taxes on income is comprised as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Domestic	$(15,022)	$(19,638)	$(19,110)
Foreign	(13,877)	(2,507)	8
	$(28,899)	$(22,145)	$(19,102)

c.	Taxes on income (benefit) are comprised as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Current	$43	$(12)	$151
Deferred	-	-	316

	$43	$(12)	$467

	Year Ended December 31,
	2024	2023	2022
Domestic	$-	$-	$-
Foreign	43	(12)	467

	$43	$(12)	$467

d.	Deferred income taxes (in thousands):

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets as of December 31, 2024 and 2023 are derived from temporary differences.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. Based on the Company’s history of losses, the Company established a full valuation allowance for LL.

Undistributed earnings of certain subsidiaries as of December 31, 2024 were immaterial. The Company intends to reinvest these earnings indefinitely in the foreign subsidiaries. As a result, the Company has not provided for any deferred income taxes.

	December 31,
	2024	2023
Deferred tax assets:
Carry forward tax losses	$70,430	$64,090
Research and development expenses	1,378	1,311
Accrual and reserves	661	849
Share based compensation	507	394
Credit tax carry forwards	1,913	1,714
Intangible Assets	140	-
Lease liabilities	224	480
Total deferred tax assets	75,253	68,838
Valuation allowance	(75,055)	(65,209)
Deferred tax assets after valuation allowance	$198	$3,629

Deferred tax liabilities:
Right-of-use asset	(136)	(470)
Intangible Assets	-	(3,015)
Property and equipment	(62)	(144)
Total deferred tax liabilities	(198)	(3,629)

Net deferred tax assets	$-	$-

The net changes in the total valuation allowance for each of the years ended December 31, 2024, 2023 and 2022, are comprised as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Balance at beginning of year	$(65,209)	$(52,525)	$(48,098)
Changes due to exchange rate differences	-	-	1,418
Adjustment previous year loss	100	(5)	(14)
Acquisition	-	(7,269)	-
Additions during the year	(9,946)	(5,410)	(5,831)

Balance at end of year	$(75,055)	$(65,209)	$(52,525)

e.	Reconciliation of the theoretical tax expenses:

A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company, and the actual tax expense (benefit) as reported in the consolidated statements of operations is as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Loss before taxes, as reported in the consolidated statements of operations	$(28,899)	$(22,145)	$(19,102)

Statutory tax rate	23%	23%	23.0%

Theoretical tax benefits on the above amount at the Israeli statutory tax rate	$(6,646)	$(5,093)	$(4,393)
Income tax at rate other than the Israeli statutory tax rate	(2,364)	56	(2)
Non-deductible expenses including equity-based compensation expenses and other	-	-	262
Operating losses and other temporary differences for which valuation allowance was provided	9,846	5,410	5,375
Permanent differences	(496)	(342)	(775)
Adjustment in respect of prior years	(297)	(43)	-

Actual tax expense (benefit)	$43	$(12)	$467

f.	Foreign tax rates:

Taxable income of LI and LCAI was subject to tax at the rate of 21% in 2024, 2023 and 2022.

Taxable income of LG was subject to tax at the rate of 30% in 2024, 2023, and 2022.

g.	Tax assessments:

LL has had final tax assessments up to and including the 2019 tax year. LG has had final tax assessments up to and including the 2018 tax year.

LI and LCAI file income tax returns in the United States and in various U.S. states. The returns for the years ended December 31, 2021, and later are generally subject to federal tax examination, while the returns for the years ended December 31, 2020, and later are generally subject to state tax examination. However, net operating losses and tax credits generally remain subject to tax examination and adjustment until they are utilized on a future tax return and the statute of limitations closes for that year. Therefore, tax attributes generally remain open to both federal and state tax examination and adjustment.

h.	Net operating carry-forward losses for tax purposes:

As of December 31, 2024, LL has carry-forward losses amounting to approximately $256.5 million, which can be carried forward for an indefinite period.

As of December 31, 2024, the Company had approximately $48.7 million of U.S. federal net operating loss (“NOL”) carry forwards, and $30.9 million of state NOL carry forwards, which will begin to expire in 2025 and 2028, respectively.  The federal net operating losses from years beginning after January 1, 2018, of approximately $19.2 million may be carried forward indefinitely and losses prior to January 1, 2018 of approximately $29.5 million expire beginning in 2027 under prior law.

Internal Revenue Code Section 382 places a limitation (“Section 382 Limitation") on the amount of taxable income which can be offset by NOL carry forwards after a change in control (generally greater than 50% change in the value of the stock owned by 5% shareholders during the testing period) of a loss corporation. California has similar rules. On August 11, 2023, AlterG was involved in an equity transaction that constitutes a Section 382 change in ownership. The change in ownership limits the ability to utilize net operating loss carry forwards in future years. The 382-limitation impact on NOLs has been included in the current period provision. The Company may have had earlier Section 382 changes in ownership. This will be assessed upon realization of tax attributes.

NOTE 12:-          FINANCIAL (EXPENSES) INCOME, NET

The components of financial (expenses) income, net were as follows (in thousands):
	Year Ended December 31,
	2024	2023	2022
Foreign currency transactions and other	$(67)	$133		$22
Interest Income	643	1,354		-
Bank commissions	(128)	(20)		(22)

	$448	$1,467	$	*	)

*) Represent an amount lower than $1.

NOTE 13:-          REPORTABLE SEGMENT

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker ("CODM") in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and unit and derives revenues mainly from products, rental revenues and warranty and services (see Note 1 for a brief description of the Company’s business and Note 2l for details on the Company's revenue recognition).

The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the CODM, which is the Company’s chief executive officer, who reviews financial information and annual operating plans presented on a consolidated basis, for purposes of making operating decisions, evaluating financial performance, and allocating resources. There is no expense or asset information, that are supplemental to those disclosed in these consolidated financial statements, that are regularly provided to the CODM. The allocation of resources and assessment of performance of the operating segment is based on consolidated net loss as shown in our consolidated statements of operations. The CODM considers net loss in the annual forecasting process and reviews actual results when making decisions about allocating resources. Since the Company operates as one operating segment, financial segment information, including profit or loss and asset information, can be found in the consolidated financial statements.

NOTE 14:-          GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER AND PRODUCT DATA

Total revenues from external customers on the basis of the Company's geographical areas are as follows (in thousands):

	Year Ended December 31,
	2024	2023	2022
Revenue based on customer’s location:
United States	14,425	7,636	2,303
Europe	9,546	5,044	3,057
Asia-Pacific	825	387	115
Rest of the world	867	787	36

Total revenues	$25,663	$13,854	$5,511

	December 31,
	2024	2023
Long-lived assets by geographic region:
Israel	$359	$529
United States	947	2,404
Germany	109	190

	$1,415	$3,123

(*) Long-lived assets are comprised of property and equipment, net, and operating lease right-of-use assets.

Major customers data as a percentage of total revenue:

	Year Ended December 31,
	2024		2023	2022
Customer A	12.3%		-	-
Customer B	(*	)	12.2%	14.2%

*) Less than 10%

NOTE 15:-          BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per ordinary share (in thousands, except share and per share data):

	Year ended December 31,
	2024	2023	2022
Net loss	$(28,942)	$(22,133)	$(19,569)

Net loss attributable to ordinary shares	(28,942)	(22,133)	(19,569)
Shares used in computing net loss per ordinary shares, basic and diluted *	8,691,271	8,531,294	8,911,256

Net loss per ordinary share, basic and diluted	$(3.33)	$(2.59)	$(2.20)

(*) Reflects one-for-seven reverse share split that became effective on March 15, 2024. See Note 9a to the consolidated financial statements.

Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of ordinary shares and warrants outstanding would have been anti-dilutive.

For the twelve months ended December 31, 2024 and 2023 the total number of ordinary shares related to the outstanding warrants and share option plans aggregated to 2,385,274 and 2,745,792, respectively. The amount was excluded from the calculations of diluted loss per ordinary share since it would have an anti-dilutive effect.

NOTE 16:-          RESTRUCTURING ACTIVITIES

On November 4, 2024, the Company announced plans to streamline its U.S. operations, including the closure of its facility in Fremont, California, and the transition of AlterG Anti-Gravity Systems manufacturing to Cirtronics Corporation, a nationally recognized contract manufacturer specializing in precision medical devices.

During the year ended December 31, 2024, the Company recorded restructuring expenses of $415 thousand, primarily related to employee termination benefits and site closure expenses, including facility decommissioning, waste disposal, and other related costs. Of the total restructuring expenses, $350 thousand were attributable to cost of goods sold and $65 thousand to general and administrative expenses. As of December 31, 2024, none of these amounts had been paid. The Company does not expect to incur additional material costs related to this restructuring initiative.

NOTE 17:-          SUBSEQUENT EVENTS

On January 7, 2025, the Company entered into a purchase agreement for the issuance and sale of 1,818,183 ordinary shares and accompanying ordinary warrants to purchase up to an aggregate of 1,818,183 Ordinary Shares at an exercise price of $2.75 per share. The shares were sold at an offering price of $2.75 each, and the offering was conducted pursuant to the Company’s shelf registration statement on Form S-3. The gross proceeds to the Company from the offering were approximately $5.0 million. In connection with the offering, the Company issued to the placement agent, H.C. Wainwright & Co. LLC, warrants to purchase up to 109,091 Ordinary Shares at an exercise price of $3.4375 per share, representing 125% of the offering price. The Company intends to use the net proceeds from the offering for continuing commercial efforts, working capital, and general corporate purposes.

APPENDIX B — UNAUDITED FINANCIALS FOR Q3 OF 2025

LIFEWARD LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
	(unaudited)
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$1,956	$6,746
Restricted Cash	234	197
Trade receivables, net of allowance for credit losses of $193 and $160, respectively	6,126	6,004
Prepaid expenses and other current assets	1,919	1,624
Inventories	7,111	6,723
Total current assets	17,346	21,294

LONG-TERM ASSETS

Restricted cash and other long-term assets	205	240
Operating lease right-of-use assets	221	548
Property and equipment, net	641	867
Goodwill	4,755	7,538
Total long-term assets	5,822	9,193
Total assets	23,168	$30,487
The accompanying notes are an integral part of these condensed consolidated financial statements.
F - 1

LIFEWARD LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade payables	$5,251	$5,022
Employees and payroll accruals	1,252	1,332
Deferred revenues	1,164	1,248
Current maturities of operating leases liability	149	858
Earnout liability	—	608
Other current liabilities	1,237	1,157
Total current liabilities	9,053	10,225

LONG-TERM LIABILITIES
Deferred revenues	1,209	1,324
Non-current operating leases liability	88	22
Other long-term liabilities	63	67
Total long-term liabilities	1,360	1,413

Total liabilities	10,413	11,638

COMMITMENTS AND CONTINGENT LIABILITIES
Shareholders’ equity:

Share capital
Ordinary share of NIS 1.75 par value-Authorized: 25,000,000 shares at September 30, 2025 and December 31, 2024; Issued: 17,437,517 and 9,382,801 shares at September 30, 2025 and December 31, 2024, respectively; Outstanding: 16,862,859 and 8,808,143 shares as of September 30, 2025 and December 31, 2024, respectively	8,652	4,590
Additional paid-in capital	286,697	282,287
Treasury Shares at cost, 574,658 ordinary shares at September 30, 2025 and December 31, 2024	(3,203)	(3,203)
Accumulated deficit	(279,391)	(264,825)
Total shareholders’ equity	12,755	18,849
Total liabilities and shareholders’ equity	23,168	$30,487

The accompanying notes are an integral part of these condensed consolidated financial statements.

F - 2

LIFEWARD LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues	$6,195	$6,128	$16,953	$18,118
Cost of revenues	3,488	3,908	9,613	11,746

Gross profit	2,707	2,220	7,340	6,372

Operating expenses:
Research and development, net	721	998	2,406	3,494
Sales and marketing	3,168	4,156	10,790	13,573
General and administrative	1,958	240	5,917	3,424
Impairment charges	—	—	2,783	—

Total operating expenses	5,847	5,394	21,896	20,491

Operating loss	(3,140)	(3,174)	(14,556)	(14,119)
Financial income (expenses), net	(23)	119	8	495

Loss before income taxes	(3,163)	(3,055)	(14,548)	(13,624)
Taxes on income	7	29	18	40

Net loss	$(3,170)	$(3,084)	$(14,566)	$(13,664)

Net loss per ordinary share, basic and diluted	(0.20)	$(0.35)	(1.16)	$(1.58)

Weighted average number of shares used in computing net loss per ordinary share, basic and diluted	16,021,411	8,756,882	12,603,487	8,652,085

The accompanying notes are an integral part of these condensed consolidated financial statements.
F - 3

LIFEWARD LTD. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
(In thousands, except share data)

	Ordinary Shares		Additional paid-in capital	Treasury Shares	Accumulated deficit	Total shareholders’ equity
	Number (1)	Amount
Balance as of June 30, 2024	8,630,902	4,508	281,845	(3,203)	(246,463)	36,687
Share-based compensation to employees and non-employees	—	—	290	—	—	290
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	174,731	81	(81)	—	—	—
Net loss	—	—	—	—	(3,084)	(3,084)
Balance as of September 30, 2024	8,805,633	4,589	282,054	(3,203)	(249,547)	33,893

Balance as of June 30, 2025	15,658,730	8,025	286,509	(3,203)	(276,221)	15,110
Share-based compensation to employees and non-employees	-	-	174	-	-	174
Issuance of ordinary shares upon exercise of options to purchase ordinary shares and release of RSUs by employees and non-employees	57,500	30	(30)	-	-	-
Issuance of ordinary shares under at-the-market offering, net of issuance costs of $44 (2)	1,146,629	597	44	-	-	641
Net loss	-	-	-	-	(3,170)	(3,170)
Balance as of September 30, 2025	16,862,859	8,652	286,697	(3,203)	(279,391)	12,755

	Ordinary Shares		Additional paid-in capital	Treasury Shares	Accumulated deficit	Total shareholders’ equity
	Number (1)	Amount
Balance as of December 31, 2023	8,587,140	4,487	281,109	(3,203)	(235,883)	46,510
Share-based compensation to employees and non-employees	—	—	1,047	—	—	1,047
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	218,493	102	(102)	—	—	—
Net loss	-	-	-	—	(13,664)	(13,664)
Balance as of September 30, 2024	8,805,633	4,589	282,054	(3,203)	(249,547)	33,893

Balance as of December 31, 2024	8,808,143	4,590	282,287	(3,203)	(264,825)	18,849
Share-based compensation to employees and non-employees	-	-	576	-	-	576
Issuance of ordinary shares upon exercise of options to purchase ordinary shares and RSUs by employees and non-employees	125,786	65	(65)	-	-	-
Issuance of ordinary shares under at-the-market offering, net of issuance costs of $277 (2)	2,110,747	1,070	589	-	-	1,659
Issuance of ordinary shares in a public offering, net of issuance expenses in the amount of $584 (2)	4,000,000	2,058	(42)	-	-	2,016
Issuance of ordinary shares in a Registered Direct offerings, net of issuance expenses in the amount of $779 (2)	1,818,183	869	3,352	-	-	4,221
Net loss	-	-	-	-	(14,566)	(14,566)
Balance as of September 30, 2025	16,862,859	8,652	286,697	(3,203)	(279,391)	12,755

(1)	Reflects the Company’s one-for-seven reverse share split that became effective on March 15, 2024. See Note 7a to the condensed consolidated financial statements.

(2)	See Note 7e to the condensed consolidated financial statements.

The accompanying notes are an integral part of these condensed consolidated financial statements.
F - 4

LIFEWARD LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2025	2024
Cash flows used in operating activities:
Net loss	$(14,566)	$(13,664)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	261	370
Amortization of intangible assets	-	2,505
Impairment charges	2,783	-
Share-based compensation	576	1,047
Remeasurement of earnout liability	(608)	(2,500)
Interest income	-	(2)
Exchange rate fluctuations	(103)	29
Changes in assets and liabilities:
Trade receivables, net	(122)	(2,723)
Prepaid expenses, operating lease right-of-use assets and other assets	119	2,017
Inventories	(465)	(2,523)
Trade payables	(300)	(77)
Employees and payroll accruals	(80)	(552)
Deferred revenues	(199)	(351)
Operating lease liabilities and other liabilities	(567)	(1,325)
Net cash used in operating activities	(13,271)	(17,749)

Cash flows used in investing activities:
Purchase of property and equipment	(5)	—
Net cash used in investing activities	(5)	—

Cash flows from financing activities:
Issuance of ordinary shares in a Registered Direct offerings, net of issuance expenses in the amount of $558 (1)	4,442	—
Issuance of ordinary shares under at-the-market offering, net of issuance costs of $162 (1)	1,774	—
Issuance of ordinary shares in a public offering, net of issuance expenses in the amount of $391 (1)	2,209	—
Net cash provided by financing activities	$8,425	—

Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	103	(29)

Decrease in cash, cash equivalents, and restricted cash	(4,748)	(17,778)
Cash, cash equivalents, and restricted cash at beginning of period	7,108	28,792
Cash, cash equivalents, and restricted cash at end of period	$2,360	$11,014
Supplemental disclosures of non-cash flow information
Classification of inventory to property and equipment, net	$30	$325
Expenses related to offerings not yet paid (1)	$529	—
Supplemental cash flow information:
Cash and cash equivalents	$1,956	$10,653
Restricted cash included in other long-term assets	404	361
Total Cash, cash equivalents, and restricted cash	$2,360	$11,014

(1)	See Note 7e to the condensed consolidated financial statements

The accompanying notes are an integral part of these condensed consolidated financial statements.
F - 5

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1:          GENERAL

a.
Lifeward Ltd. (“LL,” and together with its subsidiaries, the “Company”) was originally incorporated under the laws of the State of Israel on June 20, 2001, and commenced operations on the same date under the name Argo Medical Technologies Ltd. This name was later changed to ReWalk Robotics Ltd. on June 18, 2014. On January 29, 2024, the Company announced that it had rebranded as Lifeward, with each subsidiary of LL renamed to reflect the new corporate identity. The Company officially changed its name to Lifeward Ltd. on September 10, 2024.

b.
LL has three wholly owned (directly and indirectly) subsidiaries: (i) Lifeward, Inc. (“LI”) originally incorporated under the laws of Delaware on February 15, 2012 under the name of ReWalk Robotics, Inc., (ii) Lifeward GMBH (“LG”) originally incorporated under the laws of Germany on January 14, 2013 under the name of ReWalk Robotics GMBH, and (iii) Lifeward CA, Inc. ( “LCAI”) originally incorporated in Delaware on October 21, 2004 under the name of Gravus, Inc., which was later changed to AlterG, Inc. on June 30, 2005.

c.
The Company is a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. The Company’s initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (collectively, the “SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use the Company’s patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community.

The Company has sought to expand its product offerings beyond the SCI Products through internal development and distribution agreements. The Company has developed its ReStore Exo-Suit device (the “ReStore”), which it began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. During the second quarter of 2020, the Company signed an agreement to be the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to US veterans through VA hospitals.

On August 11, 2023, pursuant to an Agreement and Plan of Merger among LI, AlterG, Inc., Atlas Merger Sub, Inc., a wholly owned subsidiary of AlterG, Inc. (“Merger Sub”), and Shareholder Representative Services LLC, dated August 8, 2023, LI acquired AlterG, Inc. and AlterG, Inc. became a wholly owned subsidiary of the Company.  With the rebranding of the Company, AlterG, Inc. was renamed as LCAI.
F - 6

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company markets and sells its products directly to institutions and individuals and through third-party distributors. The Company sells its products directly primarily in the United States, through a combination (depending on the product line) of direct sales and distributors in Germany, Canada, and Australia, and primarily through distributors in other markets. In its direct markets, the Company has established relationships with clinics and rehabilitation centers, professional and college sports teams, individuals and organizations in the spinal cord injury community and in its indirect markets, the Company’s distributors maintain these relationships.

d.
As of September 30, 2025, the Company incurred a consolidated net loss of $14.6 million and had an accumulated deficit in the total amount of $279.4 million. The Company’s cash and cash equivalents as of September 30, 2025 totaled $2.0 million and the Company’s negative operating cash flow for the nine months ended September 30, 2025 was $13.3 million.

The Company’s expectation that it will generate operating losses and negative operating cash flows in the future, together with the need for additional funding to support its planned operations, raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year after the date that the condensed consolidated financial statements are issued. Management intends to raise funds through one or more financings in the near term in order to meet the Company’s cash requirements for the next 12 months. However, due to several factors, including those outside management’s control, there can be no assurance that the Company will be able to complete such financings on acceptable terms or in amounts sufficient to continue operating the business under the operating plan. In the event that the Company is unable to raise sufficient additional capital, management’s contingency plans may include various cost reduction and operational efficiency measures unrelated to the Company’s product development activities. These may include workforce reductions in non-revenue-generating functions, consolidation of corporate infrastructure, and outsourcing of certain administrative or support roles. Additionally, the Company may implement general budget cuts, such as reductions in marketing spend, travel, and discretionary employee benefits. Management may also postpone or cancel certain strategic initiatives, including expansion into new markets, brand development efforts, or other non-essential capital investments. Accordingly, the Company has concluded that substantial doubt exists about its ability to continue as a going concern for a period of at least 12 months from the date of issuance of these condensed consolidated financial statements. Management currently estimates that the Company's cash will fund its operations into the first quarter of 2026.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and liabilities and commitments in the normal course of business. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

NOTE 2:          BASIS OF PRESENTATION AND SUMMARY OF ESTIMATES

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In management’s opinion, the accompanying financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

These unaudited condensed consolidated financial statements and accompanying notes should be read in conjunction with the 2024 consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024 (the “2024 Form 10-K”). There have been no changes in the significant accounting policies from those that were disclosed in the consolidated financial statements for the fiscal year ended December 31, 2024, included in the 2024 Form 10-K, unless otherwise stated.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company’s management evaluates estimates, including those related to inventories, assets acquired and liabilities assumed in business combinations, revenue recognition, deferred revenue, fair values of share-based awards, contingent liabilities, goodwill impairment, provision for warranty and allowance for credit losses. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.
F - 7

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3:          SIGNIFICANT ACCOUNTING POLICIES

a.	Fair Value Measurements

Cash and cash equivalents, restricted cash, prepaid expenses and other assets, trade payables and accrued expenses and other liabilities, are stated at their carrying value which approximates their fair value due to the short time to the expected receipt or payment.

The following tables present information about the Company’s financial assets and liabilities that are measured in fair value on a recurring basis as of September 30, 2025 and December 31, 2024 (in thousands):

		Fair value measurements as of
Description	Fair Value Hierarchy	September 30, 2025	December 31, 2024
Financial assets:

Money market funds included in cash and cash equivalent	Level 1	$—	$2,697

Total Assets Measured at Fair Value		$—	$2,697

Financial Liabilities:
Earnout	Level 3	—	$608

Total liabilities measured at fair value		—	$608

The Company classifies cash equivalents within Level 1, because the Company uses quoted market prices or alternative pricing sources and models utilizing market observable inputs to determine their fair values.

The goodwill impairment recorded in the second quarter of 2025 was estimated using the Company's stock price, a Level 1 input, adjusted for an estimated control premium. Refer to Note 3f for further details.

The estimated fair value of the earnout is determined using Level 3 inputs. Inherent in a Monte Carlo simulation analysis are assumptions related to projected revenues, expected term, volatility, annual revenue yield and interest rate. The interest rate is based on the U.S. Technology B bond yield.
F - 8

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table summarizes the earnout liability activity as of September 30, 2025 (in thousands):

Earnout
Balance December 31, 2024	$608
Change in fair value	$(608)
Balance September 30, 2025	$–

Earnout payments

The Company will pay an amount of cash equal to 65% of the amount, if any, by which LCAI revenue attributable to the first 12 months period exceeds revenue target ("first earnout payment"), and an amount in cash equal to 65% of the amount, if any, by which LCAI revenue attributable to the following 12 months period exceeds its revenue target. However, the company did not meet the revenue target for the first year of the earnout, and as a result, no payment was made for the first year. At the date of acquisition, management estimated fair value of the earnout payment based on the actual up to date performance of the acquired entity and the probability of the earn out payment occurrence to be at approximately $3.6 million. The earnout was accounted for as a liability and will be remeasured at each reporting period through consolidated statement of operations.

As the revenue target for the first earnout payment was not met, no earnout payment was made for the first earnout period.

During the nine months ended September 30, 2025, the Company determined that the performance targets for the remaining earnout period would not be met and, accordingly, the Company eliminated the entire earnout liability.

b.	Revenue Recognition

The Company generates revenues from sales of products. The Company sells its products directly to end customers and through distributors. The Company sells its products to clinics and rehabilitation centers, professional and college sports teams, private individuals (who finance the purchases by themselves, through fundraising or reimbursement coverage from insurance companies), and distributors.

Disaggregation of Revenues (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Sale of products	$4,989	$4,800	$13,276	$13,667
Lease of products	474	1,008	1,362	2,776
Service and warranties	732	320	2,315	1,675
Total Revenue	$6,195	$6,128	$16,953	$18,118

  Product revenue

The Company offered to its customers five products: (1) ReWalk Personal, (2) ReWalk Rehabilitation, (3) AlterG Anti-Gravity system, (4) MyoCycle, and (5) ReStore.

Revenue from Products sold to rehabilitation facilities and end users is recognized at a point in time once the customer has obtained control of the products usually upon delivery.

The Company generally does not grant a right of return for its products.
F - 9

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

With the recent establishment of a Medicare reimbursement pathway for the ReWalk product, the Company includes variable consideration in the form of implicit price concessions if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company reassesses variable consideration at each reporting period and, if necessary, these estimates are adjusted to reflect the anticipated amounts to be collected when those facts and circumstances become known.

For contracts with Medicare, the Company determines the amount of variable consideration that should be included at the transaction price, using contractual agreements and historical reimbursement experience with Medicare. The Company applies constraint to the transaction price, such that revenue is recorded only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future. If actual amounts of consideration ultimately received differ from the Company’s estimates, the Company adjusts these estimates, which would affect revenue in the period such adjustments become known. During the nine-month period ended September 30, 2025, as a result of a change in estimate, the Company increased revenue by approximately $0.1 million, due to the consideration ultimately received compared with the amounts previously estimated.

Lease revenue

A portion of the Company's sales of products to customers are made through lease arrangements which typically include AlterG Anti-Gravity systems and services.

Revenue for the lease of AlterG Anti-Gravity systems is accounted for under ASC Topic 842, Leases. AlterG Anti-Gravity systems being utilized under service agreements, accounted for in accordance with ASC 842 as an operating lease. Revenues are recognized ratably over the lease term.

Service and warranties

The Company provides product assurance warranties for periods of usually 1- 10 years at no extra charge that cover the compliance of the products with agreed-upon specifications. A provision is recorded for estimated warranty costs based on the Company's experience.

A warranty is considered an assurance type warranty if it provides the customer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model.

Contract balances (in thousands):

	September 30,	December 31,
	2025	2024
Trade receivable, net of credit losses (1)	$6,126	$6,004
Deferred revenues (1) (2)	$2,373	$2,572

(1)	Balance presented net of unrecognized revenues that were not yet collected.

(2)	During the nine months ended September 30, 2025, $1.2 million of the December 31, 2024 deferred revenues balance was recognized as revenues.

Deferred revenue is composed primarily of unearned revenue related to service type warranty obligations, multi-year services contracts, as well as other advances and payments which the Company received from customers prior to satisfying the performance obligation, for which revenue has not yet been recognized.

The Company’s unearned performance obligations as of September 30, 2025 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $2.3 million, which will be fulfilled over one to five years.
F - 10

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

c.	Concentrations of Credit Risks:

The below table reflects the concentration of credit risk for the Company’s current customers as of September 30, 2025, to which substantial sales were made:

	September 30,	December 31,
	2025	2024
Customer A	50%	40%

The allowance for credit losses is based on the Company’s assessment of the collectability of accounts. The Company regularly assessed collectability based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer, and future expected economic conditions. Trade receivables deemed uncollectable are charged against the allowance for credit losses when identified. As of September 30, 2025, and December 31, 2024, trade receivables are presented net of allowance for credit losses in the amount of $0.2 million.

The Company recorded no provisions for doubtful accounts for the three months ended September 30, 2025, and a provision of $0.6 million for the nine months ended September 30, 2025. Write-offs, net of recoveries, were $0 million for the three-month period and $0.6 million for the nine-month period.

d.	Warranty provision

For assurance-type warranty, the Company records a provision for the estimated cost to repair or replace products under warranty at the time of sale. Factors that affect the Company’s warranty reserve include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair.

US Dollars in thousands
Balance at December 31, 2024	$392
Provision	467
Usage	(489)
Balance at September 30, 2025	$370

e.	Basic and diluted net loss per ordinary share:

Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of ordinary shares and warrants outstanding would have been anti-dilutive.

As of September 30, 2025 and 2024, the total number of ordinary shares related to the outstanding warrants and share option plans aggregated to 9,115,995 and 2,503,297, respectively, was excluded from the calculations of diluted loss per ordinary share since it would have an anti-dilutive effect.

f.	Goodwill and acquired intangible assets

Goodwill has been recorded in the Company's financial statements resulting from various business combinations. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed. Goodwill is subject to an annual impairment test.

The Company currently has one reporting unit.

ASC 350, Intangibles - Goodwill and other (“ASC 350”) requires goodwill to be tested for impairment at least annually and, in certain circumstances, between annual tests. The accounting guidance gives the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is performed. The Company elects to perform an annual impairment test of goodwill as of December 31 of each year, or more frequently if impairment indicators are present. During the nine months ended September 30, 2025, the Company recorded Goodwill impairment in the amount of $2.8 million. Refer to Note 5 for further details.

g.	Impairment of Long-Lived Assets

The Company’s long-lived assets, including right-of-use (“ROU”) assets and identifiable intangible assets that are subject to amortization, are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. Recoverability of assets (or asset group) to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

h.	Restricted cash and Other long-term assets:

Other long-term assets include long-term prepaid expenses and restricted cash deposits for offices and cars leasing based upon the term of the remaining restrictions.
F - 11

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

i.	New Accounting Pronouncements

Recent Accounting Pronouncements Not Yet Adopted

i.
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes - Improvements to Income Tax Disclosures” requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company is currently evaluating the impact of this pronouncement on the Company's related consolidated disclosures in its financial statements for the year ending December 31, 2025.

ii.
In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

iii.
In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This amendment introduces a practical expedient for the application of the current expected credit loss (“CECL”) model to current accounts receivable and contract assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the timing of adoption and impact of this amendment on its consolidated financial statements and related disclosures.

NOTE 4:          INVENTORIES

The components of inventories are as follows (in thousands):

	September 30,	December 31,
	2025	2024
Finished products	$2,846	$3,580
Work in progress	74	—
Raw materials	4,191	3,143
	$7,111	$6,723
F - 12

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 5:          GOODWILL

The changes in the carrying amount of goodwill:

Thousand Dollars
Balance as of December 31, 2024	$7,538
Goodwill impairment	(2,783)
Balance as of September 30, 2025	$4,755

The Company periodically analyzes whether any indicators of goodwill impairment have occurred. In the second quarter of 2025, the Company experienced a decline in its stock price resulting in its market capitalization being less than the carrying value of its one reporting unit. Thus, the Company performed quantitative assessments of the Company’s reporting unit. The fair value was determined based on the market approach. The market approach utilizes the Company's market capitalization plus an appropriate control premium. Market capitalization is determined by multiplying the number of common stock outstanding by the market price of its common stock. The control premium is determined by utilizing publicly available data from studies for similar transactions of public companies.

As a result of this assessment, the Company recorded a goodwill impairment of $2.8 million as of September 30, 2025.

Long-lived assets:

The Company evaluates the recoverability of long-lived assets, including property and equipment and intangible assets subject to amortization for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. There were no impairment charges to long-lived assets during the periods presented.

The carrying amounts of intangible assets were fully impaired as of December 31, 2024.

NOTE 6:          COMMITMENTS AND CONTINGENT LIABILITIES

a.	Purchase commitments:

The Company has contractual obligations to purchase goods from its contract manufacturer as well as raw materials from different vendors. Purchase obligations do not include contracts that may be canceled without penalty. As of September 30, 2025, non-cancelable outstanding obligations amounted to approximately $7.5 million.

b.	Operating lease commitment:

(i)
The Company operates from leased facilities in Israel, the United States and Germany. These leases expire in 2025. A portion of the Company’s facilities’ leases is generally subject to annual changes in the Consumer Price Index (the “CPI”). The changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred.

F - 13

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(ii)
LL and LG lease cars for their employees under cancelable operating lease agreements expiring at various dates between 2025 and 2028. A subset of the Company’s car leases is considered variable. The variable lease payments for such car leases are based on actual mileage incurred at the stated contractual rate. LL and LG have an option to be released from these agreements, which may result in penalties in a maximum amount of approximately $34 thousand as of September 30, 2025.

The Company’s future lease payments for its facilities and cars, which are presented as current maturities of operating leases and non-current operating leases liabilities on the Company’s unaudited condensed consolidated balance sheets as of September 30, 2025 are as follows (in thousands):

2025	$69
2026	90
2027	67
2028	21
Total lease payments	247
Less: imputed interest	(10)
Present value of future lease payments	237
Less: current maturities of operating leases	149
Non-current operating leases	$88
Weighted-average remaining lease term (in years)	1.30
Weighted-average discount rate	10.49%

Lease expense under the Company’s operating leases was $0.2 million and $0.3 million for the three months ended September 30, 2025 and 2024 respectively. For the nine months ended September 30, 2025 and 2024 the leases expense was $0.6 million and $1.0 million respectively.

c.	Royalties

The Company’s research and development efforts are financed, in part, through funding from the Israel Innovation Authority (“IIA”). Since the Company’s inception through September 30, 2025, the Company received funding from the IIA in the total amount of $2.8 million. Out of the $2.8 million in funding from the IIA, a total amount of $1.6 million were royalty-bearing grants, $0.4 million was received in consideration of 209 convertible preferred A shares, which converted after the Company’s initial public offering in September 2014 into ordinary shares in a conversion ratio of 1 to 1, while $0.8 million was received without future obligation. The Company is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects, up to 100% of the grants received. The royalty payment obligations also bear interest at the SOFR rate. The obligation to pay these royalties is contingent on actual sales of the applicable products and in the absence of such sales, no payment is required.

As of September 30, 2025, the Company paid royalties to the IIA in the total amount of $0.1 million.

Royalties expenses in cost of revenue were $0 and $8 thousand for the three and nine months ended September 30, 2025, and $2 thousand for the three and nine months ended September 30, 2024.

As of September 30, 2025, the contingent liability to the IIA amounted to $1.6 million. The Israeli Research and Development Law provides that know-how developed under an approved research and development program may not be transferred to third parties without the approval of the IIA. Such approval is not required for the sale or export of any products resulting from such research or development. The IIA, under special circumstances, may approve the transfer of IIA-funded know-how outside Israel, in the following cases:

F - 14

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a)          the grant recipient pays to the IIA a portion of the sale price paid in consideration for such IIA-funded know-how or in consideration for the sale of the grant recipient itself, as the case may be, which portion will not exceed six times the amount of the grants received plus interest (or three times the amount of the grant received plus interest, in the event that the recipient of the know-how has committed to retain the R&D activities of the grant recipient in Israel after the transfer);

(b)          the grant recipient receives know-how from a third party in exchange for its IIA-funded know-how; (c) such transfer of IIA-funded know-how arises in connection with certain types of cooperation in research and development activities; or (d) If such transfer of know-how arises in connection with a liquidation by reason of insolvency or receivership of the grant recipient.

In accordance with the License Agreement with Harvard, the Company is required to pay royalties on net sales. Refer to note 10 in its 2024 Form 10-K for details regarding the License Agreement.

LCAI earns royalties under a license agreement with a third party and is recognized as earned. Royalty payments for the nine months ended September 30, 2025 and 2024, were $0 and $55 thousand, respectively.

d.	Liens:

As part of the Company’s other long-term assets and restricted cash, an amount of $0.4 million has been pledged as security in respect of a guarantee granted to a third party. Such deposit cannot be pledged to others or withdrawn without the consent of such third party.

e.	Legal Claims:

Occasionally, the Company is involved in various claims such as product liability claims, lawsuits, regulatory examinations, investigations, and other legal matters arising, for the most part, in the ordinary course of business. The outcome of any pending or threatened litigation and other legal matters is inherently uncertain, and it is possible that resolution of any such matters could result in losses material to the Company’s consolidated results of operations, liquidity, or financial condition. Except as otherwise disclosed herein, the Company is not currently party to any material litigation.
F - 15

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 7:          SHAREHOLDERS’ EQUITY

a.	Reverse share split:

At the Company’s 2023 annual general meeting, the Company’s shareholders approved (i) a reverse share split within a range of 1:2 to 1:12, to be effective at the ratio and on a date to be determined by the Board of Directors, and (ii) amendments to the Company’s Articles of Association authorizing an increase in the Company’s authorized share capital (and corresponding authorized number of ordinary shares, proportionally adjusting such number for the reverse share split) so that the maximum number of authorized ordinary shares would be 120 million. In accordance with the shareholder approval, in early March 2024 the Board of Directors of the Company approved a one-for-seven reverse share split of the Company’s ordinary shares, reducing the number of the Company’s issued and outstanding ordinary shares from approximately 60.1 million pre-split shares to approximately 8.6 million post-split shares. The Company’s ordinary shares began trading on a split-adjusted basis on March 15, 2024. Additionally, effective at the same time, the total authorized number of ordinary shares of the Company was adjusted to 25 million post-split shares, the par value per share of the ordinary shares changed to NIS 1.75 and the authorized share capital of the Company changed from NIS 30,000,000 to NIS 43,750,000. All share and per share data included in these unaudited condensed consolidated financial statements give retroactive effect to the reverse share split for all periods presented.

Upon the effectiveness of the reverse share split, every seven shares were automatically combined and converted into one ordinary share. Appropriate adjustments were also made to all outstanding derivative securities of the Company, including all outstanding equity awards and warrants.

No fractional shares were issued in connection with the reverse share split. Instead, all fractional shares (including shares underlying outstanding equity awards and warrants) were rounded down to the nearest whole number.

b.	Share option plans:

As of September 30, 2025, and December 31, 2024, the Company had reserved 1,023,738 and 0 ordinary shares, respectively, for issuance to the Company’s and its affiliates’ respective employees, directors, officers, and consultants pursuant to equity awards granted under the Company’s 2025 Incentive Compensation Plan (the “2025 Plan”). The Company’s shareholders approved the 2025 Plan on August 1, 2025, and it became effective on the same date. Certain awards granted under the Company’s prior 2014 Incentive Compensation Plan (the “2014 Plan”) remain outstanding and continue to be governed by its terms.

Options to purchase ordinary shares generally vest over four years, with certain options to non-employee directors vesting quarterly over one year. Any option that was forfeited or canceled before expiration became available for future grants under the 2025 Plan

The fair value for options granted during the nine months ended September 30, 2025, and September 30, 2024, was estimated at the date of the grant using a Black-Scholes-Merton option pricing model with the following assumptions:

	Nine Months Ended September 30,
	2025	2024
Expected volatility	102.5%	—
Risk-free rate	4.1%	—
Dividend yield	—	—
Expected term (in years)	6.25	—
Share price	$1.04	—

The fair value of RSUs granted is determined based on the price of the Company's ordinary shares on the date of grant. A summary of employee share options activity during the nine months ended September 30, 2025, is as follows:

	Number	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding as of December 31, 2024	4,573	$187.94	3.47	$—
Granted	625,000	$1.04	—	—
Exercised	—	—	—	—
Forfeited	(53)	579.62	—	—
Options outstanding as of September 30, 2025	629,520	$2.31	9.70	$—

Options exercisable as of September 30, 2025	4,520	$178.11	2.75	$—

The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders that hold options with positive intrinsic value exercised their options on the last date of the exercise period.

The weighted average grant date fair value of options granted during the nine months ended September 30, 2025 was $1.04. No stock options were granted during the nine months ended September 30, 2024. No options were exercised during the nine months ended September 30, 2025 and 2024.
F - 16

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A summary of employees and non-employees RSUs activity during the nine months ended September 30, 2025 is as follows:

	Number of shares underlying outstanding RSUs	Weighted- average grant date fair value
Unvested RSUs as of December 31, 2024	327,243	$5.68
Granted	251,293	0.70
Vested	(125,786)	6.41
Forfeited	(53,487)	5.18
Unvested RSUs as of September 30, 2025	399,263	$2.39

The weighted average grant date fair value of RSUs granted during the nine months ended September 30, 2025, and 2024 was $0.70 and $4.80, respectively.

As of September 30, 2025, there were $1.3 million of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Company's 2014 Plan and the 2025 Plan. This cost is expected to be recognized over a period of approximately 2.76 years.

The number of options and RSUs outstanding as of September 30, 2025 is set forth below, with options separated by range of exercise price.

		Weighted		Weighted
		average		average
	Options and RSUs	remaining	Options outstanding and	remaining
	outstanding as of	contractual	exercisable as of	contractual
Range of exercise price	September 30, 2025	life (years) (1)	September 30, 2025	life (years) (1)
RSUs only	399,263	—	—	—
$0.72	225,000	9.87	—	—
$1.2	400,000	9.68	—	—
$37.6	1,774	3.49	1,774	3.49
$178.5 - $236.3	1,828	2.60	1,828	2.60
$350 - $367.5	864	1.71	864	1.71
$1,277.5 - $3,634.8	54	0.41	54	0.41
	1,028,783	9.70	4,520	2.75

(1)          Calculation of weighted average remaining contractual term does not include the RSUs that were granted, which have an indefinite contractual term.

c.	Share-based compensation expense for employees and non-employees:

The Company recognized non-cash share-based compensation expenses for both employees and non-employees in the unaudited condensed consolidated statements of operations as follows (in thousands):

	Nine Months Ended September 30,
	2025	2024
Cost of revenues	$9	$12
Research and development, net	105	130
Sales and marketing	203	309
General and administrative	259	596
Total	$576	$1,047
F - 17

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

d.	Warrants to purchase ordinary shares:

The following table summarizes information about warrants outstanding and exercisable that were classified as equity as of September 30, 2025:

Issuance date	Warrants outstanding	Exercise price per warrant	Warrants outstanding and exercisable	Contractual term
	(number)		(number)
December 31, 2015 (1)	681	$52.50	681	See footnote (1)
December 28, 2016 (2)	272	$52.50	272	See footnote (1)
July 6, 2020 (3)	64,099	$12.32	64,099	January 2, 2026
December 8, 2020 (4)	83,821	$9.38	83,821	June 8, 2026
December 8, 2020 (5)	15,543	$12.55	15,543	June 8, 2026
February 26, 2021 (6)	780,095	$25.20	780,095	August 26, 2026
February 26, 2021 (7)	93,612	$32.05	93,612	August 26, 2026
September 29, 2021 (8)	1,143,821	$14.00	1,143,821	March 29, 2027
September 29, 2021 (9)	137,257	$17.81	137,257	September 27, 2026
January 8, 2025 (10)	1,818,183	$2.75	1,818,183	January 10, 2028
January 8, 2025 (11)	109,091	$3.44	109,091	January 10, 2028
June 26, 2025 (12)	4,000,000	$0.65	4,000,000	June 26, 2030
June 26, 2025 (13)	240,000	$0.81	240,000	June 25, 2030
	8,486,475		8,486,475
F - 18

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)
Represents warrants for ordinary shares issuable upon an exercise price of $52.50 per share, which were granted on December 31, 2015 to Kreos Capital V (Expert) Fund Limited (“Kreos”) in connection with a loan made by Kreos to the Company and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly owned subsidiary of the Company, excluding any transaction in which the Company’s shareholders prior to the transaction will hold more than 50% of the voting and economic rights of the surviving entity after the transaction. None of these warrants had been exercised as of September 30, 2025.

(2)	Represents common warrants that were issued as part of the $8.0 million drawdown under the Loan Agreement which occurred on December 28, 2016. See footnote 1 for exercisability terms.

(3)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in July 2020. As of September 30, 2025, 288,634 warrants were exercised for a total consideration of $3,556,976. During the nine months that ended September 30, 2025, no warrants were exercised.

(4)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in December 2020. As of September 30, 2025, 514,010 warrants were exercised for a total consideration of $4,821,416. During the nine months that ended September 30, 2025, no warrants were exercised.

(5)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s December 2020 private placement. As of September 30, 2025, 32,283 warrants were exercised for a total consideration of $405,003. During the nine months that ended September 30, 2025, no warrants were exercised.

(6)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in February 2021.

(7)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2021 private placement.

(8)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in September 2021.

(9)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s September 2021 registered direct offering.

(10)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in January 2025.

(11)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s January 2025 registered direct offering.

(12)	Represents warrants that were issued to certain institutional investors in connection with the Company’s public offering of ordinary shares in June 2025.

(13)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s public offering of ordinary shares in June 2025.
F - 19

LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

e.	Equity raise:

On January 7, 2025, the Company entered into a purchase agreement with certain institutional investors for the issuance and sale of 1,818,183 ordinary shares and ordinary warrants to purchase up to an aggregate of 1,818,183 ordinary shares at an exercise price of $2.75 per share. Each ordinary share was sold at an offering price of $2.75. The ordinary warrants are exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending three years from the date of issuance. The offering closed on January 8, 2025. Additionally, the Company issued warrants to purchase up to 109,091 ordinary shares, with an exercise price of $3.4375 per share, exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending three years from the date of issuance, to certain representatives of H.C. Wainwright as compensation for its role as the placement agent in the January 2025 private placement offering.

On March 7, 2025, the Company entered into an At-the-Market (ATM) Offering Agreement with H.C. Wainwright & Co., LLC (“HCW”), pursuant to which the Company may, from time to time, offer and sell shares of its ordinary shares having an aggregate offering price of up to $5.5 million, through HCW acting as the Company’s sales agent. Sales of ordinary shares under the ATM program, if any, will be made at prevailing market prices or as otherwise agreed with HCW. The Company is not obligated to make any sales under the agreement and may suspend or terminate the program at any time, at its discretion.

During the three and nine months ended September 30, 2025, the Company sold 1,146,629 and 2,110,747 shares, respectively, of its ordinary shares under the ATM program at an average price of $0.60 and $0.92 per share, respectively, for total gross proceeds of approximately $0.7 million and $1.9 million. The Company paid aggregate fees and commissions of $0.1 million to HCW and incurred other expenses of approximately $0.2 million, resulting in net proceeds of approximately $1.6 million.

As of September 30, 2025, approximately $3.4 million remained available for future issuance under the ATM program.

On June 25, 2025, the Company entered into a securities purchase agreement with certain institutional investors for the issuance and sale of 4,000,000 ordinary shares and ordinary warrants to purchase up to an aggregate of 4,000,000 ordinary shares at an exercise price of $0.65 per share. Each ordinary share was sold at a combined offering price of $0.65 together with an ordinary warrant to purchase one ordinary share. The offering of the ordinary shares and the ordinary shares that are issuable from time to time upon exercise of the warrants was made pursuant to its registration statement on Form S-1 initially filed with the SEC on June 20, 2025, and declared effective by the SEC on June 25, 2025. The ordinary warrants are exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending five years from the date of issuance. The offering closed on June 26, 2025. Additionally, the Company issued warrants to purchase up to 240,000 ordinary shares, with an exercise price of $0.8125 per share, exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending five years from the date of issuance, to certain representatives of H.C. Wainwright as compensation for its role as the placement agent in the June 2025 public offering.

The warrants issued in January 2025 private placement and the June 2025 public offering are considered freestanding instruments. As the warrants are indexed to the Company's ordinary shares and are considered equity-classified, they are recorded in shareholders’ equity on the unaudited condensed consolidated balance.
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LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8:          FINANCIAL INCOME, NET

The components of financial (expenses) income, net were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Foreign currency transactions and other	$2	$38	$(18)	$1
Interest Income	4	107	125	591
Bank commissions	(29)	(26)	(99)	(97)
	$(23)	$119	$8	$495

NOTE 9:          GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER AND PRODUCT DATA

Summary information about geographic areas:

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and unit and derives revenues mainly from products, lease of products, warranty and services.

The CODM, which is the Company’s chief executive officer, reviews financial information and annual operating plans presented on a consolidated basis, for purposes of making operating decisions, evaluating financial performance, and allocating resources. There is no expense or asset information, that are supplemental to those disclosed in these consolidated financial statements, that are regularly provided to the CODM. The allocation of resources and assessment of performance of the operating segment is based on consolidated net loss as shown in the consolidated statements of operations. The CODM considers net loss in the annual forecasting process and reviews actual results when making decisions about allocating resources. Since the Company operates as one operating segment, financial segment information, including profit or loss and asset information, can be found in the consolidated financial statements.

The following is a summary of revenues within geographic areas (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues based on customer’s location:
United States	$4,044	$3,458	$10,263	$11,054
Germany	1,192	1,644	3,209	3,261
Europe	627	775	2,100	2,635
Asia-Pacific	103	150	269	544
Rest of the world	229	101	1,112	624
Total revenues	$6,195	$6,128	$16,953	$18,118

 The following is a summary of long-lived assets within geographic areas (in thousands):

	September 30,	December 31,
	2025	2024
Long-lived assets by geographic region (*):
Israel	$228	$359
United States	613	947
Germany	21	109
	$862	$1,415

(*)	Long-lived assets are comprised of property and equipment, net, and operating lease right-of-use assets.

	Nine Months Ended September 30,
	2025	2024
Major customer data as a percentage of total revenues:
Customer A	15.1%	16.4%
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LIFEWARD LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 10:          SUBSEQUENT EVENT

Subsequent to September 30, 2025, and through November 12, 2025, the Company sold an aggregate of 869,278 ordinary shares under its ATM offering program for total net proceeds of approximately $0.8 million. The sales were made pursuant to the Company's effective shelf registration statement on Form S-3 and the related prospectus supplement filed with the SEC.

On November 14, 2025, we entered into a Secured Promissory Note with Oramed Ltd.(“Oramed”), pursuant to which we issued a secured promissory note in the principal amount of $3.0 million. The loan bears interest at a rate of 15% per annum and is secured by a lien on our cash. The loan matures on May 14, 2026. The principal and interest under the note are convertible into ordinary shares at a $0.45 per share, subject to limitations described therein. The note contains customary representations, covenants and events of default for transactions of this type, including limitations on additional indebtedness, liens, guarantees, mergers, asset sales, investments and related party transactions. Following an event of default, Oramed may accelerate all obligations, impose a default interest rate and exercise other rights and remedies available under the note or applicable law. In addition, under certain circumstances described in the note, we may be required to pay Oramed a termination fee of $500,000 under certain circumstances.

F - 22